Exhibit 10.50
STOCK PURCHASE AGREEMENT
dated as of
January 18, 2007
by and among
THE NAMED SELLERS,
COLGAN AIR, INC.
and
PINNACLE AIRLINES CORP.

i

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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is made and entered into as of January 18, 2007, by and among the Persons named as Sellers on the signature pages hereof (“Sellers”); Colgan Air, Inc., a Virginia corporation (“Company”); and Pinnacle Airlines Corp., a Delaware corporation (“Buyer”). The capitalized terms used in this Agreement are listed in Section 14 and are defined therein when they are not defined elsewhere in this Agreement.
     Introduction. Sellers desire to sell, and Buyer desires to purchase, all outstanding shares of capital stock of Company (the “Shares”) for the consideration, on the terms, and subject to the conditions set forth in this Agreement. Company has joined in this Agreement for the specific purposes stated herein and is an indispensable party hereto, as Buyer would not purchase the Shares from Sellers but for the participation of Company in the Transactions, and Company hereby acknowledges the receipt, adequacy and legal sufficiency of good and valuable consideration for its participation, including the benefits inuring to it from the consummation of the Transactions. Based on the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Sale and Transfer of Shares. On the terms and subject to the conditions set forth in this Agreement, Sellers shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Sellers, at the Closing.
     2. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Shares (the “Purchase Price”) shall be $20,000,000 adjusted by the Adjustment Amount. The Purchase Price, without regard to the Adjustment Amount or any Net Seller’s Debt as contemplated in Sections 3 and 4(mm), respectively, shall consist of the following:
          (a) a total of $10,000,000 in cash (the “Cash Consideration”) payable by Buyer to Paying Agent (for the benefit of each of Sellers in the respective amounts set forth in Schedule 2) by wire transfer of immediately available federal funds to an account specified by Sellers’ Representative in writing to Buyer at least two Business Days before the Closing Date; and
          (b) a total of $10,000,000 in original principal amount of a non-negotiable promissory note delivered to Sellers’ Representative payable by Buyer to Sellers (with payment deliverable to Paying Agent in accordance with the terms of the Paying Agent Agreement) in substantially the form of Exhibit 2(b) (the “Promissory Note”), with the Promissory Note being secured by a pledge of all the Shares sold by Sellers.
Each of Sellers acknowledges that (i) payment of the Cash Consideration to Paying Agent, (ii) the delivery of the Promissory Note to Sellers’ Representative, and (iii) payment to Paying Agent of all amounts due under the Promissory Note, constitutes full payment of the consideration due to each of Sellers for their respective Shares for the benefit of all Sellers.
     3. Adjustment of Purchase Price.
          (a) Adjustment Amount. As used in this Agreement, the “Adjustment Amount,” which may be a positive or negative number, shall be determined in accordance with the following equation:
AA = $25,000 x OI — $10,600,000
$100,000

where —
AA = the Adjustment Amount; and
OI = the aggregate ordinary income to Sellers for federal
income Tax purposes from the sale of the Shares to Buyer based on the reporting of such transaction as a deemed asset sale
under Section 338(h)(10) of the Code.
          (b) Determination of Adjustment Amount. As soon as practicable after the Closing Date, and in any event not later than 90 days after the Closing Date, Company shall prepare and submit to Sellers (1) unaudited financial statements of Company (the “Closing Date Financial Statements”) consisting of a balance sheet as of the Closing Date (the “Closing Date Balance Sheet”) and a statement of operations for the year ended December 31, 2006 and the short period ending with the Closing Date in 2007, which shall be certified by an officer of Company as fairly representing the financial condition of Company as of the Closing Date and the results of operations of Company for the period then ended, subject to any infirmities in the Financial Statements and in the methodology used to produce them which are also used to produce the Closing Date Financial Statements, and (2) a valuation of the assets of Company as of the Closing Date (the “Closing Date Asset Valuation”), which shall be prepared by an independent third party and shall be certified by an officer of Company as fairly representing the value of Company’s assets as of the Closing Date. As soon as practicable after receipt of both the Closing Date Financial Statements and Closing Date Asset Valuation, but in any event not later than 90 days after the receipt thereof, Sellers shall prepare and submit to Buyer a written statement, including supporting work papers, setting forth in reasonable detail Sellers’ calculation of the Adjustment Amount (the “Sellers’ Statement”). If, within 30 days after Buyer’s receipt of Sellers’ Statement, Buyer has not given Sellers a written notice of its objection to the calculation of the Adjustment Amount set forth in Sellers’ Statement, then the Adjustment Amount set forth in Sellers’ Statement shall be final, binding and conclusive on Sellers and Buyer and shall be used by the parties to adjust the Purchase Price pursuant to Section 3(c). If, however, within 30 days after Buyer’s receipt of Sellers’ Statement, Buyer gives Sellers a written notice of its objection to the calculation of the Adjustment Amount set forth in Sellers’ Statement (the “Buyer’s Objection Notice”), which shall include a statement setting forth in reasonable detail the basis for Buyer’s objection, then Sellers and Buyer shall attempt in good faith to resolve the disputed issues with respect to the calculation of the Adjustment Amount. Buyer and Sellers shall provide each other, after the Closing, with access to any information necessary to calculate the Adjustment Amount or reasonably necessary to resolve disputed issues. If, within 30 days after Sellers’ receipt of Buyer’s Objection Notice, Sellers and Buyer resolve all of the disputed issues with respect to the calculation of the Adjustment Amount, then the Adjustment Amount, as agreed upon by Sellers and Buyer, shall be final, binding and conclusive on the parties and shall be used by them to adjust the Purchase Price pursuant to Section 3(c). If, however, within 30 days after Sellers’ receipt of Buyer’s Objection Notice, Sellers and Buyer fail to resolve all of the disputed issues with respect to the calculation of the Adjustment Amount, then Sellers and Buyer shall jointly submit the remaining disputed issues to the Neutral Accounting Firm (the “Joint Submission”) for resolution. In such event, Sellers and Buyer shall furnish or cause to be furnished to the Neutral Accounting Firm such documents, Records, work papers and other information relating to the disputed issues as the parties may choose or as the Neutral Accounting Firm may request. Sellers and Buyer shall use their respective Best Efforts to cause the Neutral Accounting Firm, after giving due consideration to the disputed issues, to prepare and deliver to Sellers and Buyer a written report setting forth and explaining its determination of each disputed issue and the resulting calculation of the Adjustment Amount within 60 days after the Neutral Accounting Firm’s receipt of the Joint Submission. The Neutral Accounting Firm’s determination of each disputed issue and its calculation of the Adjustment Amount shall be final, binding and conclusive on Sellers and Buyer and shall be used by the parties to adjust the Purchase Price pursuant to Section 3(c). Sellers and Buyer each shall be responsible for the payment of 50% of the fees and expenses of the Neutral Accounting Firm in performing such services.
          (c) Purchase Price Adjustment; Payment or Deduction of Adjustment Amount. Upon the final determination of the Adjustment Amount pursuant to Section 3(b), the Purchase Price shall be increased by the Adjustment Amount if it is a positive number and shall be decreased by the Adjustment Amount if it is a negative number. Sellers and Buyer shall use and report for all accounting, Tax and other purposes the Purchase Price as so adjusted by the Adjustment Amount. If the Adjustment Amount, as finally determined pursuant to Section 3(b), is a positive number, then within five Business Days after receipt of such final determination, Buyer shall pay the Adjustment Amount (together with interest thereon at the rate set forth in the Promissory Note for the period from the Closing Date through the date of payment) in cash to the Paying Agent. If the Adjustment Amount, as finally determined pursuant to Section 3(b), is a negative number, then within ten (10) Business Days after receipt of such final determination, Buyer shall, if the Promissory Note remains outstanding, (1) set-off and deduct the Adjustment Amount (together with interest thereon at the rate set forth in the Promissory Note for the period from the Closing Date through the last Business Day prior to the date of such set-off by Buyer) from the next maturing and (if necessary) any succeeding installments of the unpaid principal and interest of the Promissory Note, and (2) give a written notice to Paying Agent and Seller’s Representative of the effect of the set-off (both as to the set-off of the Adjustment Amount and interest) on the Promissory Note.
     4. Representations and Warranties of Sellers and Company. Sellers and Company jointly and severally represent and warrant to Buyer that, to the Knowledge of Sellers and Company:
          (a) Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the states and other jurisdictions listed in Schedule 4(a)-1, which comprise all of the states and other jurisdictions in which either the ownership or use of the assets and properties owned or used by Company, or the nature of the activities conducted by Company, requires such qualification. Company has no Subsidiaries and does not own any equity securities or other securities of any other Person. Schedule 4(a)-2 contains complete and accurate copies of the Governing Documents of Company as currently in effect. Neither Company nor its board of directors or shareholders has taken any action with respect to the dissolution of Company or the liquidation of its assets.
          (b) Power, Authority and Capacity. Sellers have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and all other documents to be executed and delivered by Sellers pursuant to this Agreement (this Agreement and such other documents are referred to collectively as the “Sellers’ Documents”) and to perform their obligations thereunder. Except as described in Section 4(w)(ii), Company has the absolute and unrestricted right, power and authority, in compliance with applicable Governmental Authorizations and Legal Requirements, to conduct its business as it is now being conducted, to own or use the assets and properties that it purports to own or use, to execute and deliver this Agreement and all other documents to be executed and delivered by Company pursuant to this Agreement (this Agreement and such other documents are referred to collectively as the “Company’s Documents”), and to perform its obligations thereunder.
          (c) Authorization. Sellers have taken any and all actions necessary to authorize the execution and delivery of Sellers’ Documents, the performance of their obligations thereunder, and the consummation of the Transactions. Company has taken or will have taken prior to Closing all actions necessary to authorize the execution and delivery of Company’s Documents, the performance of its obligations thereunder, and the consummation of the Transactions.
          (d) Enforceability. This Agreement has been executed and delivered by or on behalf of Sellers, constitutes a legal, valid and binding obligation of Sellers, and is enforceable against Sellers in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium and similar Legal Requirements affecting the enforceability of creditors’ rights in general or by general principles of equity. As of the Closing Date, the other Sellers’ Documents will be executed and delivered by or on behalf of Sellers, will constitute legal, valid and binding obligations of Sellers, and will be enforceable against Sellers in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar Legal Requirements affecting the enforceability of creditors’ rights in general or by general principles of equity. This Agreement has been executed and delivered by a duly authorized officer of Company, constitutes a legal, valid and binding obligation of Company, and is enforceable against Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium and similar Legal Requirements affecting the enforceability of creditors’ rights in general or by general principles of equity. As of the Closing Date, the other Company’s Documents will be executed and delivered by a duly authorized officer of Company, will constitute legal, valid and binding obligations of Company, and will be enforceable against Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar Legal Requirements affecting the enforceability of creditors’ rights in general or by general principles of equity.
          (e) Impediments. Neither the execution, delivery or performance of any of Sellers’ Documents or Company’s Documents nor the consummation of any of the Transactions will, directly or indirectly, with or without notice or lapse of time, (1) Breach any Governing Document of any Seller or Company or any resolution adopted by the board of directors or other governing body or the shareholders or other interest owners of any Seller or Company; (2) Breach, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which any Seller or Company is or may be subject; (3) Breach, or, subject to Section 4(f) below, give any Governmental Body the right to cancel, terminate, revoke, withdraw, suspend or modify, any Governmental Authorization that is held by Company or otherwise relates to its business or any of its assets and properties; (4) Breach any Company Contract; (5) cause Buyer or Company to become subject to, or liable for the payment of, any Tax other than due to the termination of Company’s election under Subchapter S of the Code as a result of the consummation of the Transactions; (6) result in the imposition or creation of any Encumbrance on or with respect to any of Company’s assets and properties; or (7) result in any shareholder of Company having the right to exercise dissenters’ appraisal rights or other similar rights.
          (f) Notices, Filings and Consents. Except as described in Schedule 4(f), Sellers and Company are not required to give any notice to, make any filing with, or obtain any Consent from, any Governmental Body, any other party to a Company Contract, or any other Person in connection with the execution, delivery and performance of any of Sellers’ Documents or Company’s Documents or the consummation of any of the Transactions (including, without limitation, the purchase and sale of the Facilities contemplated by Section 6 hereof) All such notices and filings as to which the failure to have made prior to Closing would have a material adverse effect on the operations, financial condition or prospects of Company or on its legal standing (“Material Notices”) have been made, and all Consents as to which the failure to have obtained prior to Closing would have a material adverse effect on the operations, financial condition or prospects of Company or on its legal standing (“Material Consents”) have been obtained.

          (g) Capitalization. The authorized capital stock of Company consists of only 1,000 shares of common stock, no par value, of which only 600 shares are outstanding and constitute the Shares. Sellers are the record holders and beneficial owners of the Shares, free and clear of all Encumbrances. Schedule 4(g) contains a complete and accurate list of the names of Sellers and the respective numbers of Shares that they own. There are no outstanding (1) securities of Company other than the Shares, (2) options, warrants or other rights to acquire any capital stock or other securities of Company, or (3) securities that are convertible into or exchangeable for any capital stock or other securities of Company. Except for this Agreement, there are no Contracts or commitments relating to the issuance, sale or transfer of the Shares or any other capital stock or other securities of Company. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the Shares was issued in Breach of the Securities Act or any other Legal Requirement or the preemptive rights or other similar rights of any shareholder of Company. Except for a Securities Act restrictive legend, no legend or other reference to any purported Encumbrance appears on any certificate representing the Shares. Company has not granted, and no Person has, any registration rights with respect to any of the Shares. Company does not own, or have any right or obligation to acquire, any capital stock or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Except for dividends and distributions to Sellers to permit Sellers to pay when due the Tax owed by Sellers attributable to the operation of Company resulting from Company’s election to be taxed under Subchapter S of the Code, since December 31, 2005, Company has not (1) declared or paid any dividend or other distribution in respect of any capital stock of Company, (2) purchased, redeemed, retired or otherwise acquired any capital stock of Company, or (3) committed to, or taken any other action with respect to, any of the foregoing actions.
          (h) Financial Statements. Schedule 4(h) sets forth (1) audited financial statements of Company consisting of the balance sheets as of December 31, 2004 and 2005, the statements of operations, statements of shareholders’ equity, and statements of cash flows for the years then ended, the notes thereto, and the Accounting Firm’s unqualified audit report thereon (collectively, the “Audited Financial Statements”), and (2) unaudited financial statements of Company, prepared in accordance with GAAP and consisting of the balance sheet as of June 30, 2006 (the “Interim Balance Sheet”), the statement of operations, statement of shareholders’ equity, and statement of cash flows for the six months then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present the financial condition of Company as of the respective dates thereof and the results of operations and cash flows of Company for the respective periods then ended, all in accordance with GAAP, subject only, in the case of the unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which, if presented, would not differ materially from those included with the audited financial statements). The Financial Statements reflect the consistent application of GAAP throughout the periods involved, subject only to the foregoing qualifications for the unaudited financial statements. The Financial Statements were prepared from and are in accordance with the books of account and other accounting and financial Company Records. The Accounting Firm are independent certified public accountants within the meaning of Regulation S-X under the Exchange Act. Company had a net loss of $3,913,744 for the year ended December 31, 2005.
          (i) No Undisclosed Liabilities. Except as disclosed on Schedule 4(i), Company has no Liability except for the Liabilities reflected or reserved against in the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Company since the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”), and has paid or otherwise satisfied all of such current Liabilities as are due in the Ordinary Course of Business of Company; provided however (without limiting Sellers’ indemnification obligation due to any noncompliance or Breach), that (1) Company is from time to time noncompliant with payment terms of Material Company Contracts, but (2) Company has not been declared in breach of, nor has Company received written notice of any intention by another party to any Material Company Contract to declare Company in Breach of, any Material Company Contract as a result of such noncompliance.
          (j) Company Records. The books of account, minute books, stock record books, and other Company Records, all of which Company has made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The books of account and other Company Records accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Company. The minute books of Company contain accurate and complete Records of all meetings held of, and corporate actions taken by, the board of directors, its committees (if any), and the shareholders of Company, provided that certain corporate resolutions relating to financing matters are maintained with the corporate records of such financings, and (not by way of limiting Sellers’ obligation to disclose to Buyer all existing financing arrangements of Company) subject to the limitation that corporate resolutions were adopted only when required by Lenders. Company is in possession of all of Company Records.
          (k) Internal Accounting Controls. Company maintains a system of internal accounting controls that it reasonably believes is sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit the preparation of annual financial statements in conformity with GAAP or any other criteria applicable to such financial statements and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.
          (l) Sufficiency of Assets. Except for assets and properties disposed of after the date of this Agreement in the Ordinary Course of Business of Company, Company will own or have the right to use after the Closing all of the assets and properties that it owns or has the right to use on the date of this Agreement. Company’s assets and properties are sufficient for the continued conduct of Company’s business after the Closing in the same manner as it is conducted before the Closing.
          (m) Title and Encumbrances. Company owns good and, except as to the Non-Titled Assets, transferable title to all of the assets and properties of every kind, character and description, whether tangible or intangible, real, personal or mixed, and known or unknown, and wherever located, that it purports to own or are reflected as being owned in Company Records, including all of the assets and properties reflected in the Interim Balance Sheet other than those that have been disposed of in the Ordinary Course of Business of Company since the Interim Balance Sheet Date or as otherwise permitted by this Agreement, free and clear of all Encumbrances other than those described in Schedule 4(m).
          (n) Real Property. Company has delivered to Buyer complete and accurate copies of all purchase Contracts, Leases, warranty deeds, title abstracts, title opinions, surveys, mortgages, deeds of trust, and warranties in its possession relating to the Real Property. Schedule 4(n) contains a complete and accurate list and summary description of all of the Real Property, including the legal description, street address or location, and tax parcel identification number of each parcel of land (however, as to leased property, only to the extent such tax parcel identification information is available to Company without undue effort), and a designation as to whether such parcel is owned or leased by Company. Each building, structure, fixture and improvement included in the Real Property is in good operating condition and repair, and adequate for the use to which it is being put by Company. No building, structure, fixture or improvement included in the Real Property is in need of maintenance or repair, except for ordinary, routine maintenance and repairs in the Ordinary Course of Business of Company that, individually and in the aggregate, are not material in nature or cost. Company is in possession of all of the Real Property.
          (o) Tangible Personal Property. Except as described in Schedule 4(o)-1, Company has delivered to Buyer complete and accurate copies of all purchase Contracts, Leases, bills of sale, certificates of registration, certificates of title, and warranties in its possession relating to the Tangible Personal Property. Schedule 4(o)-2 contains complete and accurate lists and summary descriptions of the following items of Tangible Personal Property, including a designation as to whether each such item is owned or leased by Company: (A) all aircraft and related engines and propellers; (B) all motor vehicles, whether or not certificated; and (C) all spare parts (limited to those spare parts as to which information is contained in Company’s books and records on an individual part basis) with an individual value reflected on the Interim Balance Sheet and elsewhere in Company Records in excess of $10,000. Each item of Tangible Personal Property is in good operating condition and repair, and adequate for the use to which it is being put by Company, other than those items that are not functional and are held by Company solely for the purpose of providing spare parts. None of the Tangible Personal Property is in need of maintenance or repair, except for ordinary, routine maintenance and repairs in the Ordinary Course of Business of Company that, individually and in the aggregate, are not material in nature or cost. Company is in possession of all of the Tangible Personal Property, except for (A) ground support equipment in the possession of other aircraft carriers or Third-Party ground support contractors and (B) such items of Tangible Personal Property (including, without limitation, aircraft engines, propellers and other aircraft parts) as are in the possession of Company’s vendors for overhaul or repair, for which records of such Third-Party possession are maintained by Company.
          (p) Inventory. Except for (1) Inventory acquired by Company in a Bankruptcy Acquisition, (2) Inventory relating to aircraft that are no longer used by Company, and (3) Inventory identified as obsolete by Company with the written Consent of Buyer attached hereto, the Inventory is of a quality and quantity usable and saleable in the Ordinary Course of Business of Company. The Inventory has been valued on the Interim Balance Sheet and elsewhere in Company Records in accordance with GAAP applied on a consistent basis. The Inventory purchased by Company since the Interim Balance Sheet Date was purchased in the Ordinary Course of Business of Company at a cost not exceeding the market prices thereof prevailing at the time of purchase. Other than Inventory purchased from Capital Aviation, Company has not purchased any Inventory from any Seller or any Related Person of Sellers or of Company. Company is in possession of all of the Inventory, except for such items of Inventory (including, without limitation, aircraft engines, propellers and other aircraft parts) as are in the possession of Company’s vendors for overhaul or repair, for which records of such Third-Party possession are maintained by Company.
          (q) Accounts Receivable. Schedule 4(q)-1 contains a complete and accurate list of the aggregate dollar amounts of all Accounts Receivable in each of the following aging categories (current, 1-30, 31-60, 61-90, 91-180, 181-365, and more than 365 days past due) as of the Interim Balance Sheet Date and a summary description of each Account Receivable that was more than 90 days past due as of the Interim Balance Sheet Date. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Company in the Ordinary Course of Business. Except for the Accounts Receivable from Company’s pilots who have not fulfilled their training Contracts, all Accounts Receivable are fully collectible, net of the respective reserves reflected in the Interim Balance Sheet or Company Records; provided, however, that the payors listed on Schedule 4(q)-2 are currently engaged in ongoing bankruptcy proceedings and collection of the Accounts Receivable from such payors is subject to the terms of the applicable bankruptcy proceedings and such payors’ continuing ability to pay their obligations. The reserves against the Accounts Receivable as of the Interim Balance Sheet Date are adequate and were calculated in a manner consistent with Company’s past practice. There is no contest, claim, defense or right of set-off under any Contract with any obligor of an Account Receivable relating to the amount or validity thereof.
          (r) Material Company Contracts. Company has delivered to Buyer complete and accurate copies of all Material Company Contracts. Schedule 4(r)-1 contains a complete and accurate list (with adequate contract-identifying information) of all Company Contracts (1) under which the remaining commitment or Liability by or to Company was in excess of $50,000 as of the Interim Balance Sheet Date, (2) that may not be terminated by Company, without penalty or other cost to Company, upon giving 90 days or less notice to the other party, (3) that were entered into or incurred other than in the Ordinary Course of Business of Company, (4) that by their terms require the other party’s Consent or are void or subject to termination upon a change in control of Company, (5) to which any shareholder, director, officer or employee of Company or any Related Person of any of the foregoing Persons is a party or under which any such Person has or may acquire any right or benefit or has or may become subject to any commitment or Liability, or (6) relating to any of the Intellectual Property (all of Company Contracts described in this sentence are referred to collectively as the “Material Company Contracts”). Each Material Company Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity. Except as described in Schedule 4(r)-2, Company is, and, subject to the following proviso, at all times has been, in full compliance with all applicable terms and requirements of each Material Company Contract; provided, however, that (1) Company is from time to time noncompliant with payment terms of Material Company Contracts, but (2) Company has not been declared in Breach of, nor has Company received written notice of any intention by another party to any Material Company Contract to declare Company in Breach of, any Material Company Contract as a result of such noncompliance. Each other Person that has any commitment or Liability under any Material Company Contract is, subject to the following proviso, in full compliance with all applicable terms and requirements of such Material Company Contract; provided, however, that other parties to Material Company Contracts may be noncompliant with payment terms of such Material Company Contracts as reflected in the Accounts Receivable. No event has occurred or circumstance exists that, with or without notice or lapse of time, would reasonably be expected to result in a Breach of any Material Company Contract. Company has not given to or received from any other Person any notice or other communication regarding any actual, alleged, possible or potential Breach of any Material Company Contract. No event has occurred or circumstance exists under or by virtue of any Material Company Contract that, with or without notice or lapse of time, may cause the imposition or creation of any Encumbrance on or with respect to any of Company’s assets and properties. Except as described in Schedule 4(r)-3, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any of the terms or conditions of any Material Company Contract. Each Material Company Contract was entered into in the Ordinary Course of Business of Company and without the commission of any act (alone or in concert with any other Person), or any consideration having been paid or promised, that is or would be in Breach of any Legal Requirement.
          (s) Intellectual Property. Schedule 4(s)-1 contains a complete and accurate list and summary description of all of the Intellectual Property. The Intellectual Property constitutes all of the intellectual property necessary for the continued conduct of Company’s business after the Closing in the same manner as it is conducted before the Closing. Except as described in Schedule 4(s)-2, Company has the right to use, without any payment to any other Person, all of the Intellectual Property. All of the Intellectual Property is valid and enforceable and is in compliance with all applicable Legal Requirements. None of the Intellectual Property (1) is infringed or has been challenged in any way; (2) infringes or is alleged to infringe any other intellectual property; or (3) has been or is now involved in any interference, infringement, opposition, invalidation or cancellation Proceeding, and no such action is Threatened with respect to any of the Intellectual Property.

          (t) Taxes. Company has made a valid election to be taxed under Subchapter S of the Code, and such election remains in full force and effect. Except as described in Schedule 4(t)-1, Company has filed or caused to be filed on a timely basis all material Tax Returns and all material reports with respect to Taxes that are or were required to be filed pursuant to all applicable Legal Requirements. Except as described in Schedule 4(t)-2, Company currently is not the beneficiary of any extension of time within which to file any Tax Return or report with respect to Taxes. All Tax Returns and reports with respect to Taxes filed by Company are true, correct and complete. Except as described in Schedule 4(t)-3, Company has paid, or made adequate provision for the payment of, all Taxes that have or may become due for all periods covered by the Tax Returns or otherwise (including with respect to those periods and jurisdictions set forth on Schedule 4(t)) or pursuant to any assessment received by Company with respect thereto. The charges, accruals and reserves with respect to Taxes not yet due that are reflected in the Interim Balance Sheet and elsewhere in Company Records are adequate as determined in accordance with GAAP and are at least equal to Company’s liability for such Taxes. There is no Tax-sharing agreement that will require any payment by Company after the date of this Agreement. All Taxes that Company is or was required by any Legal Requirement to withhold or collect have been duly withheld or collected and, to the extent so required, have been paid to the proper Governmental Body or other Person. Except as described in Schedule 4(t)-4, none of the Tax Returns of Company has been audited by any Governmental Body. Company has not given or been requested to give any waiver or extension of any statute of limitations relating to the payment of Taxes of Company or for which Company may be liable. There exists no proposed Tax assessment or deficiency against Company. There is no claim by, dispute with, or Proceeding involving any Governmental Body with respect to any Taxes payable by Company. No claim has been, is expected to be, made by any Governmental Body in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Encumbrance on or with respect to any of Company’s assets and properties that arose in connection with any failure or alleged failure to pay any Tax, and there is no basis for the assertion of any claim attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
          (u) Employee Benefits. Company has delivered to Buyer complete and accurate copies of all Employee Plan documents and summary descriptions of the Employee Plans. Schedule 4(u)-1 contains a complete and accurate list of all Employee Plans. Each Employee Plan document is in full compliance with all applicable Legal Requirements. Each Employee Plan is, and at all times has been, operated in full compliance with all applicable Legal Requirements and its Employee Plan document. Company is, and at all times has been, in full compliance with all Legal Requirements applicable to the Employee Plans. Except as described in Schedule 4(u)-2, full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods ending on or before the date hereof, and no accumulated funding deficiency or liquidity shortfall has been incurred with respect to any such Employee Plan. Except as described in Schedule 4(u)-3, there is no pending or Threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. The reserve reflected in the Interim Balance Sheet with respect to any Proceeding relating to any Employee Plan was adequate as of the Interim Balance Sheet Date, and there is no basis for any increase in such reserve as of the date hereof. The Transactions will not result in a Breach of, the assessment of any Tax or penalty under, or the imposition of any other Liability under, any Legal Requirement applicable to any Employee Plan.
          (v) Insurance. Company has delivered to Buyer complete and accurate copies, and Schedule 4(v)-1 contains a complete and accurate list, of all (1) insurance policies (i) to which Company is a party or under which Company has been covered at any time since December 31, 2001 or (ii) that are or have been maintained by Company and under which any of its directors, officers or employees is or has been covered at any time since December 31, 2001, and (2) pending applications by Company for an insurance policy, and (3) written statements (if any) by Company’s auditor, risk management advisor, insurance broker, or any other contractor with regard to the adequacy of the insurance coverage maintained by Company or its reserves for uninsured claims. Schedule 4(v)-2 contains a complete and accurate list and summary description of each self-insurance, risk-transferring or risk-sharing arrangement by or affecting Company. Schedule 4(v)-3 sets forth, by policy and policy year, for each policy year or portion thereof since December 31, 2000, a complete and accurate (1) summary of the loss experience under each insurance policy; (2) statement describing each claim under an insurance policy in an amount in excess of $10,000, which sets forth the name of the claimant, a description of the policy by insurer, type of insurance, and period of coverage, and the amount and a brief description of the claim; and (3) statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims. All insurance policies (i) to which Company is a party or that provide coverage to Company or (ii) that are maintained by Company and that provide coverage to any of its directors, officers or employees (1) are valid, outstanding and enforceable; (2) are issued by an insurer that is financially sound and reputable; (3) taken together, provide adequate insurance coverage for the assets and properties and the operations of Company and for Company’s directors, officers and employees for all risks to which Company and its directors, officers and employees normally are exposed; (4) are sufficient for compliance with all Legal Requirements and Company Contracts; (5) will continue in full force and effect following the consummation of the Transactions; and (6) except as described in Schedule 4(v)-4, do not provide for any retrospective premium adjustment or other experience-based Liability on the part of Company. Company has not received any (1) refusal of coverage, (2) notice that a defense will be afforded with a reservation of rights, or (3) except as described in Schedule 4(v)-5, notice of cancellation or other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder. Except as described in Schedule 4(v)-6, Company has paid all premiums due in the Ordinary Course of Business, and has otherwise performed all of its obligations, under each insurance policy to which it is a party or that provides coverage to Company or any of its directors, officers and employees. Company has given notice to the issuer of each insurance policy of all claims that may be insured thereby.
          (w) Governmental Authorizations.
               (i) Company has delivered to Buyer complete and accurate copies, and Schedule 4(w)-1 contains a complete and accurate list, of all Governmental Authorizations that are held by Company or otherwise relate to its business or any of its assets and properties. Each such Governmental Authorization is valid and in full force and effect. Except as described in Schedule 4(w)-2, Company is, and at all times has been, in full compliance with all applicable terms and requirements of each such Governmental Authorization. No event has occurred or circumstance exists that, with or without notice or lapse of time, would reasonably be expected to constitute or result in a Breach of any such Governmental Authorization by Company or result in the revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization. Subject to Section 4(y), Company has not received any notice or other communication from any Governmental Body or other Person regarding any actual, alleged, possible or potential Breach of any such Governmental Authorization by Company or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization that would reasonably be expected to have a material adverse effect on the business, assets, properties, personnel, operations, performance, financial condition or prospects of Company, taken as a whole. All applications required to have been filed for the continuation or renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings and communications required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. Except as described in Section 4(w)(ii), such Governmental Authorizations constitute all of the Governmental Authorizations necessary to permit Company to lawfully conduct its business in the manner that it currently conducts such business and to lawfully own and use its assets and properties in the manner that it currently owns and uses them.
               (ii) The Company currently conducts its business under and pursuant to the terms of that certain Franchise Agreement effective June 22, 2005 issued under Ordinance No. O-2005-35, as the same is recorded among the land records of Prince William County, Virginia as Instrument No. 200509200162007, pursuant to which the City of Manassas has issued to Colgan Associates a license to operate an aircraft related business at the Manassas Regional Airport (the “Airport”). Unless and until the Company obtains a franchise from the City of Manassas to operate its business at the Airport, the Company cannot operate its business at the Airport other than as a tenant of the holder of such a franchise.
          (x) Legal Requirements. Except as described in Schedule 4(x), and subject to Section 4(y), Company is, and at all times has been, in full compliance with all Legal Requirements that are or were applicable to Company, the conduct of its business, and the ownership or use of any of its assets and properties. No event has occurred or circumstance exists that, with or without notice or lapse of time, would reasonably be expected to constitute or result in a Breach of any Legal Requirement by Company or would reasonably be expected to give rise to any obligation on the part of Company to undertake or bear any or all of the costs of any remedial action of any nature under any Legal Requirement. Subject to Section 4(y), Company has not received any notice or other communication from any Governmental Body or other Person regarding any actual, alleged, possible or potential Breach of any Legal Requirement by Company or any actual, alleged, possible or potential obligation on the part of Company to undertake or bear any or all of the costs of any remedial action of any nature under any Legal Requirement that would reasonably be expected to have a material adverse effect on the business, assets, properties, personnel, operations, performance, financial condition or prospects of Company, taken as a whole.
          (y) Inspections and Investigations. Company is subject to periodic inspections, investigations, audits, monitoring and reviews by Governmental Bodies and other Persons (“Inspections and Investigations”). There are no pending Inspections and Investigations with respect to Company, and there are no results or findings from any past Inspections and Investigations, that would reasonably be expected to have a material adverse effect on the business, assets, properties, personnel, operations, performance, financial condition or prospects of Company, taken as a whole. Company has not received any notice or other communication from any Governmental Body or other Person regarding any Inspections and Investigations with respect to Company based upon any alleged illegal or improper activity on the part of Company that is planned or contemplated by such Governmental Body or other Person.
          (z) Proceedings. Except as described in Schedule 4(z), there is no pending Proceeding that (1) has been commenced by or against Company or otherwise relates to or would reasonably be expected to affect Company’s business or any of its assets and properties or (2) challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No such Proceeding has been Threatened and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Company has made available to Buyer complete and accurate copies of all pleadings, other documents and correspondence relating to each Proceeding described in Schedule 4(z). No Proceeding described in Schedule 4(z) would reasonably be expected to have a material adverse effect on the business, assets, properties, personnel, operations, performance, financial condition or prospects of Company, taken as a whole.

          (aa) Orders. Except (i) as disclosed on Schedule 4(aa) and (ii) for Orders that are generally applicable to companies engaged in the Business, Company is not subject to any Order that relates to Company’s business or any of its assets and properties. No director, officer, employee, contractor, consultant or agent of Company is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity, duty or practice relating to the business of Company.
          (bb) Employees. Schedule 4(bb)-1 contains a complete and accurate list of the following information for each employee of Company, including each employee on leave of absence or layoff status, as of December 31, 2006: name; job title; commencement date of employment; rate of compensation as of December 31, 2006; accrued but unused vacation, sick and personal leave as of December 31, 2006; and credited length of service as of December 31, 2006, for purposes of determining eligibility to participate and vesting under any Employee Plan. Schedule 4(bb)-2 contains a complete and accurate list of the following information for each former employee of Company as of December 31, 2006, who is receiving or will receive any post-employment benefits from Company: name; former job title; termination date of employment; and post-employment benefits. The employment of each employee of Company is “at will” and may be terminated by Company or such employee at any time for any or no reason, subject to applicable Legal Requirements. No director, officer, employee, contractor, consultant or agent of Company is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition, non-solicitation or proprietary rights agreement) that in any way adversely affects or will affect the performance of such Person’s duties for Company or the ability of Company to conduct its business. No director, officer, employee, contractor, consultant or agent of Company intends to terminate such Person’s employment or service with Company. Except as described in Schedule 4(bb)-3, neither Company nor any Related Person of Company has made, directly or indirectly, any written or oral representation to any former or current employee of Company promising or guaranteeing or otherwise concerning any employment, offer of employment, or terms of employment (including salary, wages and employee benefits) by Company after the Closing Date.
          (cc) Labor Relations. Company is not, and has not been, a party to any collective bargaining agreement or other labor Contract. No application or petition for an election of or for certification of a collective bargaining agent is pending or Threatened. Except as described in Schedule 4(cc), there is no pending or Threatened (1) strike, slowdown, picketing, work stoppage or employee grievance process by Company’s employees affecting Company or its premises, and no event has occurred or circumstance exists that would reasonably be expected to provide the basis for any such labor dispute; (2) union organizational activity involving any of Company’s employees; (3) except as set forth on Schedule 4(z), charge of discrimination against Company filed with the U.S. or any state Equal Employment Opportunity Commission or any comparable Governmental Body; or (4) except as set forth on Schedule 4(z), Proceeding against or affecting Company relating to any actual or alleged Breach by Company of any Legal Requirement pertaining to labor relations or employment matters. There is no lockout of any employees by Company, and no such action is contemplated by Company. Company is, and at all times has been, in full compliance with all applicable Legal Requirements relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of Social Security and similar Taxes, occupational safety and health, plant closings, and other labor relations or employment matters. Except as described in Schedule 4(cc), Company has no Liability for the payment of any compensation (other than unemployment compensation in the Ordinary Course of Business), Damages, Taxes or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements, nor is any Proceeding described in Schedule 4(z) relating to labor relations matters reasonably likely to result, in the event of a finding adverse to Company, in any material Liability to Company.

          (dd) Certain Relationships. Except as described in Schedule 4(dd), none of Sellers, their respective Related Persons nor any Related Persons of Company (1) has any direct or indirect interest in Company’s business or any of its assets and properties (other than any indirect interest arising from such Person’s ownership interest in Company (if any)), (2) has any direct or indirect business dealing or financial interest in any transaction with Company, (3) is a party to or is bound by any Company Contract, (4) is engaged in competition with Company with respect to Company’s business in any market served by Company, or (5) has any claim or right against Company.
          (ee) Certain Payments. None of Sellers, Company, and their respective Related Persons has, directly or indirectly, in connection with Company’s business, (1) made any contribution, gift in excess of $150, bribe, rebate, payoff, influence payment, kickback or other payment to any Person (private or public), regardless of form, whether in money, property or services, (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or pay for special concessions already obtained for or in respect of Company, or (D) in Breach of any Legal Requirement; or (2) established or maintained any fund or asset that has not been recorded in Company Records.
          (ff) Absence of Certain Changes and Events. Since the Interim Balance Sheet Date, Company has conducted its business only in the Ordinary Course of Business, and, except as described in Schedule 4(ff), there has not been any:
               (1) material adverse change in the business, assets, properties, personnel, operations, performance, financial condition or, except for general market conditions, prospects of Company, taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change;
               (2) extension, renewal, discontinuance, termination or other material adverse change in Company’s relationship with any provider of products or services to Company for use in its business other than in the Ordinary Course of Business, or any indication to Company that any such change is Threatened or forthcoming;
               (3) change in the authorized or issued capital stock of Company; change in the ownership of any such outstanding capital stock; grant of any option, warrant or other right to purchase any such capital stock; issuance of any security convertible into or exchangeable for any such capital stock; grant of any registration rights with respect to any such capital stock; declaration or payment of any dividend or other distribution in respect of any such capital stock; or purchase, redemption, retirement or other acquisition by Company of any such capital stock;
               (4) amendment of any Governing Document of Company, or corporate action taken by the board of directors or the shareholders with respect to any such amendment;
               (5) payment or provision by Company of any salary, bonus, benefits or other compensation for any director, officer or employee of Company other than in the Ordinary Course of Business, or increase in any such compensation other than salary adjustments made in the Ordinary Course of Business and consistent with past practices;
               (6) adoption, amendment or termination of, or increase in the benefits provided under, any Employee Plan other than in the Ordinary Course of Business;

               (7) entry into, or amendment or termination (or receipt of any notice of termination) of, any Company Contract or transaction involving a remaining commitment or Liability by or to Company in excess of $50,000;
               (8) entry into, or amendment or termination (or receipt of any notice of termination) of, any Company Contract or transaction other than in the Ordinary Course of Business of Company;
               (9) entry into, amendment or termination (or receipt of any notice of termination) of, or increase in the remaining commitment or Liability by Company under, any Company Contract to which any shareholder, director or officer of Company or, to the Knowledge of Sellers, Senator Colgan and Company, any employee, contractor, consultant or agent of Company or any Related Person of any shareholder, director or officer of Company is a party or under which any such Person has or may acquire any right or benefit or has or may become subject to any commitment or Liability;
               (10) sale, lease or other disposition of any of Company’s assets and properties other than in the Ordinary Course of Business of Company;
               (11) imposition or creation of any Encumbrance on or with respect to, any of Company’s assets and properties, other than Permitted Encumbrances;
               (12) damage to or destruction of any assets or properties of Company with an value reflected on the Interim Balance Sheet and elsewhere in Company Records in excess of $50,000, other than routine wear and tear;
               (13) claim asserted or, except as described in Schedule 4(z), Proceeding commenced against Company which, if determined adversely to Company, will, or would reasonably be expected to, have a material adverse effect on the business, assets, properties, personnel, operations, performance, financial condition or prospects of Company, taken as a whole;
               (14) cancellation or waiver of any claims or rights with an value to Company in excess of $50,000;
               (15) change in any of the accounting methods, significant accounting policies, or critical accounting estimates used by Company in the preparation of its financial statements other than Company’s transitioning of its accounting, recordkeeping and parts inventory processes to a new software system (the “Accounting System Transition”);
               (16) disbursements (whether for goods or services or otherwise) and distributions to Sellers except as consistent with its prior practice and necessary for the conduct of its business or as contemplated by this Agreement;
               (17) failure to use its Best Efforts to (A) preserve its current business organization, (B) keep available the services of its employees, contractors, consultants and agents, and (C) maintain its relations and goodwill with its suppliers, customers, landlords, creditors, employees, contractors, consultants, agents and other Persons having business relationships with Company;
               (18) failure to maintain its assets and properties in a condition and state of repair consistent with the Ordinary Course of Business of Company; or

               (19) any decision made or any action taken that will, or would reasonably be expected to, have a material adverse effect on Company or its business, assets, properties, personnel, operations, performance, financial condition or prospects that has not been disclosed to Buyer in writing prior to Closing.
          (gg) No Brokers or Finders. None of Sellers, Company, and their respective Related Persons has incurred any Liability for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with any of the Transactions, other than in the Ordinary Course of Business.
          (hh) Securities Legal Requirements. Each Seller is acquiring such Seller’s interest in the Promissory Note for such Seller’s own account for investment purposes and not with a view to the distribution of the Promissory Note, as contemplated in Section 2(11) of the Securities Act, in Breach of applicable Legal Requirements relating to the offer and sale of securities. No Seller has any present intention of selling or otherwise disposing of such Seller’s interest in the Promissory Note except in accordance with applicable Legal Requirements. Each Seller is aware that no Governmental Body has made any finding or determination as to the fairness of an investment in the Promissory Note or any recommendation or endorsement with respect thereto. Each Seller recognizes that an investment in the Promissory Note involves a high degree of risk. Each Seller has had an opportunity to ask Buyer questions concerning Buyer and the Promissory Note and has received satisfactory answers to such questions. Each Seller has had an opportunity to obtain and review all information concerning Buyer and the Promissory Note that such Seller has requested. Each Seller acknowledges, understands and agrees that the Promissory Note has not been registered under the Securities Act or applicable state securities laws and will be subject to certain restrictions on its transferability in order to comply with applicable Legal Requirements relating to the offer and sale of securities.
          (ii) Nondisclosure Agreements. Company from time to time receives inquiries and offers from Persons seeking to establish a business relationship with Company. Company may be or become a party to confidentiality or nondisclosure agreements with such Persons that prohibit Company from disclosing the existence or terms of such inquiries or offers or the identity of such inquiring or offering Persons to other Persons, including, without limitation, Buyer (the “Nondisclosure Agreements”). Company has not incurred, and will not incur, any monetary Liability to any Person in connection with the inquiries and offers giving rise to the Nondisclosure Agreements. The Nondisclosure Agreements do not and will not interfere with Company’s conduct of its business and do not provide for the imposition of any monetary Liability (including, without limitation, any Liability for the payment of a termination or break-up fee, expense reimbursement, or any other amount) upon Company as a consequence of the negotiation of or entry into this Agreement, the consummation of the Transactions, or any other action by Company or any of its Related Persons relating to any of the foregoing.
          (jj) Disclosure. No representation or warranty or other statement made by Sellers and Company in this Agreement or otherwise in connection with the Transactions contains any untrue statement or omits to state a material fact necessary to make any such statement, in light of the circumstances in which it was made, not misleading. Except as described in Schedule 4(jj), none of Sellers or Company has any Knowledge of any fact or circumstance that will, or would reasonably be expected to, have a material adverse effect on the business, assets, properties, personnel, operations, performance, financial condition or prospects of Company, taken as a whole, that has not been set forth in this Agreement or its schedules.
          (kk) Actual or Potential Breaches by Buyer. Except as described in Schedule 4(kk), Sellers and Company have no Knowledge of (1) any Breach of any representation, warranty or covenant made by Buyer in this Agreement or (2) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach.

          (ll) Review and Certification by Reviewing Personnel.
               (1) Subject to Section 4(ll)(2) below, prior to the Closing Date, (i) Company caused, and Sellers have caused Company to cause, the Persons listed on Schedule 4(ll) (the “Reviewing Personnel”) to review the representations and warranties of Sellers and Company contained in this Section 4, together with the schedules to this Section 4 as they existed at the time of their review, and (ii) Company requested, and Sellers have caused Company to request, each of the Reviewing Personnel to execute and deliver to Company, which Company is delivering to Buyer at the Closing, a certificate stating whether or not such Reviewing Personnel has Knowledge, and disclosing any such Knowledge, of (A) any Breach of any such representation or warranty made by Sellers and Company, (B) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach, or (C) any other fact or circumstance that would give rise to an indemnity claim by Buyer under Section 13 (collectively, the “Reviewing Personnel Certificates”). Each of the Reviewing Personnel had adequate time (at least three days) to conduct such review and contemplate the implications of the representations and warranties, and none of the Reviewing Personnel Certificates was executed more than one day prior to the Closing Date.
               (2) If any Reviewing Personnel has failed or refused to execute and deliver a Reviewing Personnel Certificate, Sellers and Company have authorized such Reviewing Personnel to communicate fully and accurately with Buyer prior to Closing about the reasons for the individual’s refusal to deliver such certificate.
          (mm) Payment of Amounts Owed by or to Certain Persons. Except with respect to Senator Colgan’s Debt, which shall be satisfied after Closing in accordance with Section 12(j) hereof, Sellers have paid, and Sellers and Company have caused their respective Related Persons to have paid, in full to Company before the Closing Date any and all amounts that such Persons owe to Company, and Company has paid in full to Sellers and such Related Persons before the Closing Date any and all amounts that Company owes to Sellers and such Related Persons for goods and services actually received by Company, pursuant to complete and accurate documentation timely provided to Buyer prior to Closing, in each case whether representing indebtedness or accounts payable or otherwise, whether or not reduced to writing in notes or other Contracts, and whether or not then due (other than amounts owed by Company on agreements, leases and open accounts established and incurred in the Ordinary Course of Business which, by their terms, are not then due). Notwithstanding the foregoing, if on the Closing Date a Seller owes a net amount to Company which should have been paid pursuant to this Section 4(mm) (the “Net Seller’s Debt”), at the Closing Buyer shall set off and deduct the Net Seller’s Debt from such Seller’s portion of the Cash Consideration payable pursuant to Section 2(a) and shall apply the amount of such set-off against and in satisfaction of the Net Seller’s Debt.
          (nn) Distributions to Sellers for Payment of Taxes. Prior to the Closing Date, Company has developed (in good faith and in consultation with Buyer) and timely delivered to Buyer a reasonable estimate of Sellers’ aggregate Liability for Taxes attributable to the operations of Company for the period beginning on January 1, 2006, and ending on the Closing Date caused by the flow through of income and deductions to Sellers from Company due to Company’s election to be taxed under Subchapter S of the Code, which aggregate Tax Liability was calculated assuming a Tax rate of approximately 41%. On or before the Closing Date, Company has distributed to each Seller a sum equal to each Seller’s prorata (based on Share holdings) amount of such estimated aggregate Tax Liability (which, as to some Sellers, may exceed, but shall in no event be less than, such Seller’s actual Tax liability) attributable to the operations of Company for such period.
     5. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers and Company that, to the Knowledge of Buyer:

          (a) Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
          (b) Power and Authority. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Buyer pursuant to this Agreement (this Agreement and such other documents are referred to collectively as the “Buyer’s Documents”) and to perform its obligations thereunder.
          (c) Authorization. Buyer has taken all actions necessary to authorize the execution and delivery of Buyer’s Documents, the performance of its obligations thereunder, and the consummation of the Transactions.
          (d) Enforceability. This Agreement has been executed and delivered by a duly authorized officer of Buyer, constitutes a legal, valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium and similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity. As of the Closing Date, the other Buyer’s Documents will be executed and delivered by a duly authorized officer of Buyer, will constitute legal, valid and binding obligations of Buyer, and will be enforceable against Buyer in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity.
          (e) Impediments. Neither the execution, delivery or performance of any of Buyer’s Documents nor the consummation of any of the Transactions will, directly or indirectly, with or without notice or lapse of time, (1) Breach any Governing Document of Buyer or any resolution adopted by the board of directors or the shareholder of Buyer; (2) Breach, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which Buyer is or may be subject; (3) Breach, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or otherwise relates to Buyer’s business or any of its assets and properties; or (4) Breach any Contract to which Buyer is a party or by which it is bound.
          (f) Notices, Filings and Consents. Except as described in Schedule 5(f), Buyer is not required to give any notice to, make any filing with, or obtain any Consent from, any Governmental Body, any other party to a Contract to which Buyer is a party or by which it is bound, or any other Person in connection with the execution, delivery and performance of Buyer’s Documents or the consummation of the Transactions.
          (g) Securities Legal Requirements. Buyer is acquiring the Shares for its own account for investment purposes and not with a view to the distribution of the Shares, as contemplated in Section 2(11) of the Securities Act, in Breach of applicable Legal Requirements relating to the offer and sale of securities. Buyer has no present intention of selling or otherwise disposing of the Shares except in accordance with applicable law. Buyer is aware that no Governmental Body has made any finding or determination as to the fairness of an investment in the Shares or any recommendation or endorsement with respect thereto. Buyer recognizes that an investment in the Shares involves a high degree of risk. Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Shares and protecting Buyer’s interests in connection with such investment. Buyer is able to bear the economic risk of an investment in the Shares, including the risk of total loss of such investment. Buyer acknowledges, understands and agrees that the Shares have not been registered under the Securities Act or applicable state securities laws and will be subject to certain restrictions on their transferability in order to comply with applicable Legal Requirements relating to the offer and sale of securities.
          (h) Proceedings. There is no pending Proceeding that has been commenced against Buyer and challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of Buyer, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.
          (i) No Brokers or Finders. Neither Buyer nor any of its Related Persons has incurred any Liability for any brokerage or finder’s fee, agent’s commission, or other similar payment in connection with any of the Transactions.
          (j) Absence of Certain Changes and Events. Since the date of Buyer’s most recent filing with the SEC, and except as disclosed in its SEC filings or as described in Schedule 5(j), there has not been any:
               (1) material adverse change in the business, assets, properties, personnel, operations, performance, financial condition or, except for general market conditions, prospects of Buyer, taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change; or
               (2) claim asserted or Proceeding commenced against Buyer which, if determined adversely to Buyer, will, or would reasonably be expected to, have a material adverse effect on the business, assets, properties, personnel, operations, performance, financial condition or prospects of Buyer, taken as a whole.
          (k) Financial Capacity. Buyer has the financial capacity to consummate the Transactions and to perform all of its obligations hereunder and under the Promissory Note (including, without limitation, making all required payments of principal and interest under the Promissory Note) without incurring, or causing Company to incur, any Third-Party indebtedness other than as evidenced by the Promissory Note.
          (l) Knowledge of the Business. Buyer is generally knowledgeable concerning the business of providing air transportation of passengers and freight on a commercial or charter basis in the United States of America (the “Business”). Buyer is generally aware that Company, like others engaged in the Business, is subject to substantial risks, including, without limitation, the risks that there may be (1) financial instability among Company’s code-share partners; (2) an inability of Company to obtain all of the aircraft, engines, parts or related maintenance and support services that it may require from Third-Party suppliers; (3) adverse effects on Company’s prospects in the event of an accident or incident involving its aircraft; (4) increased competition in the national or regional airline industries; (5) changes in the Legal Requirements applicable to Company; and (6) adverse effects on the airline industry generally as a result of world events.
          (m) Accounting Matters. Sellers and Company have informed Buyer that Company does not customarily prepare unaudited interim financial statements that are reviewed by independent certified public accountants, and that, accordingly, Company’s preparation of the Interim Balance Sheet and related interim financial statements in form and substance suitable for review by the Accounting Firm for purposes of issuing its review report thereon has required and will require that Company employ certain accounting methods and practices designed to ensure proper, thorough, accurate results which are not ordinarily employed in the preparation of Company’s interim financial statements. Sellers and Company have informed Buyer that Company is engaged in the Accounting System Transition.
          (n) Certain Tangible Personal Property. Sellers and Company have informed Buyer that certain unspecified items of Tangible Personal Property (1) have been acquired by Company in bulk-purchase transactions and may not have been individually titled, (2) are motor vehicles that Company maintains solely for use off the public roadways, for which the Department of Motor Vehicles has not issued title documents, or (3) have been acquired by Company through Third-Party bankruptcy proceedings (a “Bankruptcy Acquisition”), for which the only evidence of title is an Order of a bankruptcy court (the items of Tangible Personal Property described in clauses (1), (2) and (3) are referred to collectively as the “Non-Titled Assets”). Sellers and Company have informed Buyer that certain unspecified items of Tangible Personal Property have been acquired and/or are retained by Company solely for use as spare parts inventory or may represent non-usable property acquired through a Bankruptcy Acquisition.
          (o) Certain Employee Plans. Sellers and Company have informed Buyer that certain unspecified retrospective premium adjustments or other experience-based Liabilities relating to periods prior to the Closing Date may be imposed on Company after the Closing Date under its self-insured medical plan and workmen’s compensation insurance.
          (p) Promissory Note. Issuance of the Promissory Note will not constitute a Breach of the Securities Act, any other applicable Legal Requirement, or the preemptive rights or other similar rights of any shareholder of Buyer.
          (q) Disclosure. No representation or warranty or other statement made by Buyer in this Agreement or otherwise in connection with the Transactions contains any untrue statement or omits to state a material fact necessary to make any such statement, in light of the circumstances in which it was made, not misleading.
          (r) Actual or Potential Breaches by Sellers and Company. Except as described in Schedule 5(r), Buyer has no Knowledge of (1) any Breach of any representation, warranty or covenant made by Sellers and Company in this Agreement or (2) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach (including, without limitation, any Breach of Seller’s and Company’s representations in Section 4(jj)).
          (s) Payment of Certain Charitable Contributions. Sellers and Company have informed Buyer that Company may have made charitable contributions prior to the Closing to the Persons and in the amounts set forth in Schedule 5(s).
     6. Purchase of Facilities.
          (a) Facilities Purchase Agreement. Simultaneously herewith, Buyer and Colgan Associates have executed a contract (the “Facilities Purchase Agreement”), providing for the purchase by Buyer or its nominee (the “Facility Purchaser”) from Colgan Associates of Hangar 1 and Company’s headquarters complex located at 10677 Aviation Lane in Manassas, Virginia (the “Hangar 1 and Headquarters Facility”), Hangar 2 located at 10677 Aviation Lane in Manassas, Virginia (the “Hangar 2 Facility”), and a 20,000-gallon jet fuel tank located at the Manassas Regional Airport (the “Fuel Tank”) (individually a “Facility” and collectively the “Facilities”).
          (b) Closing of Facilities Purchases. The purchases of the Facilities shall close as soon as practicable after the satisfaction of all closing conditions set forth in the Facilities Purchase Agreement, all in accordance with the terms and provisions thereof, but in no event later than the outside closing date set forth therein (the “Outside Closing Date”). Subject to Section 6(c), during the period prior to the closing of the Facilities purchases and in the event that a closing condition cannot ultimately be met, Buyer shall cause Company to ratify and fully perform the existing leases with Colgan Associates (collectively, the “Company Leases”).
          (c) Failure to Close. In the event that (i) Buyer and Colgan Associates, after reasonable and good faith attempt and of no fault of Buyer or Colgan Associates, are unable by the Outside Settlement Date (as defined in the Facilities Purchase Agreement) to satisfy all conditions to the closing of the purchases of the Facilities or (ii) any defect in the Facilities (as further explicated in the Facilities Purchase Agreement) or the title thereto exists which Colgan Associates cannot cure for reasons beyond the control of Colgan Associates, the Facilities Purchase Agreement shall terminate and Buyer and Colgan Associates shall cause Company to ratify and fully perform the Company Leases; provided, however, that the Company Leases so ratified shall have been amended to provide for a remaining term of seven (7) years from and after the Closing Date, and for Company’s right to sublet the premises subject to the approval of the sublessee by the lessor, not to be unreasonably withheld, all as provided by the terms of the Facilities Purchase Agreement.
          (d) No Breach. Notwithstanding anything herein to the contrary, the negotiation, execution and delivery of the Facilities Purchase Agreement and the consummation of the sale and purchase of the Facilities shall not be deemed to be a Breach by Buyer or by the principals of Colgan Associates who are Sellers of any representation, warranty, covenant or obligation contained in this Agreement.
     7. Effect of Waiver of Condition Precedent to Obligation to Close.
          (a) When Remedy May be Asserted Against Sellers and Company. If, at any time before the completion of the Closing on the Closing Date, Buyer obtains Knowledge, from any source, of any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to give Buyer the right to seek any remedy against Sellers (including, without limitation, (1) any Breach of any representation, warranty or covenant made by Sellers and Company in this Agreement and (2) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach), Buyer shall promptly disclose the matter to Sellers and Company. Sellers and Company shall be entitled to take any and all actions to correct the disclosed matter, or any other remediable matter of which Sellers and Company otherwise obtain Knowledge, for a period not to exceed 30 days after the Closing Deadline. If such matter has not been corrected as of the Closing Date as so extended, then either (1) the parties shall agree that they will consummate the Transactions and that Buyer will be entitled to seek indemnification under Section 13 for the matter, in which case the matter will be disclosed in Part 1 of Schedule 7(a); (2) the parties shall agree that they will consummate the Transactions and that Buyer will waive any right to seek any remedy for the matter, in which case the matter will be disclosed in Part 2 of Schedule 7(a); or (3) if the parties do not reach an agreement as provided in clause (1) or (2), each of Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to terminate this Agreement.
          (b) When Remedy May be Asserted Against Buyer. If, at any time before the completion of the Closing on the Closing Date, any Seller or Company obtains Knowledge, from any source, of any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to give Sellers the right to seek any remedy against Buyer (including, without limitation, (1) any Breach of any representation, warranty or covenant made by Buyer in this Agreement and (2) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach), Sellers and Company shall promptly disclose the matter to Buyer. Buyer shall be entitled to take any and all actions to correct the disclosed matter, or any other remediable matter of which Buyer otherwise obtain Knowledge, for a period not to exceed 30 days after the Closing Deadline. If such matter has not been corrected as of the Closing Date as so extended, then either (1) the parties shall agree that they will consummate the Transactions and that Sellers will be entitled to seek indemnification under Section 13 for the matter, in which case the matter will be disclosed in Part 1 of Schedule 7(b); (2) the parties shall agree that they will consummate the Transactions and that Sellers will waive any right to seek any remedy for the matter, in which case the matter will be disclosed in Part 2 of Schedule 7(b); or (3) if the parties do not reach an agreement as provided in clause (1) or (2), each of Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to terminate this Agreement.
     8. Conditions Precedent to Sellers’ Obligation to Close. Sellers’ obligation to sell the Shares to Buyer and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, any of which may be waived by Sellers in whole or in part:
          (a) Representations and Warranties. All representations and warranties made by Buyer in this Agreement (considered collectively), and each such representation and warranty (considered individually), shall have been accurate in all material respects as of the date of this Agreement and, except as disclosed on Schedule 7(b), shall be accurate in all material respects as of the Closing Date as if then made, without giving effect to any qualifier as to Knowledge, belief, reasonable expectation or adverse effect or to any supplemental disclosure made after the date of this Agreement. Each of Buyer’s Fundamental Representations and Warranties shall have been accurate in all respects as of the date of this Agreement and, except as disclosed on Schedule 7(b), shall be accurate in all respects as of the Closing Date as if then made, without giving effect to any qualifier as to Knowledge, belief or adverse effect or to any supplemental disclosure made after the date of this Agreement.
          (b) Covenants and Obligations. All covenants and obligations that Buyer is required to perform and comply with pursuant to this Agreement at or before the Closing (considered collectively), and each such covenant and obligation (considered individually), shall have been performed and complied with in all material respects.
          (c) Closing Deliveries. Buyer shall have caused the documents required by Section 10(f) to be executed and delivered or tendered for delivery subject only to Closing.
          (d) No Proceeding. There shall not have been commenced or Threatened against any Seller, Company, or any of their respective Related Persons any Proceeding that (1) challenges or seeks Damages or other relief in connection with any of the Transactions or (2) may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Transactions.
          (e) No Conflict. Neither Sellers’ performance of their respective obligations under the Seller’s Documents, Company’s performance of its obligations under Company’s Documents, nor the consummation of the Transactions shall, directly or indirectly, with or without notice or lapse of time, constitute or result in a Breach of, or cause any Seller, Company, or any of their respective Related Persons to suffer any adverse consequence under, (1) any applicable Legal Requirement or Order or (2) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.
          (f) Notices and Consents. Each notice and Consent described in Schedule 5(f) shall have been given and obtained, respectively, and each such Consent shall be in full force and effect, and a copy of each such notice and Consent shall have been delivered to Sellers. Each Consent described in Schedule 4(f) shall have been obtained and shall be in full force and effect, except for any such Consent for which the failure to obtain such Consent will not result in any Liability to Sellers or Company.
          (g) Release of Personal Guaranties.
               (1) Subject to Section 8(g)(2) below, with respect to each Seller or Seller Related Person who has given a personal guaranty of Company’s indebtedness and obligations described in Schedule 8(g) (each, a “Guarantor”), (i) Company shall have obtained the release of such Guarantor’s personal guaranty (other than any guaranty relating to the Facilities, as to which Colgan Guaranties there must be a release only as a condition to the Facilities Purchase) by the Persons in whose favor such guaranty was given or (i) if (but only if) Buyer has been unable to obtain such release despite its commercially reasonable efforts to do so, then, in lieu of such release, Company and such Guarantor shall have entered into a mutually acceptable alternative reimbursement, indemnity and/or security agreements for the protection of such Guarantor’s interests and against personal liability arising from enforcement of such Guarantor’s guaranty (each, an “Alternative Protective Agreement”).
               (2) With respect to the personal guaranties (the “Colgan Guaranties”) by Michael J. Colgan, Sr. and Julie Colgan (the “Colgan Guarantors”) of Company’s indebtedness described on Schedule 8(g) (the “Guaranteed Indebtedness”), (i) Company shall have obtained the release of the Colgan Guaranties or (ii) if (but only if) Buyer has been unable to obtain such release despite its commercially reasonable efforts to do so, Company shall have granted to the Colgan Guarantors a second-lien-priority security interest in the engines and spare parts which serve as collateral securing Company’s payment of the Guaranteed Indebtedness to the lender or (iii) if (but only if) the lender shall have neither provided the release of the Colgan Guaranty nor permitted the grant of such security interest, Company and the Colgan Guarantors shall have entered into a mutually acceptable Alternative Protective Agreement.
               (3) In connection with Company’s efforts to obtain the release of the present Guaranties (including but not limited to those of the Colgan Guarantors) the Buyer agrees to offer in good faith to the lender guarantees by suitable alternate Guarantors.
     9. Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Shares from Sellers and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, any of which may be waived by Buyer in whole or in part:
          (a) Representations and Warranties. All representations and warranties made by Sellers and Company in this Agreement (considered collectively), and each such representation and warranty (considered individually), shall have been accurate in all material respects as of the date of this Agreement and, except as disclosed on Schedule 7(a), shall be accurate in all material respects as of the Closing Date as if then made, without giving effect to any qualifier as to Knowledge, belief, reasonable expectation or adverse effect or to any supplemental disclosure made after the date of this Agreement. Each of Sellers’ and Company’s Fundamental Representations and Warranties shall have been accurate in all respects as of the date of this Agreement and, except as disclosed on Schedule 7(a), shall be accurate in all respects as of the Closing Date as if then made, without giving effect to any qualifier as to Knowledge, belief or adverse effect or to any supplemental disclosure made after the date of this Agreement.
          (b) Covenants and Obligations. All covenants and obligations that Sellers and Company are required to perform and comply with pursuant to this Agreement at or before the Closing (considered collectively), and each such covenant and obligation (considered individually), shall have been performed and complied with in all material respects.
          (c) Due Diligence. Buyer shall have completed its due diligence investigation and review of Company (including its business, assets, properties, personnel, operations, performance, financial condition, prospects and shareholders) and the Shares, and shall have notified Sellers and Company in writing that the results thereof are satisfactory to Buyer in its sole and absolute discretion.
          (d) Closing Deliveries. Sellers shall have caused the documents required by Section 10(d), and Company shall have caused the documents required by Section 10(e), to be executed and delivered or tendered for delivery subject only to Closing.
          (e) Title. Company shall own good and, except as to the Non-Titled Assets, transferable title to all of the assets and properties that it purports to own or are reflected as being owned in Company Records, free and clear of all Encumbrances other than the Permitted Encumbrances.
          (f) Notices and Consents. Each Material Notice and Material Consent shall have been given and obtained, respectively, and each such Material Consent shall be in full force and effect, and a copy of each such Material Notice and Material Consent shall have been delivered to Buyer. Each Consent described in Schedule 5(f) shall have been obtained and shall be in full force and effect.
          (g) No Proceeding. There shall not have been commenced or Threatened against Buyer or any of its Related Persons any Proceeding that (1) challenges or seeks Damages or other relief in connection with any of the Transactions or (2) may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the Transactions.
          (h) No Conflict. Neither Buyer’s performance of its obligations under Buyer’s Documents nor the consummation of the Transactions shall, directly or indirectly, with or without notice or lapse of time, constitute or result in a Breach of, or cause Buyer or any of its Related Persons to suffer any adverse consequence under, (1) any applicable Legal Requirement or Order or (2) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.
          (i) No Adverse Claim. There shall not have been made or Threatened by any Person other than Sellers any claim asserting that such Person (1) is the holder or beneficial owner, or has the right to acquire or obtain beneficial ownership, of any capital stock or other security of, or any ownership, profits, voting or other interest in, Company, or (2) is entitled to all or part of the Purchase Price.
          (j) Access and Investigation. Upon reasonable advance notice received from Buyer prior to the Closing Date, Company shall have, and Sellers shall have caused Company to, (1) afford Buyer and its Representatives (collectively, the “Buyer Group”) full and free access to Company’s business, assets, properties and personnel, with such right of access exercised during regular business hours and in a manner that did not unreasonably interfere with Company’s operations or Buyer’s obligations regarding Company’s employees and confidentiality requirements; (2) furnish Buyer Group with copies of all Material Company Contracts, Governmental Authorizations, Company Records, and such other existing information and data relating to Company (including its business, assets, properties, personnel, operations, performance, financial condition, prospects and shareholders) and the Shares as Buyer Group reasonably requested (including, without limitation, the Principal Due Diligence Materials); (3) furnish Buyer Group with such additional information as Buyer Group reasonably requested for the purposes of the Transactions; and (4) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer Group’s investigation of Company and the Shares.

          (k) Notices, Filings and Consents. Sellers and Company shall have given all notices to, made all filings with, and used their Best Efforts to obtain all Consents from, all Governmental Bodies, other parties to Company Contracts, and other Persons that they are required to give, make and obtain in connection with the execution, delivery and performance of Sellers’ Documents and Company’s Documents and the consummation of the Transactions. Sellers and Company shall have cooperated with Buyer with respect to all notices, filings and Consents that Buyer gives to, makes with and seeks to obtain from, all Governmental Bodies, other parties to Contracts to which Buyer is a party or by which it is bound, and other Persons in connection with the execution, delivery and performance of Buyer’s Documents and the consummation of the Transactions.
          (l) Revision of Certain Business Relationships. Sellers and Company shall have used their Best Efforts prior to Closing, in consultation and cooperation with Buyer, to negotiate and agree on certain revised terms and conditions for Company’s business relationships with the Persons named in Schedule 9(l) and/or their Related Persons. This Section 9(l) shall not be apply to any Company Contract with any Seller.
          (m) Best Efforts. Colgan Associates and Buyer shall have used their respective Best Efforts to cause Fauquier Bank to consent to the assumption of the loans by the Facility Purchaser and the City of Manassas to consent to the assignment to the Facility Purchaser of the ground leases for the Hangar 1 and Headquarters Facility, the Hangar 2 Facility and the Fuel Tank.
     10. Closing.
          (a) Place, Date and Time. The consummation of the Transactions (the “Closing”) shall be conducted by delivery of documents in escrow with Buyer’s counsel, Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., located at 165 Madison Avenue, Suite 2000, Memphis, Tennessee, and shall be held on a date that is not later than January 31, 2007 (the “Closing Deadline”), unless (1) the Closing Date is extended pursuant to Section 7 or (2) Sellers, Company and Buyer otherwise agree. Subject to Section 11, the failure to consummate the Transactions at the place and on the date and time determined pursuant to this Section 10(a) shall not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement; in such a situation, the Closing shall occur as soon as practicable, subject to Section 11. The date and time at which the Closing actually takes place and is completed is referred to as the “Closing Date.” All documents to be executed and delivered and all actions to be taken at the Closing shall be deemed to have been executed, delivered and taken simultaneously, and no document shall be deemed executed or delivered and no action shall be deemed taken until all have been executed, delivered and taken.
          (b) Title and Possession. The title to, and possession of, the Shares shall pass from Sellers to Buyer as of the Closing Date subject only to the lien of Sellers evidenced by the Security and Pledge Agreement. Notwithstanding the foregoing, this Section 10(b) shall not diminish, limit or otherwise impair the rights and obligations of the parties under this Agreement, any other document that apportions liability between them with respect to events occurring or circumstances existing before and/or after the Closing Date, or any applicable Legal Requirement.
          (c) Closing Documents and Actions. At the Closing, Sellers, Company, and Buyer shall deliver the documents and take the actions set forth in the remainder of this Section 10. All documents that Sellers and Company deliver at the Closing shall be reasonably satisfactory in form and substance to Buyer and its counsel. All documents that Buyer delivers at the Closing shall be reasonably satisfactory in form and substance to Sellers and Company and their counsel.

          (d) Closing Deliveries by Sellers. In addition to any other document to be delivered under any other provision of this Agreement, Sellers shall deliver or cause to be delivered at the Closing:
               (1) stock certificates representing the Shares, accompanied by duly executed stock powers, with signatures guaranteed by a commercial bank or by a member of the New York Stock Exchange, for transfer to the Shares Escrow Agent in accordance with the terms of the Security and Pledge Agreement;
               (2) the Release and Covenant in substantially the form of Exhibit 10(d)(2), executed by each Seller;
               (3) a stock pledge and security agreement among Sellers, Sellers’ Representative, Buyer and LaSalle Bank National Association, a national banking association (“LaSalle”), as escrow agent (the “Shares Escrow Agent”), in substantially the form of Exhibit 10(d)(3) (the “Security and Pledge Agreement”), executed by each Seller and Sellers’ Representative;
               (4) Section 338(h)(10) Election Forms 8023, executed by all Sellers;
               (5) acknowledgement and disclaimer instruments, in substantially the form of Exhibit 10(d)(5), executed by each Seller’s spouse (if any);
               (6) a certificate of Sellers certifying as to the fulfillment of the conditions specified in Sections 9(a) and 9(b);
               (7) a certificate of Sellers certifying that, except as described in Schedule 7(b), Sellers have no Knowledge of (1) any Breach of any representation, warranty or covenant made by Buyer in this Agreement or (2) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach;
               (8) the ratifications and amendments required by Section 10(e)(9) executed by Colgan Associates and Company;
               (9) such other documents as Buyer may reasonably request for the purpose of facilitating and evidencing the consummation of the Transactions.
          (e) Closing Deliveries by Company. In addition to any other document to be delivered under any other provision of this Agreement, Company shall deliver or cause to be delivered at the Closing:
               (1) a letter from Buyer and Company to LaSalle, as escrow agent (the “Deposit Escrow Agent”), pursuant to Section 5(c) of the Escrow Agreement dated June 2, 2006, as amended (the “Deposit Escrow Agreement”), among Buyer, Company and the Deposit Escrow Agent, directing that the funds held in escrow by the Deposit Escrow Agent be delivered to Company as a capital contribution by Buyer (the “Escrow Payment Letter”), executed by Company;
               (2) copies of all releases of all Non-Permitted Encumbrances on Company’s assets and properties, as recorded;
               (3) a consulting agreement between Company and Senator Colgan, in substantially the form of Exhibit 10(e)(3), executed by Company and Senator Colgan;

               (4) employment agreements between Company and each of Michael J. Colgan, Jr., Dorothy C. Chaplin, and Mary C. Finnigan, in substantially the form of Exhibit 10(e)(4), executed by Company and such Persons (the “Employment Agreements”);
               (5) non-competition agreements among Company and each of Senator Colgan and Michael J. Colgan, Sr., in substantially the form of Exhibit 10(e)(5) (the “Noncompetition Agreements”), executed by Company and such Persons;
               (6) an amendment to the following Company Contract to provide that each party thereto shall have the right to terminate such Company Contract upon giving not less than 180 days prior written notice of termination to the other party, executed by Company and such other party: the Commercial Lease dated as of December 15, 2003, between Colgan Group LLC, as landlord, and Company, as tenant, relating to office space in the Capital Aviation building located at 10662 Aviation Lane in Manassas, Virginia;
               (7) amendments to each of the following Company Contracts to provide that each party thereto shall have the right to terminate such Company Contract upon giving not less than 90 days prior written notice of termination to the other party, executed by Company and such other parties:
                    (A) the Lease Agreement dated as of May 1, 2002, between Michael J. Colgan and Julie A. Colgan, as landlord, and Company, as tenant, relating to the training center located at 7220 New Market Court in Manassas, Virginia;
                    (B) the Deed of Lease dated as of October 25, 2004, between Michael J. Colgan, Sr. and Michael J. Colgan, Jr., as tenant, and Company, as landlord, relating to condominium unit #201 located at 9260 Niki Court in Manassas, Virginia;
                    (C) the Deed of Lease dated as of October 30, 2005, between Patrick and Mary Finnigan, as landlord, and Company, as tenant, relating to condominium unit #101 located at 9250 Nicki Street in Manassas, Virginia;
                    (D) the Deed of Lease dated as of October 31, 2005, between Patrick and Mary Finnigan, as landlord, and Company, as tenant, relating to condominium unit #102 located at 9550 Battery Height Boulevard in Manassas, Virginia;
                    (E) the Car Lease dated as of July 15, 2005, between Michael Colgan, as lessor, and Company, as lessee, relating to a 2003 Volkswagen Passat;
                    (F) the Pre-Employment Background Investigation Agreement dated February 2, 2006, between Aviation Employment Solutions, Inc., a Virginia corporation, and Company, relating to the provision of pre-employment background checks and drug and alcohol history checks; and
                    (G) the Services Contract dated as of June 1, 2004, between Company and Capital Aviation, relating to the performance by Company of payroll processing services for Capital Aviation, executed by Company and Capital Aviation;
               (8) the Facilities Purchase Agreement, executed by Colgan Associates;
               (9) each Other Facilities Purchase Document required to be executed by any Person other than the Facilities Purchaser (or any affiliate or Related Person of the Facilities Purchaser), executed by such Person;

               (10) ratifications of each of the following Company Contracts to provide that Company shall not have the right to terminate such Company Contract prior to the date (if any) on which the Facility Purchaser acquires the applicable Facility pursuant to Section 6, except as provided in Section 6(d), and amending said Company Contracts to provide for such termination, executed by Company and Colgan Associates:
                    (A) the Deed of Lease Agreement dated as of September 30, 2003, between Colgan Associates, as landlord, and Company, as tenant, relating to the Hangar 1 and Headquarters Facility;
                    (B) the Deed of Lease Agreement dated September 12, 2006, between Colgan Associates, as Landlord, and Company, as Tenant, relating to the Hangar 2 Facility;
                    (C) the Fuel Tank Lease dated March 16, 2006, between Colgan Associates, as Lessor, and Company, as Lessee, relating to the Fuel Tank;
               (11) ratifications of each of the following Company Contracts executed by Company and Global Aircraft Leasing, LLC:
                    (A) Aircraft Lease Agreement dated as of February 28, 2006, between Global Aircraft Leasing, LLC, as lessor, and Company, as lessee, relating to that certain aircraft having registration number N339CJ; and
                    (B) Aircraft Lease Agreement dated as of February 28, 2006, between Global Aircraft Leasing, LLC, as lessor, and Company, as lessee, relating to that certain aircraft having registration number N356CJ;
               (12) [reserved]
               (13) (if available at Closing) an assignment from Company to Senator Colgan of the life insurance policy (including the current cash value thereof) owned by Company issued by various issuers and covering Senator Colgan, executed by Company and Senator Colgan;
               (14) (if available at Closing) an assignment from Company to Michael J. Colgan, Sr., of the life insurance policy (including the current cash value thereof) owned by Company issued by various issuers and covering Michael J. Colgan, Sr., executed by Company and Michael J. Colgan, Sr.;
               (15) the Reviewing Personnel Certificates, executed by each of the Reviewing Personnel;
               (16) a certificate of Company certifying, to Company’s Knowledge:
                    (A) as to the fulfillment of the conditions specified in Sections 9(a) and 9(b);
                    (B) that except for the Accounts Receivable from Company’s pilots who have not fulfilled their training Contracts, the reserves against the Accounts Receivable as of the Closing Date are not greater on a percentage basis than the reserves against the Accounts Receivable as of the Interim Balance Sheet Date;

                    (C) that there has been no material adverse change in the aging of the Accounts Receivable from the Interim Balance Sheet Date to the Closing Date;
                    (D) that Company’s election to be taxed under Subchapter S of the Code remains valid and in full force and effect, and has been valid and in full force and effect at all times since the date of this Agreement, subject to the automatic termination of such election upon the Closing as provided under the Code; and
                    (E) that full payment has been made of all amounts that are required to be paid under the terms of each Employee Plan as contributions with respect to all periods ending on or before the Closing Date and are due on or before the Closing Date, and that (to the extent required by GAAP) full accrual of all such amounts that are due at any time after the Closing Date has been made for the applicable accrual period; and
                    (F) that, except as disclosed in such certificate, there is no basis for any increase in the reserve reflected in the Interim Balance Sheet with respect to any Proceeding relating to any Employee Plan;
               (17) a certificate of Company certifying that, except as described in Schedule 7(b), Company has no Knowledge of (1) any Breach of any representation, warranty or covenant made by Buyer in this Agreement or (2) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach;
               (18) the Release and Covenant, executed by Company;
               (19) resignations of each director of Company effective immediately after the Closing, executed by such directors;
               (20) a copy of the articles of incorporation of Company, including any and all amendments thereto and restatements thereof, obtained from the Virginia State Corporation Commission not earlier than three Business Days before the Closing Date;
               (21) a certificate or certificates as to the existence and good standing of Company duly executed by the Virginia State Corporation Commission as of a date not earlier than three Business Days before the Closing Date;
               (22) a certificate of the Secretary of Company certifying as to (A) the Governing Documents of Company, (B) the resolutions adopted by the board of directors of Company authorizing the execution, delivery and performance of Company’s Documents, and (C) the incumbency and specimen signature(s) of the officer(s) of Company executing Company’s Documents on its behalf; and
               (23) such other documents as Buyer may reasonably request for the purpose of facilitating or evidencing the consummation of the Transactions.
          (f) Closing Deliveries by Buyer. In addition to any other document to be delivered under any other provision of this Agreement, Buyer shall deliver or cause to be delivered at the Closing:
               (1) the Escrow Payment Letter, executed by Buyer;

               (2) wire transfers pursuant to Section 2(a), in payment of the Cash Consideration less, with respect to each Seller, the amount, if any, of the Net Seller’s Debt of such Seller determined pursuant to Section 4(mm);
               (3) the Promissory Note, executed by Buyer;
               (4) the Security and Pledge Agreement, executed by Buyer and the Shares Escrow Agent, together with standby stock powers as provided in the Security and Pledge Agreement;
               (5) (if available for the Closing) the Facilities Purchase Agreement, executed by Buyer;
               (6) (if available for the Closing) each Other Facilities Purchase Document required to be executed by the Facilities Purchaser (or any affiliate or Related Person of the Facilities Purchaser), executed by such Person;
               (7) a capital contribution to Company in the aggregate amount of $6,000,000 (the “Capital Contribution”), which shall be made in the form of two wire transfers, one from Buyer and the other from the Deposit Escrow Agent, of immediately available federal funds to an account which shall have been specified by Company in writing to Buyer at least five Business Days before the Closing Date;
               (8) a certificate of Buyer certifying as to the fulfillment of the conditions specified in Sections 8(a) and 8(b);
               (9) a certificate of Buyer certifying that, except as described in Schedule 7(a), Buyer has no Knowledge of (1) any Breach of any representation, warranty or covenant made by Sellers and Company in this Agreement or (2) any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to constitute or result in any such Breach;
               (10) the Release and Covenant, executed by Buyer;
               (11) a copy of the certificate of incorporation of Buyer, including any and all amendments thereto and restatements thereof, duly certified by the Secretary of State of the State of Delaware as of a date not earlier than three Business Days before the Closing Date;
               (12) a certificate or certificates as to the existence and good standing of Buyer duly executed by the Secretary of State of the State of Delaware as of a date not earlier than three Business Days before the Closing Date;
               (13) a certificate of the Secretary of Buyer certifying as to (A) the Governing Documents of Buyer, (B) the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of Buyer’s Documents, and (C) the incumbency and specimen signature(s) of the officer(s) of Buyer executing Buyer’s Documents on its behalf; and
               (14) such other documents as Sellers and Company may reasonably request for the purpose of facilitating or evidencing the consummation of the Transactions.
     11. Termination.
          (a) Termination Events. Subject to Section 11(b), this Agreement may be terminated only as follows by notice given before or at the Closing:

               (1) by the written agreement of Sellers and Buyer;
               (2) by Buyer or Sellers in accordance with Section 7(b);
               (3) by Buyer or Sellers in accordance with Section 7(a);
               (4) by Sellers if (A) (i) any condition in Section 8 has not been satisfied as of the date specified for the Closing in the first sentence of Section 10(a) or (ii) the satisfaction of any such condition by the specified date is or becomes impossible other than through the failure of Sellers to perform and comply with any of their covenants and obligations under this Agreement, and (B) Sellers have not waived such condition on or before the specified date;
               (5) by Buyer if (A) (i) any condition in Section 9 has not been satisfied as of the date specified for the Closing in the first sentence of Section 10(a) or (ii) the satisfaction of any such condition by the specified date is or becomes impossible other than through the failure of Buyer to perform and comply with any of its covenants and obligations under this Agreement, and (B) Buyer has not waived such condition on or before the specified date;
               (6) by Sellers if the Closing has not occurred on or before January 31, 2007, or such later date as the parties may agree upon, unless any Seller has committed a material Breach of any provision of this Agreement and Buyer has not waived such Breach; or
               (7) by Buyer if the Closing has not occurred on or before January 31, 2007, or such later date as the parties may agree upon, unless Buyer has committed a material Breach of any provision of this Agreement and Sellers have not waived such Breach.
          (b) Effect of Termination. If this Agreement is terminated pursuant to Section 11(a), all obligations of the parties under this Agreement shall terminate, except that the obligations of the parties in this Section 11(b) and Section 15 (except for those in Section 15(d)) shall survive. In the event this Agreement is terminated for any reason other than Closing, each of the parties (upon written request of any party that furnished the subject information) shall return to the furnishing party all information in the requested party’s possession and control concerning the furnishing party (including its business, assets, properties, personnel, operations, performance, financial condition, prospects and shareholders) and shall continue to keep in confidence (unless required by law or other governmental requirement to make disclosure) the fact that this Agreement existed, any such information provided or disclosed to such requested party and the reason this Agreement was terminated.
     12. Covenants After Closing Date.
          (a) Section 338(h)(10) Elections. Sellers shall have joined Buyer in making an election to have the provisions of Section 338(h)(10) of the Code apply to Buyer’s purchase of the Shares from Sellers (the “Section 338(h)(10) Elections”) by delivery to Buyer at the Closing of Seller-executed Form 8023 Elections under Section 338. Buyer shall be responsible for, and Buyer and Sellers shall render one another their reasonable cooperation in the preparation and filing of the Section 338(h)(10) Elections. The Purchase Price (adjusted by the Adjustment Amount) and all Liabilities of Company shall be allocated among Company’s assets and properties for all purposes (including Tax and financial accounting) in accordance with Sections 338 and 1060 of the Code and any comparable provisions of applicable state law, and shall be consistent with the third party appraisals, modified as necessary to reflect capital versus operating leases, etc. Sellers shall accept Buyer’s determination of the Purchase Price (adjusted by the Adjustment Amount) allocations and shall report, act and file (including Section 338(h)(10) Forms) in all respects and for all purposes in a manner consistent with such allocations if, but only if, such determination by Buyer is consistent with, and does not result in additional tax to Sellers in excess of the amount provided in, the parties’ mutual binding determination of the Adjustment Amount as provided in Section 3. Sellers shall execute and deliver to Buyer all such additional documents and forms prepared by Buyer, including Section 338(h)(10) Forms, as Buyer may reasonably request or as are required by the Code and any other applicable Legal Requirement (provided Buyer furnishes all such documents to Sellers for review at least 15 business days prior to their due date, Sellers will return all documents duly executed within 5 business days of the date so furnished). As used in this Agreement, the term “Section 338(h)(10) Forms” means all returns, documents, statements and forms that are required to be submitted to any Governmental Body in connection with a Section 338(h)(10) Election, including any “statement of Section 338 election” on IRS Form 8023 and any asset allocation statement on IRS Form 8883 (together with any schedule or attachment thereto) required pursuant to Treasury Regulations. Sellers shall not make any election, change any accounting method, or take any action that would reasonably be expected to create additional recapturable ordinary deductions on the final Tax Return.
          (b) Taxes and Tax Returns.
               (1) Payment of Taxes by Sellers. Each Seller shall pay when due the Tax owed by that Seller attributable to the operations of Company for any period ending on or before the Closing Date pursuant to Company’s election to be taxed under Subchapter S of the Code, subject to such Seller’s receipt of the distribution pursuant to Section 4(nn). Sellers shall promptly prepare and timely file all such income and other Tax Returns, reports with respect to income and other Taxes, and other returns and reports required by applicable Legal Requirements relating to the sale of the Shares to Buyer pursuant to this Agreement. Sellers will file or cause to be filed tax returns due prior to the Closing Date, and shall have the right (if necessary), but not the obligation, to defend or cause to defended upon audit by any taxing jurisdiction all Company Tax Returns for any year or partial year ending on or prior to the Closing Date. In accordance with its prior practice, Company will be responsible for payment of all corporate level taxes of Company for the period ending on and including the Closing Date, and shall pay all professional fees reasonably incurred for completion of Company’s 2006 and final S corporation returns. If Sellers elect to file composite Tax Returns for 2006 or 2007, Company will sign the composite Tax Returns so filed (provided that the applicable Sellers shall pay all Taxes due as reflected on such Tax Returns). In the event Company receives any refunds resulting from any overpayment of Taxes with respect to such composite Tax Returns, Company will promptly remit the refunded amounts to such Sellers.
               (2) Calculating Unpaid Pre-Closing Tax Liabilities. In order to apportion appropriately the Liability arising from any Tax that includes (but would not, but for this section, end on) the Closing Date, Sellers and Buyer shall, to the extent permitted by applicable Legal Requirements, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of Company, in which event such period shall be treated as a “Short Period” for purposes of this Agreement. In any case where any applicable Legal Requirement does not permit Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of the Tax that is attributable to the operations of Company for the Interim Period shall be (A) in the case of any Tax that is based on income or gross receipts, the Tax that would be due with respect to the Interim Period, if the Interim Period were a Short Period, and (B) in the case of any Tax that is not based on income or gross receipts, the total amount of such Tax for the entire period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question. As used in this Agreement, the term “Interim Period” means with respect to any Tax imposed on Company on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

          (c) Assignment of Insurance Policies; Proceeds. If not delivered at Closing, Company shall deliver as soon as practicable after Closing (i) an assignment from Company to Senator Colgan of the life insurance policies (including the current cash value thereof) owned by the Company issued by various underwriters and covering Senator Colgan, executed by Company and Senator Colgan and (ii) an assignment from Company to Michael J. Colgan, Sr., of the life insurance policies (including the current cash value thereof) owned by the Company issued by various underwriters and covering Michael J. Colgan, Sr., executed by Company and Michael J. Colgan, Sr. If an event resulting in the payment of benefits under either such policy occurs before the delivery of the respective assignment, then Company shall pay the insurance proceeds it receives promptly (i’) to the children of Senator Colgan in the event of his demise and (ii’) to Julie Colgan in the event of the demise of Michael J. Colgan.
          (d) Business Relationships. For a period of six months after the Closing Date, and without any compensation other than the reimbursement of their reasonable, out-of-pocket expenses, Sellers who, prior to the Closing, were engaged in the management of Company shall, up to a maximum of 25 hours per month, (1) cooperate with Buyer and Company in their efforts to (A) preserve Company’s business organization, (B) keep available the services of its employees, contractors, consultants and agents, and (C) maintain its relations and goodwill with its suppliers, customers, landlords, creditors, employees, contractors, consultants, agents and other Persons having business relationships with Company; and (2) consult and cooperate with Buyer and Company in their efforts to negotiate and agree on certain revised terms and conditions for Company’s business relationships with the Persons named in Schedule 9(l) and/or their Related Persons; provided, however, that this Section 12(d) shall not apply to any Seller who has an employment agreement with Company, each of whom shall render services to Company in accordance with, and for the compensation specified in, such employment agreement.
          (e) Confidentiality. In connection with the consummation of the Transactions, for the purpose of protecting Company’s legitimate business and property interests, and for certain good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Sellers hereby agree that, without the prior written Consent of Company, they shall not, directly or indirectly (including through any Related Person), disclose to any Person outside of Company or any of its Related Persons, or use for any purpose other than to further the business interests of Company, (1) any Confidential Information other than a Trade Secret for a period of three years after the Closing Date or (2) any Trade Secret from and after the Closing Date. Notwithstanding the foregoing, Sellers shall be permitted to disclose any Confidential Information that is required to be disclosed pursuant to any applicable Legal Requirement or Order. In such event, before making any such disclosure, the applicable Seller(s) shall promptly notify Company thereof and, at Company’s expense, shall consult with Company on the advisability of taking any step to resist or narrow such disclosure and shall cooperate with Company in any attempt to obtain a protective Order or other appropriate remedy or assurance that the disclosed Confidential Information will be afforded confidential treatment. If such protective Order or other appropriate remedy or assurance is not obtained, the Seller shall disclose only that portion of the Confidential Information that is required to be disclosed pursuant to the applicable Legal Requirement or Order.
          (f) Payment and Use of Capital Contribution. Buyer shall make and cause to be made the Capital Contribution to Company at the Closing be used by Company as working capital and for the purpose of reducing certain of Company’s obligations as determined by Buyer.
          (g) Release of Colgan Guaranties. In addition to Buyer’s obligations under Section 8(g) herein, if any Colgan Guaranty (other than any guaranty relating to the Facilities as to which Colgan Guaranties there must be a release only as a condition to the Facilities Purchase) is not released on the Closing Date, then, not later than forty-five (45) days after the Closing Date (unless otherwise agreed by the Colgan Guarantors), the Company shall either (1) obtain such release from the lender, (2) obtain alternative financing for the Guaranteed Indebtedness that does not require a personal guaranty from the Colgan Guarantors, or (3) repay in full the underlying indebtedness to which such guaranty applies.
          (h) Notices and Filings. As soon as practicable after the Closing Date, and in any event no later than the applicable deadlines therefor, Sellers, Company and Buyer shall give all notices to, and make all filings with, all applicable Persons that are required to facilitate, evidence or effect of the consummation of the Transactions.
          (i) Further Assurances. Subject to Section 13 hereof (including its thresholds, caps and deadlines), from and after the Closing Date, all of the parties hereto shall (1) cooperate reasonably with each other in furtherance of their compliance with their respective obligations under this Agreement and (2) furnish such additional information, execute and deliver such other documents, and take such other actions, all as any other party may reasonably request for the purpose of carrying out this Agreement and consummating the Transactions (including, without limitation, the purchase and sale of the Facilities contemplated by Section 6 hereof), all without further consideration. Such cooperation shall include, without limitation, (i) providing Sellers and their Representatives reasonable access to Company’s business, assets, properties and personnel, with such right of access to be exercised during regular business hours, upon prior notice to Buyer and only with the approval of Buyer (which shall not be unreasonably withheld), and in a manner that does not unreasonably interfere with Company’s operations, as may be reasonably required to permit Sellers to perform their legal obligations or to exercise their rights hereunder (including such access to the books and records of Company as Sellers may require to calculate the Adjustment Amount, to resolve any disputed issues hereunder [including, without limitation, disputes arising from or relating to Buyer claims for indemnification hereunder] and in connection with any Tax audit), and (ii) Sellers assisting Buyer to give all notices to, make all filings with, and using their Best Efforts to obtain all Consents from, all Governmental Bodies, other parties to Contracts to which Sellers or Company is a party or by which they or it is bound, and other Persons that Buyer, they or it is required to give, make and obtain in connection with the execution, delivery and performance of Buyer’s, Sellers’ or Company’s Documents and the consummation of the Transactions. From and after the Closing Date, Buyer shall likewise cooperate with Sellers and Company with respect to all notices, filings and Consents that they give to, make with and seek to obtain from, all Governmental Bodies, other parties to Company Contracts, and other Persons in connection with the execution, delivery and performance of Sellers’ Documents and Company’s Documents and the consummation of the Transactions.
          (j) Senator Colgan’s Debt. Not more than forty-five (45) days after the Closing Date, Sellers will cause Senator Colgan’s Debt to be satisfied in full.
     13. Indemnification.
          (a) Survival. All representations, warranties and covenants made by Sellers and Buyer in this Agreement and the other Transaction Documents shall survive the Closing; provided, however, that no party may seek any remedy for Breach of any such representations, warranties and covenants after the deadlines for claims by Buyer described in Section 13(b)(3) and the deadlines for claims by Sellers described in Section 13(c)(3). No representations or warranties made by Company shall survive the Closing, and only those covenants of Company that are to be performed or complied with by Company after the Closing Date shall survive the Closing.

          (b) Indemnification by Sellers.
               (1) Matters Subject to Indemnification by Sellers.
                    (A) Indemnification for Breach.
                         (i) Subject to Section 13(b)(1)(A)(ii) and to the other limitations set forth herein, Sellers, jointly and severally, shall indemnify Buyer Indemnified Parties against any and all Damages arising from or relating to any Breach by Sellers or, prior to the Closing, Company of any representation, warranty or covenant made by Sellers and Company in this Agreement or any other Transaction Document. Subject to Section 13(b)(1)(A)(ii), for the purposes of this Section 13(b)(1)(A), each representation and warranty made by Sellers and Company shall be deemed to have been made without any qualifier as to Knowledge, belief, reasonable expectation or adverse effect.
                         (ii) Notwithstanding the foregoing or anything else herein to the contrary, Sellers shall have no obligation to indemnify Buyer Indemnified Parties for any Damages arising from or relating to any matter described in Part 2 of Schedule 7(a).
                    (B) Indemnification for Certain Pre-Closing Liabilities. In addition to indemnifying Buyer Indemnified Parties for Damages arising from a Breach of this Agreement or any other Transaction Document, Sellers, jointly and severally, and subject to the limitations set forth herein, shall indemnify Buyer Indemnified Parties against any and all Damages arising from or relating to any of the following Liabilities to the extent arising from or relating to the conduct of Company’s business before the Closing Date, whether by Company or any predecessor-in-interest, regardless of Sellers’, Company’s or Buyer’s state of Knowledge prior to the Closing Date, provided, however, that notwithstanding the following or anything else herein to the contrary, Sellers shall have no obligation to indemnify Buyer Indemnified Parties for any Damages arising from or relating to any such matter that arose in the Ordinary Course of Business and that have been accrued or, if not subject to accrual, would be deemed reasonable and necessary by a reasonable, prudent businessman, or that is described in Part 2 of Schedule 7(a):
                         (i) any Liability relating to any Unpaid Pre-Closing Taxes;
                         (ii) any increase in the reserves against Company’s assets or the reserves for Company’s contingent liabilities reflected in the Interim Balance Sheet;
                         (iii) any Liability relating to any Employee Plan established or maintained by Company, even if described on Schedule 4(u)(2);
                         (iv) any Liability for a retrospective premium increase or other experience-based Liability imposed on Company under its self-insured medical plan, workmen’s compensation insurance, or any other insurance policy to which Company is a party or that provides coverage to Company or any of its directors, officers or employees;
                         (v) any Liability arising from or relating to Company’s non-compliance with any of the terms and requirements of (I) Company Contracts, (II) the Governmental Authorizations that are held by Company or otherwise relate to its business or any of its assets or properties, (III) the Legal Requirements that are or were applicable to Company, the conduct of its business, or the ownership or use of any of its assets and properties, including, without limitation, any charge of discrimination against Company filed with the federal or any state Equal Employment

Opportunity Commission or any comparable Governmental Body, or (IV) any Order that relates to Company’s business or any of its assets or properties;
                         (vi) any Liability resulting from or relating to any past or pending (I) Inspections and Investigations with respect to Company or (II) Proceeding by or against or otherwise relating to or affecting Company; and
                         (vii) any Liability arising from or relating to any of the changes and events described in Section 4(ff), even if described on Schedule 4(ff).
               (2) Threshold and Caps on Sellers’ Indemnification Liability.
                    (A) Threshold. Subject to the exceptions set forth below, Sellers shall have no indemnification liability hereunder unless and until the aggregate amount of all Damages payable by Sellers as indemnification exceeds $50,000 (the “Sellers’ Indemnity Threshold”), in which event Sellers shall be responsible for indemnification of all such Damages from the first dollar thereof.
                    (B) Caps. Subject to the exceptions set forth below, Sellers’ indemnification liability under this Section 13 shall not exceed (i) a maximum of $750,000 in the aggregate for all the Unpaid Pre-Closing Taxes (provided, however, subject to the foregoing $750,00 aggregate maximum, that Sellers shall not be obligated to pay Buyer more than an aggregate of $250,000 in indemnification claims for Unpaid Pre-Closing Taxes as to which the tax payment obligations of Company first came to Buyer’s Knowledge during the year beginning on the second anniversary of the Closing Date) and (ii) a maximum of $1,000,000 in the aggregate for all other indemnification claims under Section 13(b) (collectively, the “Sellers’ Indemnity Caps”).
                    (C) Exceptions to Thresholds and Caps. Notwithstanding the foregoing, neither Sellers’ Indemnity Threshold nor Sellers’ Indemnity Caps shall apply to any indemnification claim for (i) a Breach of a Sellers’ Fundamental Representation and Warranty or (ii) a Breach of a representation and warranty made by Sellers and Company in the event that any Seller or Company, as of the Closing Date, had Knowledge of any fact or circumstance that would constitute or result in such Breach and had not disclosed the same to Buyer, it being acknowledged and agreed by the parties that only a Breach of a representation and warranty of the type described in this clause (ii) shall be deemed to constitute “fraud” by Sellers or Company. Buyer acknowledges and agrees that the reviews by the Reviewing Personnel of the representations and warranties of Sellers and Company in Section 4 hereof and the related schedules, together with the execution and delivery of the Reviewing Personnel Certificates shall, for all purposes, fully satisfy any obligation that Sellers and Company may have to perform any inquiry related to the representations, warranties and covenants made by Sellers and Company in this Agreement.
               (3) Deadlines for Required Notification of Claims. If the Closing occurs, Buyer Indemnified Parties shall have a right to indemnification under this Section 13(b) only if Buyer notifies Sellers of an indemnification claim, specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer, on or before the following applicable deadlines:
                    (A) Buyer may provide notice to Sellers of a claim based upon a Breach of a Sellers’ and Company’s Fundamental Representation and Warranty or a Breach of the nondisclosure covenant set forth in Section 12(e)(2) at any time.

                    (B) The deadline for Buyer to provide notice to Sellers of a Buyer’s Tax Indemnity Claim or a Breach of the nondisclosure covenant set forth in Section 12(e)(1) shall be the three-year anniversary of the Closing Date.
                    (C) The deadline for Buyer to provide notice to Sellers of any other indemnification claim under this Section 13(b) shall be the one-year anniversary of the Closing Date.
                    (D) Nothing set forth herein shall in any way extend any applicable statute of limitations.
               (4) Termination of Indemnity Obligation Upon Default. Notwithstanding anything in this Agreement to the contrary, Sellers’ obligations to indemnify Buyer Indemnified Parties under this Section 13(b) shall automatically terminate, and Sellers shall have no further obligations hereunder, upon the occurrence of an event of default under the Promissory Note that remains in existence following Buyer’s receipt of notice of such event of default from Sellers and the expiration of the applicable period in which Buyer is allowed to cure such event of default as provided in the Promissory Note.
          (c) Indemnification by Buyer.
               (1) Matters Subject to Indemnification by Buyer.
                    (A) Indemnification for Breach.
                         (i) Subject to Section 13(c)(1)(A)(ii) and to the other limitations set forth herein, Buyer shall indemnify the Seller Indemnified Parties against any and all Damages arising from or relating to any Breach by Buyer of any representation, warranty or covenant made by Buyer in this Agreement or any other Transaction Document. Subject to Section 13(c)(1)(A)(ii), for the purposes of this Section 13(c)(1)(A), each representation and warranty made by Buyer shall be deemed to have been made without any qualifier as to Knowledge, reasonable expectation or adverse effect.
                         (ii) Notwithstanding the foregoing or anything else herein to the contrary, Buyer shall have no obligation to indemnify the Seller Indemnified Parties for any Damages arising from or relating to any matter described in Part 2 of Schedule 7(b).
                    (B) Indemnification for Post-Closing Liabilities. Subject to the limitations set forth herein, Buyer shall indemnify the Seller Indemnified Parties against any and all Damages arising from or relating to any and all Liabilities to the extent arising from or relating to the conduct of Company’s business after the Closing Date.
               (2) Threshold on Buyer’s Indemnification Liability. Buyer shall have no indemnification liability hereunder unless and until the aggregate amount of all Damages payable by Buyer as indemnification exceeds $50,000, in which event Buyer shall be responsible for indemnification of all such Damages from the first dollar thereof (the “Buyer’s Indemnity Threshold”). Notwithstanding the foregoing, Buyer’s Indemnity Threshold shall not apply to any indemnification claim for a Breach of a Buyer’s Fundamental Representation and Warranty. A Breach of Buyer’s payment obligations under the Promissory Note is not subject to Buyer’s indemnification obligation, but to the obligation set forth in the Promissory Note.

               (3) Deadlines for Required Notification of Claims. If the Closing occurs, the Seller Indemnified Parties shall have a right to indemnification under this Section 13(c) only if Sellers notify Buyer of an indemnification claim, specifying the factual basis of the claim in reasonable detail to the extent then known by Sellers, on or before the following applicable deadlines:
                    (A) Sellers may provide notice to Buyer of a claim based upon a Breach of a Buyer’s Fundamental Representation and Warranty at any time.
                    (B) The deadline for Sellers to provide notice to Buyer of any other indemnification claim under this Section 13(c) shall be the one-year anniversary of the Closing Date.
                    (C) Nothing set forth herein shall in any way extend any applicable statute of limitations.
          (d) No Sandbagging. The parties agree that it is their intention that each party disclose to the other party all facts and circumstances of which such party has Knowledge, prior to the Closing, that, with or without notice or the passage of time, would reasonably be expected to give such party the right to seek any remedy against the other party. Accordingly, notwithstanding any provision hereof to the contrary, neither Sellers and Company, on the one hand, nor Buyer, on the other hand, shall have any Liability for indemnification under this Section 13 if the party seeking indemnification had Knowledge, prior to the Closing, of any fact or circumstance that, with or without notice or the passage of time, would reasonably be expected to give such party the right to seek any remedy against the other party, except as otherwise expressly disclosed in Part 1 of Schedule 7(a) or of Schedule 7(b).
          (e) Other Limitations on Liability.
               (1) Nondisclosure Agreements. Notwithstanding any provision hereof to the contrary, Company’s compliance with its obligations under the Nondisclosure Agreements shall not serve as a basis for a claim by Buyer that there has been a Breach of any representation, warranty or covenant made by Sellers and Company in this Agreement.
               (2) Effect of Failure to Provide Notice. In the event that a party entitled to indemnification hereunder fails to provide notice of its claim within the applicable time limit specified herein, then such party shall be deemed to have waived any and all right to seek indemnification relating to such claim.
          (f) Third-Party Claims.
               (1) Promptly after receipt by a Person entitled to indemnity under Section 13(b) or 13(c) (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, the Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of the Third-Party Claim, together with such information relating to such Third-Party Claim as the Indemnified Person may possess or control, provided that the failure to notify the Indemnifying Person shall not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of the Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
               (2) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 13(f)(1) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of the Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified

Person reasonably determines in good faith that joint representation would be inappropriate), to assume the defense of the Third-Party Claim with ounsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of the Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 13 for any fees of other counsel or any other expenses with respect to the defense of the Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of the Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of the Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any Breach of any Legal Requirement or the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by or on behalf of the Indemnifying Person, and (C) the Indemnified Person shall have no Liability with respect to any compromise or settlement of the Third-Party Claim. If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 13(f)(1) of the assertion of a Third-Party Claim and the Indemnifying Person does not, within 10 Business Days after such notice is given, notify the Indemnified Person of its election to assume the defense of the Third-Party Claim, the Indemnifying Person shall be bound by any determination made in the Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
               (3) With respect to any Third-Party Claim subject to indemnification under this Section 13, (A) the Indemnified Person and the Indemnifying Person shall keep each other fully informed of the status of the Third-Party Claim and any related Proceeding at all stages thereof where such Person is not represented by its own counsel; and (B) the Indemnified Person and the Indemnifying Person, each at its own expense, shall render to each other such assistance as they may reasonably request of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of the Third-Party Claim.
          (g) Setoff Against Note. So long as the Promissory Note remains outstanding, all indemnification claims by Buyer under this Agreement shall be satisfied by setting off and deducting the amount of such claims (together with interest thereon at the rate set forth in the Promissory Note for the period from the Closing Date through the last Business Day prior to the date of such set-off by Buyer) from the last maturing installment of the unpaid principal and interest of the Promissory Note; provided, however, that prior to exercising such right of set-off, Buyer shall deliver written notice to Sellers’ Representative specifying in reasonable detail the basis of any such claim, and that thereafter Buyer shall provide Sellers with such information regarding any such claim as Sellers shall reasonably request. All disputes concerning such indemnification claims shall be resolved in accordance with Section 15(p). Within ten (10) business days after exercising such right of set-off, Buyer shall give a written notice to Sellers’ Representative and Paying Agent of the effect of the set-off (both as to the set-off of the amount of the claims and interest) on the Promissory Note. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, shall not constitute a Breach of the Promissory Note or the Security and Pledge Agreement; provided, however, that if the exercise of such right of setoff is ultimately determined not to have been justified (in whole or in part), Buyer shall promptly pay to Sellers any amount determined to have been improperly withheld, together with interest thereon at the rate set forth in the Promissory Note from the date such amounts would have otherwise been paid to the Paying Agent.
          (h) Treatment of Payments. All indemnification payments made pursuant to this Section 13, including any set-off and deduction from the Promissory Note under Section 13(g), shall be treated as adjustments to the Purchase Price.

          (i) INDEMNIFICATION IN CASE OF STRICT LIABILITY OR NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 13 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE INDEMNIFYING PERSON) ALLEGES OR PROVES THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE INDEMNIFIED PERSON OR THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON.
          (j) SOLE, EXCLUSIVE REMEDY. ANY CLAIM BY ONE PARTY AGAINST THE OTHER PARTY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, BUT EXCLUDING ANY CLAIM ARISING UNDER THE PROMISSORY NOTES OR THE SECURITY AND PLEDGE AGREEMENT, REGARDLESS OF WHETHER THE SAME IS CONTRACTUAL, TORTIOUS OR OTHERWISE IN NATURE, SHALL BE MADE IN ACCORDANCE WITH AND SUBJECT TO THE LIMITATIONS OF THIS SECTION 13. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 13(m), TO THE EXTENT ALLOWED BY LAW, (1) THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION 13 SHALL BE THE SOLE, EXCLUSIVE REMEDY FOR ANY SUCH CLAIM, AND (2) EACH PARTY HEREBY WAIVES ANY AND ALL OTHER REMEDIES TO WHICH IT MAY BE ENTITLED UNDER LAW OR EQUITY.
          (k) Release and Covenant Not to Sue. The parties hereto have provided one another with an opportunity to fully evaluate information regarding each other. Sellers have agreed to enter into this Agreement and sell their Shares to Buyer, and Buyer has agreed to purchase the Shares from Sellers, only if each of Buyer, on the one hand, and Sellers, on the other hand, agreed to limit their respective post-Closing remedies as set forth herein. It is the intent of the parties hereto that, except as otherwise expressly provided in Section 13(m), subsequent to Closing, Buyer’s, Company’s and Sellers’ sole remedy shall be the indemnification provisions set forth in this Section 13. Accordingly, at Closing, (i) Buyer and Company shall deliver to Sellers a release of all claims against Sellers, whether or not known or discoverable at Closing, other than those claims for indemnification arising under this Section 13, together with a covenant not to sue Sellers for any claim or liability other than those arising under this Section 13 and (ii) Sellers shall deliver to Buyer and Company a release of all claims against Buyer and Company, whether or not known or discoverable at Closing, other than those claims for indemnification arising under this Section 13, under the Promissory Note or under the Security and Pledge Agreement, or arising under those agreements, contracts and leases enumerated in Section 10((e)(3)—(9)) and not yet due (and, as to Sellers who are employees of Company, other than any compensation and benefits to which they are entitled and which become due or accrued before or after Closing), together with a covenant not to sue Buyer and Company for any claim or liability other than those arising under this Section 13, under the Promissory Note or the Security and Pledge Agreement or those agreements, contracts and leases enumerated in Section 10((e)(3)—(9)) (the “Release and Covenant”). The parties stipulate that they have received independent and adequate consideration for the Release and Covenant.
          (l) [Reserved]
          (m) Certain Exceptions to Indemnification as Exclusive Remedy.
               (1) Notwithstanding Section 13(j) or any other provision hereof to the contrary, Buyer shall be permitted to seek the equitable remedies of specific performance or injunctive relief, as applicable:
                    (A) to enforce Sellers’ obligation, or to enjoin any (further) Breach of such obligation, to sell and deliver the Shares to Buyer at the Closing if, but only if, (i) Buyer is ready, willing and able to consummate the Transactions, (ii) all conditions to the Closing as set forth in Sections 8 and 9 have been satisfied or waived, (iii) this Agreement has not been otherwise terminated in accordance with the terms hereof, and (iv) notwithstanding the foregoing clauses (i)-(iii), Sellers do not sell and deliver the Shares to Buyer at the Closing; and
                    (B) to enforce Sellers’ and/or Company’s obligations, or to enjoin any (further) Breach of such obligations, under Sections 12(a), 12(b), 12(d), 12(e), 12(h), 12(i), 15(b) and 15(p);
provided, however, that no such equitable relief shall entail or require, and Buyer shall not seek, a monetary award to Buyer, the parties agreeing that Buyer’s sole basis for monetary relief hereunder shall be a claim for indemnification under this Section 13.
               (2) Notwithstanding Section 13(j) or any other provision hereof to the contrary, the parties have agreed that Sellers and, solely prior to the Closing, Company shall be permitted to seek the equitable remedies of specific performance or injunctive relief, as applicable:
                    (A) to enforce Buyer’s obligation, or to enjoin any (further) Breach of such obligation, to purchase the Shares from and deliver the Purchase Price to Sellers at the Closing if, but only if, (i) Sellers and Company are ready, willing and able to consummate the Transactions, (ii) all conditions to the Closing as set forth in Sections 8 and 9 have been satisfied or waived, (iii) this Agreement has not been otherwise terminated in accordance with the terms hereof, and (iv) notwithstanding the foregoing clauses (i)-(iii), Buyer does not purchase the Shares from and deliver the Purchase Price to Sellers at the Closing; and
                    (B) to enforce Buyer’s obligations, or to enjoin any (further) Breach of such obligations, under Sections 12(g), 12(h), 15(b) and 15(p) hereof;
provided, however, that no such equitable relief shall entail or require, and Sellers and Company shall not seek, a monetary award to Sellers and/or Company, the parties agreeing that Sellers’ and Company’s sole basis for monetary relief hereunder shall be a claim for indemnification under this Section 13.
               (3) No party shall be entitled to enforce any provision of this Agreement by a decree of specific performance or to seek temporary, preliminary or permanent injunctive relief to prevent Breaches or Threatened Breaches of any provision of this Agreement except in accordance with, and solely in the circumstances expressly provided in, Section 13(m)(1) and (2).
     14. Definitions. For the purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 14:
          “AAA” is defined in Section 15(p)(1).
          “Accounting Firm” means KPMG, LLP, independent certified public accountants.
          “Accounting System Transition” is defined in Section 4(ff)(15).
          “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Company and other Persons doing business with Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products or services provided to customers of Company, (b) all note receivables from, and other monetary indebtedness of, Persons owing money to Company for any reason, and (c) all claims, remedies and other rights relating to any of the foregoing.

          “Adjustment Amount” is defined in Section 3(a).
          “Agreement” is defined in the first paragraph of this Agreement.
          “Alternative Protective Agreements” is defined in Section 8(g)(1).
          “Audited Financial Statements” is defined in Section 4(h).
          “Bankruptcy Acquisition” is defined in Section 5(n).
          “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement shall not thereby be required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Transactions or to dispose of or make any change to its business, expend any material funds, or incur any other material burden.
          “Breach” means any (a) breach, contravention or violation of, or conflict with, any term, condition, provision or requirement (including any Legal Requirement); (b) inaccuracy of a representation or warranty; (c) failure to perform a covenant or comply with an obligation; (d) default or event of default; (e) event or circumstance that, with or without notice or lapse of time, would constitute or result in any of the foregoing; or (f) event or circumstance that, with or without notice or lapse of time, gives any Person the right to exercise any remedy or obtain any relief, including the right to accelerate the payment or performance of any covenant or obligation or the right of cancellation, termination, revocation, withdrawal, suspension or modification.
          “Business” is defined in Section 5(l).
          “Business Day” means any day other than Saturday, Sunday or any other day on which national or state chartered banks in the Commonwealth of Virginia are permitted or required to be closed.
          “Buyer” is defined in the first paragraph of this Agreement.
          “Buyer Group” is defined in Section 9(j).
          “Buyer Indemnified Parties” means Buyer and its Related Persons and Representatives.
          “Buyer’s Documents” is defined in Section 5(b).
          “Buyer’s Fundamental Representations and Warranties” shall mean the representations and warranties made by Buyer in Sections 5(b) [Power and Authority], 5(c) [Authorization], 5(d) [Enforceability], 5(g) [Securities Legal Requirements], 5(i) [No Brokers or Finders], 5(k) [Financial Capacity], and 5(p) [Promissory Note].
          “Buyer’s Indemnity Threshold” is defined in Section 13(c)(2).
          “Buyer’s Objection Notice” is defined in Section 3(b).
          “Capital Aviation” means Capital Aviation Instrument Corporation, a Virginia corporation.
          “Capital Contribution” is defined in Section 10(f)(6).

          “Cash Consideration” is defined in Section 2(a).
          “Closing” is defined in Section 10(a).
          “Closing Date” is defined in Section 10(a).
          “Closing Date Asset Valuation” is defined in Section 3(b).
          “Closing Date Balance Sheet” is defined in Section 3(b).
          “Closing Date Financial Statements” is defined in Section 3(b).
          “Closing Deadline” is defined in Section 10(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Colgan Associates” means M. J. Colgan Associates LLC, a Virginia limited liability company.
          “Colgan Guaranties” is defined in Section 8(g)(2).
          “Colgan Guarantors” is defined in Section 8(g)(2).
          “Company” is defined in the first paragraph of this Agreement.
          “Company Contract” means any Contract (a) under which Company has or may acquire any right or benefit, (b) under which Company has or may become subject to any commitment or Liability, or (c) by which Company or any of its assets and properties is or may become bound.
          “Company Records” means any data, information and Records of Company relating to Company, its business, or its assets and properties, including customer lists and Records, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, accounting and financial Records, financing Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records.
          “Company’s Documents” is defined in Section 4(b).
          “Confidential Information” means any and all of the following information concerning Company and its past, present and future business and affairs:
          (a) all information that is a Trade Secret;
          (b) all information concerning product and service specifications, data, know-how, formulae, compositions, techniques, methods, processes, designs, sketches, flow charts, photographs, graphs, drawings, samples, inventions, ideas, and research and development;
          (c) all financial information and statements, financial projections and budgets, accountants’ materials, capital spending budgets and plans, and Tax returns;

          (d) all market studies, business plans, strategic plans, marketing and advertising plans and publications, and business acquisition plans and strategies;
          (e) all information concerning existing and potential customers and suppliers, including their names, requirements, price lists, pricing policies, and operational methods;
          (f) all computer software (including source codes, object codes, comments, screens, user interfaces, report formats, templates, menus, buttons and icons), management information systems (including payroll, accounting, billing, receivables, payables, customer service, supplier, human resources, and e-mail systems), and related documentation;
          (g) all Company Contracts;
          (h) all information concerning employees and other personnel, including their names, job descriptions, training techniques and materials, compensation and benefits, and engagement and retention plans and strategies; and
          (i) all lists, compilations, analyses, studies, summaries, notes, correspondence and other material containing or based, in whole or in part, upon any information included in the foregoing.
Confidential Information may exist in any form or medium, including physical documents and Records, computer files, drives or discs, microfilm, microfiche, videotapes, oral communications, audiotapes, and digital recordings. Confidential Information does not include any information that is available to the general public or is generally available within the airline industry other than as a result of a Breach of this Agreement or any contractual, fiduciary or other duty owed to Company or any other Person.
          “Consent” means any approval, consent, ratification, waiver (including any waiver of a right of first refusal), or other authorization.
          “Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking, whether written or oral, whether express or implied, and whether or not legally binding.
          “Control,” including its variants, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as used in the rules promulgated under the Securities Act.
          “Damages” means any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim, net of (a) any insurance proceeds or other payments received by the damaged party from any other responsible party and (b) in the case of Damages covered by Section 13(b), the value of any Unanticipated Assets.
          “Deposit Escrow Agent” is defined in Section 10(e)(1).
          “Deposit Escrow Agreement” is defined in Section 10(e)(1).
          “Employee Plans” means all salary, wage, payroll, bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation rights, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, supplemental retirement, pension, health care, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, personal leave, fringe benefit or welfare plans and all other employee compensation or benefit plans, agreements, policies, practices, commitments, agreements or understandings (whether qualified or unqualified, whether in effect or terminated, and whether written or unwritten), and all trusts, escrows and other agreements relating thereto, that are or have been maintained or contributed to by Company or any other Person controlled by, controlling or under common control with Company and that provide benefits to any current or former director, officer, employee, contractor, consultant or agent of Company or the dependents of any thereof.
          “Employment Agreements” is defined in Section 10(e)(4).
          “Encumbrance” means any charge, claim, community or other marital property interest, privilege, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right-of-way, easement, encroachment, servitude, license, right of a party in possession, right of first option, right of first refusal, or other encumbrance, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
          “Escrow Payment Letter” is defined in Section 10(e)(1).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Facilities Purchase Agreement” is defined in Section 6(a).
          “Facility” and “Facilities” are defined in Section 6(a).
          “Facility Purchaser” is defined in Section 6(a).
          “Family” means, with respect to an individual, (a) the individual, (b) the individual’s spouse, (c) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (d) any other natural person who resides with such individual.
          “Financial Statements” is defined in Section 4(h).
          “Fuel Tank” is defined in Section 6(a).
          “GAAP” means generally accepted accounting principles for financial reporting in the United States applied on a basis consistent with past practice.
          “Guaranteed Indebtedness” is defined in Section 8(g)(2).
          “Guarantor” is defined in Section 6(a).
          “Governing Document” means with respect to any particular entity, (a) if a corporation, the articles of incorporation, certificate of incorporation, or charter and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and the operating agreement or limited liability company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
          “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
          “Governmental Body” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, council, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing. Governmental Bodies include, without limitation, the United States Department of Transportation, the Federal Aviation Administration, the National Transportation Safety Board, the United States Department of Homeland Security, and the Transportation Security Administration.
          “Guaranteed Indebtedness” is defined in Section 12(g).
          “Hangar 1 and Headquarters Facility” is defined in Section 6(a).
          “Hangar 2 Facility” is defined in Section 6(a).
          “Indemnified Person” is defined in Section 13(f)(1).
          “Indemnifying Person” is defined in Section 13(f)(1).
          “Inspections and Investigations” is defined in Section 4(y).
          “Intellectual Property” means all intellectual properties and assets owned or licensed (as licensor or licensee) by Company, including (a) corporate names, assumed/fictional business names, and trade names; (b) registered and unregistered trademarks, service marks and applications; (c) patents, patent applications, and inventions and discoveries that may be patentable; (d) registered and unregistered copyrights in both published and unpublished works; (e) trade secrets, know-how, and confidential or proprietary information; (f) computer software (including source codes, object codes, comments, screens, user interfaces, report formats, templates, menus, buttons and icons) and related documentation; and (g) management information systems (including payroll, accounting, billing, receivables, payables, customer service, supplier, human resources, e-mail and other operating systems) and related documentation.
          “Interim Balance Sheet” is defined in Section 4(h).
          “Interim Balance Sheet Date” is defined in Section 4(i).
          “Interim Financial Statements” is defined in Section 4(h).
          “Interim Period” is defined in Section 12(b)(2).

          “Inventory” means all inventories of Company, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Company in the production of finished goods or the furnishing of services.
          “Inventory Report” means the report on the Inventory prepared on behalf of Company and Buyer by Simat, Helliesen & Eichner, Inc. and dated January 15, 2007.
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
          “Joint Submission” is defined in Section 3(b).
          “Knowledge”:
          (a) A Person who is a natural person will be deemed to have Knowledge of a particular fact or circumstance if such Person is actually aware of the fact or circumstance.
          (b) A Person that is an entity will be deemed to have Knowledge of a particular fact or circumstance if any natural person serving as a director, officer, manager, partner, trustee, executor or administrator of such Person or in any similar capacity (including, without limitation, any natural person who is a party to this Agreement) is deemed to have Knowledge of the fact or circumstance as set forth in clause (a) above. For the avoidance of doubt, the Knowledge of Company shall be deemed to include the Knowledge of Senator Colgan.
          “LaSalle” is defined in Section 10(d)(3).
          “Lease” means any lease, sublease or rental agreement, license, right to use, installment sale agreement, conditional sale agreement, or option to purchase or lease to which Company is a party, including any Contract pertaining to the leasing or use of any Real Property or Tangible Personal Property.
          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty. Legal Requirements include, without limitation, the Federal Aviation Act, the Airport and Airway Development Act of 1970, the Airline Deregulation Act of 1978, the Aviation and Transportation Security Act of 2001, and all other statutes relating to airlines and civil air transportation and applicable to Company and the rules and regulations promulgated thereunder.
          “Liability” means with respect to any Person, any liability or obligation of, or damages incurred by, such Person of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, choate or inchoate, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and regardless of whether the same is required to be accrued on the financial statements of such Person.
          “Material Company Contracts” is defined in Section 4(r).
          “Material Consent” is defined in Section 4(f).
          “Material Interest” means the direct or indirect beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of (a) equity securities or other equity interests representing at least 10%

of the outstanding equity securities of or equity interests in a Person or (b) voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person.
          “Material Notice” is defined in Section 4(f).
          “Net Seller’s Debt” is defined in Section 4(mm).
          “Neutral Accounting Firm” means Deloitte & Touche USA LLP independent certified public accountants.
          “Noncompetition Agreements” is defined in Section 10(e)(5).
          “Nondisclosure Agreements” is defined in Section 4(ii).
          “Non-Permitted Encumbrances” means Encumbrances that are not Permitted Encumbrances.
          “Non-Titled Assets” is defined in Section 5(n).
          “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
          “Ordinary Course of Business,” in describing an action taken by a Person, means that the action is consistent in timing, nature, scope and magnitude with the past practices of the Person and is taken in the ordinary course of the normal, day-to-day operations of the Person.
          “Other Facilities Purchase Documents” means each agreement, certificate or other document required to be delivered in connection with the Purchase of the Facilities, as set forth in the Facilities Purchase Agreement.
          “Paying Agent” means The Fauquier Bank, appointed pursuant to the Paying Agent Agreement.
          “Paying Agent Agreement” means that certain agreement among Sellers, Sellers’ Representative and the Paying Agent dated as of January 18, 2007 attached hereto as Exhibit 14-2 pursuant to which the Paying Agent holds the Promissory Note and exercises certain rights thereunder and takes various actions at the instruction of Sellers’ Representative, or as otherwise provided therein, for the benefit of Sellers.
          “Permitted Encumbrances” means (a) the Encumbrances described in Schedule 4(m) that are marked with an asterisk, (b) mechanic’s and similar statutory liens arising or incurred in the Ordinary Course of Business and not yet due and payable, (c) liens for Taxes not yet due and payable and for which adequate reserves have been accrued, (d) Encumbrances and restrictions on Real Property that do not, individually or in the aggregate, materially interfere with the present uses of such Real Property, (e) Encumbrances of like kind or nature to those described in clauses (a), (b), (c) and (d) imposed or arising in the Ordinary Course of Business and (f) any other Encumbrance approved or consented to by Buyer in writing.
          “Person” means any natural person, entity (including any partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity), or Governmental Body.

          “Principal Due Diligence Materials” means the Interim Financial Statements, the Inventory Report and all material due diligence items requested by Buyer but not yet received by Buyer.
          “Proceeding” means any action, arbitration, audit, hearing, inquiry, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
          “Promissory Note” is defined in Section 2(b).
          “Purchase of the Facilities” means, collectively, (1) the purchase of the Facilities, (2) the assumption of the existing loan financing the Hangar 1 and Headquarters Facility, (3) the assumption of the existing loans financing the Hangar 2 Facility and (4) all other transactions contemplated by the Facilities Purchase Agreement and the Other Facilities Purchase Documents.
          “Purchase Price” is defined in Section 2.
          “Real Property” means all land, improvements thereon, and appurtenances thereto owned or leased by Company, whether or not carried on Company’s books, together with any express or implied warranty by the sellers or lessors thereof and all documents and Records relating thereto.
          “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
          “Related Person” means:
          (a) With respect to a natural person, (1) each other member of such natural person’s Family; (2) any Person that is directly or indirectly Controlled by any one or more members of such natural person’s Family; (3) any Person in which members of such natural person’s Family hold (individually or in the aggregate) a Material Interest; and (4) any Person with respect to which one or more members of such natural person’s Family serves as a director, officer, partner, executor or trustee or in a similar capacity.
          (b) With respect to a Person that is an entity, (1) any Person that directly or indirectly Controls, is directly or indirectly Controlled by, or is directly or indirectly under common Control with such Person; (2) any Person that holds a Material Interest in such Person; (3) each Person that serves as a director, officer, manager, partner, trustee, executor or administrator of such Person or in a similar capacity; (4) any Person in which such Person holds a Material Interest; and (5) any Person with respect to which such Person serves as a general partner or trustee or in a similar capacity.
          “Release and Covenant” is defined in Section 13(k) and is attached in form as Exhibit 10(d)(2).
          “Representative” means with respect to a Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.
          “Reviewing Personnel” is defined in Section 4(ll).

          “Reviewing Personnel Certificates” is defined in Section 4(ll).
          “SEC” means the United States Securities and Exchange Commission or any successor entity thereto.
          “Section 338(h)(10) Elections” is defined in Section 12(a).
          “Section 338(h)(10) Forms” is defined in Section 12(a).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security and Pledge Agreement” is defined in Section 10(d)(3).
          “Seller Indemnified Parties” means Sellers, Company and their respective Related Persons and Representatives.
          “Sellers” is defined in the first paragraph of this Agreement.
          “Sellers’ Documents” is defined in Section 4(b).
          “Sellers’ and Company’s Fundamental Representations and Warranties” shall mean the representations and warranties made by Sellers and Company in Sections 4(a) [Organization and Good Standing], 4(b) [Power, Authority and Capacity], 4(c) [Authorization], 4(d) [Enforceability], 4(e) [Impediments], 4(g) [Capitalization], 4(t) (the first sentence only) [Taxes], 4(gg) [No Brokers or Finders], and 4(hh) [Securities Legal Requirements].
          “Sellers’ Indemnity Cap” is defined in Section 13(b)(2)(B).
          “Sellers’ Indemnity Threshold” is defined in Section 13(b)(2)(A).
          “Sellers’ Representative” is defined in Section 15(r).
          “Sellers’ Statement” is defined in Section 3(b).
          “Senator Colgan” means Charles J. Colgan, Sr.
          “Senator Colgan’s Debt” means the net indebtedness of Senator Colgan to Company in the amount of $15,330.00.
          “Shares” is defined in the Introduction.
          “Shares Escrow Agent” is defined in Section 10(d)(3).
          “Short Period” is defined in Section 12(b)(2).
          “Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of such corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of such corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

          “Tangible Personal Property” means all aircraft, machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property owned or leased by Company, whether or not carried on Company’s books, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all documents and Records relating thereto.
          “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, capitalization, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
          “Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
          “Third Party” means any Person who or that is not a party to this Agreement.
          “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
          “Threatened” means, with respect to the taking of any action (including, without limitation, the institution of any Proceeding), that the Person subject to such action has received written notice from such Third Party of its intention to take such action.
          “Trade Secret” means all information that is a trade secret within the meaning of any applicable trade secret or other Legal Requirement.
          “Transaction Documents” means this Agreement and each other document delivered pursuant to this Agreement; provided, however, that the “Transaction Documents” shall not include any document delivered by any Seller other than in its capacity as a Seller (including, without limitation, the Employment Agreements and the Noncompetition Agreements).
          “Transactions” means all of the transactions contemplated by this Agreement.
          “Unanticipated Assets” means any assets of Company that relate to or arise as a consequence of pre-Closing operations of Company that are not identified on the Closing Date Balance Sheet and are realized, identified or come into the possession of Company after Closing.
          “Unpaid Pre-Closing Taxes” means any and all unpaid Taxes required to be paid by Company, arising from or relating to Company’s conduct of its business or any other activities of Company with respect to any period prior to and including the Closing Date that is not properly accrued for on Company’s books in accordance with GAAP (whether or not yet due at the Closing Date).
     15. General Provisions.

          (a) Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear its respective fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the other documents contemplated herein and the consummation of the Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses shall be subject to any rights of such party arising from a Breach of this Agreement by another party.
          (b) Public Announcements. Subject to any applicable Legal Requirement, any public announcement, press release or similar publicity with respect to this Agreement or the Transactions shall be issued, if at all, at such time and in such manner as Company and Buyer may mutually determine. Except as otherwise permitted by this Agreement, the parties hereto shall not, and shall cause their respective Representatives not to, disclose to any Person any information about the Transactions, including the status of discussions or negotiations, the execution of any documents (including this Agreement), or any of the terms or conditions of the Transactions. Company and Buyer shall consult with each other concerning the means by which Company’s employees, customers, suppliers and other Persons having dealings with Company will be informed of the Transactions, and Buyer shall have the right to be present for and participate in any such communication.
          (c) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (1) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (2) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (3) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):
               Sellers:
Michael J. Colgan, Sr.
Julie E. Colgan
Agnes L. Colgan Investment Credit Shelter Trust
Charles J. Colgan, Jr.
Ruth A. Willis
Raymond T. Colgan, Sr.
Mary C. Finnigan
Dorothy C. Chaplin
Patrick S. Colgan, Sr.
Timothy C. Colgan
c/o Michael J. Colgan, Sr., as the
     Sellers’ Representative.
5418 Ancestry Ct.
Gainesville, VA. 20155
Telephone: (703) 754-8715
Fax: (703) 331-3116
E-mail: mikecolgan@colganair.com

with a mandatory copy to:
Vanderpool, Frostick & Nishanian, P.C.
9200 Church Street, Suite 400
Manassas, Virginia 20110
Attention: Michael R. Vanderpool, Esq.
Telephone: (703) 369-4738
Fax: (703) 369-3653
E-mail: mvanderpool@vfnlaw.com

Company:	Colgan Air, Inc.
10677 Aviation Lane
Manassas, Virginia 20110
Attention: Michael J. Colgan, Sr.
Telephone: (703) 331-3101
Fax: (484) 377-3101
E-mail: mikecolgan@colganair.com

with a mandatory copy to:

Vanderpool, Frostick & Nishanian, P.C.
9200 Church Street, Suite 400
Manassas, Virginia 20110
Attention: Michael R. Vanderpool, Esq.
Telephone: (703) 369-4738
Fax: (703) 369-3653
E-mail: mvanderpool@vfnlaw.com

Buyer:	Pinnacle Airlines Corp.
1689 Nonconnah Boulevard
Memphis, Tennessee 38132
Attention: Peter D. Hunt
Telephone: (901) 348-4262
Fax: (901) 348-4103
E-mail: phunt@nwairlink.com

with a mandatory copy to:

Sam Chafetz
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, Tennessee 38103
Telephone: (901) 577-2148
Fax: (901) 577-0854
E-mail: schafetz@bakerdonelson.com
          (d) [Reserved]
          (e) Remedies Cumulative. Subject to the limitation of remedies set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative, and neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
          (f) Waiver. To the maximum extent permitted by applicable Legal Requirements, no claim or right arising from this Agreement or any of the documents referred to in this Agreement can be discharged by a party hereto, in whole or in part, by a waiver of the claim or right unless such waiver is in writing and is signed by the waiving party, and no waiver that may be given by a party shall be applicable except in the specific instance for which it is given.
          (g) Entire Agreement. This Agreement supersedes all prior negotiations, understandings, agreements, representations, warranties, and courses of conduct and dealing, whether written or oral, between or among the parties hereto with respect to its subject matter, including the letter of intent dated June 1, 2006, among Buyer, Company, Senator Colgan and Michael J. Colgan, Sr., but excluding the Deposit Escrow Agreement and the Confidentiality Agreement This Agreement, together with the schedules and exhibits attached hereto, the other documents delivered herewith, the Deposit Escrow Agreement and the Nondisclosure Agreement, constitute a complete and exclusive statement of the terms and conditions of the agreement among the parties with respect to its subject matter.
          (h) Amendment. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties.
          (i) Assignment; Successors. No party may assign this Agreement or any of its rights or obligations hereunder without the prior Consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assignees of the parties.
          (j) No Third-Party Rights. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights, remedies and claims as shall inure to a successor or permitted assignee pursuant to Section 15(i).
          (k) Severability. If a court of competent jurisdiction holds that any provision of this Agreement or portion thereof is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision or portion thereof as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision or portion thereof shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision or portion thereof, and this Agreement otherwise shall remain in full force and effect.
          (l) Construction and Usage. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. All references to a Person are, unless the context otherwise requires, also to its successors and assigns. All references to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All references to sections are to the corresponding sections of this Agreement. The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. The terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” regardless of whether they are, in fact, followed by such words or words of like import.
          (m) Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
          (n) Governing Law. This Agreement and any Proceeding arising from this Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law. The Promissory Note, the Security and Pledge Agreement, the Noncompetition Agreements, and all other ancillary documents shall be governed by, construed under, and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflicts-of-laws principles that would require the application of any other law.
          (o) Reference of Disputes. Any party to this Agreement may submit any dispute between or among the parties arising from or relating to this Agreement or any actual or alleged Breach hereof to one or more of Sellers, a senior officer of Company designated by its chief executive officer, and a senior officer of Buyer designated by its chief executive officer, for a period of 30 days (or such longer period as the parties may in a specific case so decide), for discussion and possible resolution by such Persons before commencing any Proceeding with respect thereto.
          (p) Arbitration.
               (1) Except where equitable relief is sought in accordance with Sections 13(j) and (m), and notwithstanding any termination of this Agreement, all disputes, claims or controversies among the parties to this Agreement arising from or relating to this Agreement or any of the Transactions that are not resolved by mutual agreement among the parties shall be resolved solely and exclusively by binding arbitration before the American Arbitration Association or its successor (the “AAA”). The arbitration shall be held in Wilmington, Delaware, before a single neutral arbitrator and shall be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures (Including Procedures for Large, Complex Commercial Disputes) promulgated by the AAA unless specifically modified herein.
               (2) Within 15 days after demand for arbitration has been made by any party, the parties and/or their counsel shall meet to discuss the issues involved and to discuss a suitable arbitrator. Upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 30 days from the demand), the parties shall request that the AAA send each party an identical list of names of individuals from its panel of arbitrators from which to select an arbitrator. Each party shall have 15 days from the date on which such list is transmitted to the parties to strike names objected to, number the remaining names in order of preference, and return the list to the AAA. If a party does not return the list within the time specified, all individuals named therein shall be deemed acceptable. From among the individuals who have been approved on all lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve. If the parties fail to agree on any of the individuals named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other members of the panel of arbitrators without the submission of additional lists.
               (3) The arbitration shall commence within 120 days after the date on which a written demand for arbitration is filed by any party. The parties shall participate in the arbitration in good faith. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any Third-Party witnesses and shall be empowered to decide any disputes regarding the scope of discovery. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other parties, no later than 10 days before the date of the arbitration, the identity of all persons who may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or be considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered in writing to each party within 60 days of the conclusion of the arbitration hearing. The arbitrator’s decision shall set forth a reasoned basis for the arbitrator’s decision, including any award of Damages or finding of Liability. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such arbitration. The arbitrator shall determine who the prevailing party is for this purpose.
               (4) Each party irrevocably and unconditionally consents to (A) the exclusive jurisdiction of the AAA to resolve all disputes, claims or controversies arising from or relating to this Agreement or any of the Transactions and (B) the exclusive jurisdiction of the courts of the State of Delaware for the purpose of compelling arbitration hereunder. Each party irrevocably and unconditionally waives (A) any objection to proceeding before the AAA based upon lack of personal jurisdiction and (B) any objection to the laying of venue. Each party irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the AAA has been brought in an inconvenient forum or that the arbitration provisions of this Agreement are unenforceable. Each party consents to service of process by registered mail at the address to which notices are to be given. Each party agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties.
               (5) This Section 15(p) shall apply to all forms of actions, including requests for temporary, preliminary or permanent injunctive relief (provided that, in connection with any claim for injunctive relief, the party seeking such relief shall bear the burden of establishing that it lacks an adequate remedy at law), except that to the extent that arbitration pursuant to this Section 15(p) would not be available in a timely fashion so as to enable any party to avoid immediate and irreparable harm, such party may proceed in court without prior arbitration for the limited purpose of avoiding such immediate and irreparable harm. Each party consents to the exclusive jurisdiction of the courts of the State of Delaware for any proceeding in court permitted under the immediately preceding sentence. The arbitrator shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect. Any award in any arbitration may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.
               (6) BY SIGNING THIS AGREEMENT, THE PARTIES ARE, EXCEPT TO THE LIMITED EXTENT PROVIDED IN THIS SECTION 15(p), AGREEING TO HAVE ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS DECIDED BY ARBITRATION, AND ARE GIVING UP ANY AND ALL RIGHTS THAT THEY MIGHT POSSESS TO HAVE THOSE MATTERS LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL EXCEPT TO THE EXTENT THAT THEY ARE SPECIFICALLY PROVIDED FOR UNDER THIS AGREEMENT. IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING

TO THIS PROVISION, IT MAY BE COMPELLED TO ARBITRATE UNDER FEDERAL OR STATE LAW. EACH PARTY’S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
               (7) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT (INCLUDING THIS SECTION 15(p)) TO THE CONTRARY, THE ARBITRATOR SHALL HAVE NO POWER TO IMPOSE ANY REMEDY OR RELIEF THAT, DIRECTLY OR INDIRECTLY, AVOIDS, MODIFIES OR OTHERWISE OBVIATES (I) THE MONETARY OR TIME LIMITATIONS ON THE PARTIES’ RESPECTIVE REMEDIES UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE MONETARY LIMITATIONS ON SELLERS’ INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 13(b), OR (II) THE LIMITATIONS ON THE PARTIES’ RIGHT TO SEEK EQUITABLE REMEDIES SET FORTH IN SECTIONS 13(j) AND 13(m).
          (q) Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
          (r) Sellers’ Representative.
               (1) Each Seller hereby (x) initially designates Michael J. Colgan, Sr. (the “Sellers’ Representative”) as his, her or its agent to be responsible for negotiating with Buyer and its counsel to resolve any and all matters relating to Sellers’ rights and obligations under this Agreement and the Promissory Note, (y) authorizes Sellers’ Representative to resolve, compromise and dismiss any and all claims that such Seller may have under this Agreement or any other document contemplated hereby, and (z) authorizes Buyer to rely upon any such action of Sellers’ Representative as fully as if it were the action of such Seller. Each Seller hereby agrees to the designation of a successor Sellers’ Representative by a majority in interest of the Sellers in the event Michael J. Colgan, Sr. is unwilling or unable to serve as such.
               (2) Each Seller acknowledges and agrees that the Sellers’ Representative has agreed to serve in such capacity solely as an accommodation to Sellers and Buyer and is receiving no compensation hereunder or otherwise for his service in such capacity. Accordingly, Sellers agree to indemnify Sellers’ Representative and save Sellers’ Representative harmless from and against any and all claims, expenses or liability whatsoever which may be incurred by or asserted against Sellers’ Representative as a result of or in connection with any action taken in good faith by Sellers’ Representative in his capacity as Sellers’ Representative, including any claim asserted against Sellers’ Representative by any person or entity (including, without limitation, by any Seller).

     IN WITNESS WHEREOF, this Stock Purchase Agreement is executed and delivered by the parties hereto as of the date first written above.
SELLERS:

	/s/ Michael J. Colgan, Sr. Michael J. Colgan, Sr.		/s/ Raymond T. Colgan, Sr. Raymond T. Colgan, Sr.

	/s/ Julie E. Colgan Julie E. Colgan		/s/ Mary C. Finnigan Mary C. Finnigan

	Agnes L. Colgan Investment Credit Shelter Trust		/s/ Dorothy C. Chaplin Dorothy C. Chaplin

By:	/s/ Charles J. Colgan, Sr. Charles J. Colgan, Sr. Trustee		/s/ Patrick S. Colgan, Sr. Patrick S. Colgan, Sr.

	/s/ Charles J. Colgan, Jr. Charles J. Colgan, Jr.		/s/ Timothy C. Colgan Timothy C. Colgan

/s/ Ruth A. Willis Ruth A. Willis

COMPANY:

Colgan Air, Inc.

		By:	/s/ Michael J. Colgan, Sr. Michael J. Colgan, Sr. Chief Executive Officer

BUYER:

Pinnacle Airlines Corp.
By:	/s/ Peter D. Hunt Peter D. Hunt Vice President and Chief Financial Officer

AGREEMENT FOR PURCHASE AND SALE
     This Agreement for Purchase and Sale (this “Agreement”) is entered into as of the Effective Date (as established in accordance with and defined in Section 12.20 of this Agreement), by and between PINNACLE AIRLINES CORP., a Delaware corporation, party of the first part (“Purchaser”); and M J COLGAN ASSOCIATES, LLC, a Virginia limited liability company, party of the second part (the “Seller”) (Purchaser and Seller are hereinafter sometimes individually referred to as the “Party” and collectively as the “Parties”).
RECITALS:
     WHEREAS, the City of Manassas (the “City”) is the owner of that certain parcel of land known as the Manassas Regional Airport (the “Airport”); and
     WHEREAS, pursuant to the terms of that certain Franchise Agreement effective June 22, 2005 issued under Ordinance No. O-2005-35, as the same is recorded among the land records of Prince William County, Virginia as Instrument No. 200509200162007 (the “Franchise”), a copy of which Franchise is attached hereto as Exhibit “A” and incorporated herein by reference, the City has issued to Seller a license to operate its aircraft related business at the Airport as the same is more fully defined by the Franchise; and
     WHEREAS, pursuant to the terms of the Franchise, the City has further ground leased to Seller a certain 3.49474 acre parcel of land within the Airport for construction by Seller thereon of its hangers and operational facilities, as the same is more fully described by Exhibit A attached to the Franchise (entitled Plat of Survey & Metes and Bounds Description) and Plat recorded as Instrument No. 200509200162008 and 200509200166009 among the land records of Prince William County, Virginia (the “Land”); and
     WHEREAS, pursuant to the Franchise, Seller has constructed certain improvements within and upon the Land consisting of: (a) a hanger and office building containing approximately 18,000 square feet (“Building A”); and (b) a second hanger building containing approximately 37,000 square feet and including additional hangar space, office space and maintenance shop space (“Building B”, with Building A and Building B being collectively referred to as the “Buildings”). The Buildings are more particularly shown and depicted on the site plan attached hereto as Exhibit “B” and incorporated herein by reference; and
     WHEREAS, in conjunction with the construction of the Buildings and as permitted by the Franchise, Seller has also constructed a 20,000 gallon fuel tank for the storage of jet fuel (the “Fuel Tank”), which Fuel Tank is located at a site as licensed to Seller under the Franchise and comprising portions of the Airport designated by the City as the “Fuel Farm”; and
     WHEREAS, pursuant to the terms of (a) that certain Deed of Lease Agreement dated September 30, 2003 as to Building A (the “Building A Lease”), (b) that certain Deed of Lease Agreement signed by each party as of September 12, 2006 as to Building B (the “Building B Lease”) and (c) that certain Fuel Tank Lease dated March 16, 2006 (the “Fuel Tank Lease”), each entered into by and between Seller and Colgan Air, Inc. (the “Company”), a full and complete current copy of which leases, including those certain Amendments and Ratifications of each of such leases dated of even date hereof, are attached hereto as Exhibit “C” and incorporated herein by reference (collectively, the “Company Leases”), the Company has leased from Seller the Buildings and the Fuel Tank (together with all appurtenant benefiting easements and rights pertaining thereto, the Buildings and the Fuel Tank are collectively identified herein as the “Facilities”), from Seller; and
     WHEREAS, pursuant to a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”), Purchaser has simultaneously herewith contracted with the shareholders of the Company to purchase their respective interests in the Company; and
     WHEREAS, Section 6 of the Stock Purchase Agreement contemplates that Purchaser shall enter into an agreement with Seller for the purchase by Purchaser of Seller’s interests in the Franchise and the Facilities; and
     WHEREAS, Seller and Purchaser desire to enter into this Agreement whereby, pursuant to and upon the terms and conditions herein, Seller agrees to sell to Purchaser (or its nominee) and Purchaser (or its nominee) agrees to acquire from Seller all of the Seller’s rights, title and interests in the Franchise, including, without limitation, the license and leasehold and other rights, title and interests in the Land (collectively, the “Leasehold Estate”), the Facilities and the Fixtures (as defined hereinbelow) related thereto, by assigning to the Purchaser, subject to consent by the City of Manassas and the other terms and conditions of this Agreement (including, without limitation, Purchaser’s Review Period rights and priviliges and its other conditions to Settlement as set forth herein), the Franchise, together with, except the Excluded Personal Property as hereinbelow defined, the following: (a) all of the Seller’s right, title and interest in all other permanently affixed equipment, machinery and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Land or any one or more of the Facilities, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed-by the Parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Excluded Personal Property (collectively, the “Fixtures”); (b) all of Seller’s right, title and interest in all personal property equipment, machinery and other items of personal property, including all components thereof, now and hereafter necessarily or appropriately located in, on or used in connection with the Land, Facilities and Fixtures, but specifically excluding all items included within the categories of Fixtures or Excluded Personal Property as separately defined herein (collectively, the “Equipment”); (c) all of Seller’s right, title and interest in all supplies and inventory, including fuel in the Fuel Tank, cleaning materials and other supplies for the maintenance and upkeep of any portions of the Land, the Facilities and associated Fixtures, all inventory and supplies used in the normal operation of the Facilities under and pursuant to the Franchise (collectively, the “Supplies”); (d) only to the extent which Purchaser hereafter notices Seller in writing of Purchaser’s intent to take assignment of the same following review and consideration during the Review Period, all of Seller’s right, title and interest in, under and/or to any service contract affecting all or a portion of the Land as leased under the Franchise or any one or more of the Facilities incidental to the operation of the Land, and to the extent not terminated at or prior to the Closing by Seller at the request of Purchaser (collectively, the “Business Agreements”); (h) other than the Franchise, all of Seller’s assignable right, title and interest in all permits, licenses, approvals, entitlements and other governmental, quasi-governmental (including providers of utilities servicing the Land and Facilities) and non-governmental authorizations including, without limitation, certificates of occupancy, required in connection with the licensing, franchising, leasing, ownership, planning, development, construction, use, operation or maintenance of the Land or the Facilities, and each of them, to the extent the same are transferable (collectively, the “Permits”); (i) other than the Franchise, all of Seller’s right, title and interest in all warranties, representations and guaranties with respect to the Land, the Facilities, the Fixtures, the Equipment and the Supplies, whether express or implied, which Seller now holds or under which Seller is the beneficiary, including, without limitation, all of the representations, warranties and guaranties given and/or assigned to Seller under the Business Agreements and Leases, to the extent the same are transferable (collectively, the “Warranties”); and (j) all of Seller’s right, title and interest in all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Land, the Facilities, the Fixtures and Equipment, or any portions of the foregoing, to the extent the same are transferable (collectively, the “Engineering Documents”); and
     WHEREAS, notwithstanding anything to the contrary as set forth herein, excluded from the Assets (as such term is hereinbelow defined) to be purchased and sold in accordance with the terms and conditions of this Agreement are any items of personal property not specifically comprising a portion of the Assets and otherwise belonging to Seller (collectively, the “Excluded Personal Property”).
WITNESSETH:
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:
1.0 PURCHASE AND SALE; SETTLEMENT; SETTLEMENT DATE; DEPOSIT
     1.1 Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, Seller hereby agrees to transfer, sell, assign and convey by good and valid instruments of special warranties of title all of its right, title and interest in, under and to each of the Assets to Purchaser, and Purchaser hereby agrees to, as applicable, purchase or take assumption of (but only as to matters first accruing after settlement) Seller’s right, title and interest in the Assets from Seller. Collectively, the Franchise, the Leasehold Estate, the Facilities, the Fixtures, the Company Leases, the Fuel Tank Capital Lease (as hereinbelow defined), the Equipment, the Supplies, the Business Agreements, the Permits, the Warranties and the Engineering Documents are hereinafter referred to from time to time as the “Assets”.
     1.2 Settlement and Settlement Date. Subject to and upon the terms and conditions in this Agreement, Purchaser and Seller shall consummate the purchase and sale of the Assets on a date designated by Purchaser and proceed to settlement by tendering to the Settlement Agent for final recording and disbursement the documents and funds required by this Agreement (the “Settlement”), but no later than thirty (30) days after the satisfaction of the Purchaser’s Settlement Contingencies set forth in Section 7.5 below and Seller’s Settlement Contingencies set forth in Section 7.6 below (the “Settlement Date”). Notwithstanding the foregoing, Settlement shall occur, if at all, no later than six (6) months after the Effective Date of this Agreement (the “Outside Settlement Date”).

     1.3 Deposit.
     (a) Within five (5) days following the establishment of the Effective Date of this Agreement as set forth in Section 12.20, Purchaser shall deposit in escrow with an office of LandAmerica — Lawyers Title Insurance Corporation as selected and identified by Purchaser (the “Escrow Agent”, and also serving as the “Settlement Agent” as contemplated by Section 7.1), the sum of One Hundred fifty Thousand and 00/100 Dollars ($150,000.00) as its earnest money deposit (the “Deposit”). The Deposit shall be applied at Settlement to the Purchase Price, as hereinafter defined, or otherwise applied, refunded or paid in accordance with the terms of this Agreement. The form of the Deposit shall be at Purchaser’s election, either cash, wire transfer or certified funds.
     (b) The Deposit shall be held by the Escrow Agent pursuant to the terms and conditions of this Agreement. The Deposit shall be held in an interest bearing account by the Escrow Agent and the interest thereon shall become part of the Deposit. Any interest on the Deposit shall inure to the benefit of Purchaser if Settlement is completed hereunder; otherwise, such interest shall belong to the Party receiving the Deposit in accordance with the terms of this Agreement.
2.0 PURCHASE PRICE
     2.1 Purchase Price Components. The aggregate Purchase Price (as hereinbelow defined) to be paid by Purchaser for the Assets is Six Million Three Hundred Fifty-Seven Thousand Nine Hundred Two and 00/100 Dollars ($6,357,902.00), and the allocated purchase price to be paid by Purchaser for the Franchise and Facilities shall be as follows:
     (a) Building A: One Million Eight Hundred Seventy Thousand and 00/100 Dollars ($1,870,000.00) (the “Building A Purchase Price”); and
     (b) Building B: Four Million Three Hundred Seventy-Nine Thousand and 00/100 Dollars ($4,379,000.00) (the “Building B Purchase Price”); and
     (c) Fuel Tank: One Hundred Eight Thousand Nine Hundred Two and 00/100 Dollars ($108,902.00) (the “Fuel Tank Purchase Price”).
Notwithstanding the aforesaid allocation of the Purchase Price, this is a single indivisible contract.
3.0 PAYMENT OF PURCHASE PRICE
     3.1 The Building A Purchase Price, the Building B Purchase Price and the Fuel Tank Purchase Price as described above in Article 2.0 (hereinafter, collectively, the “Purchase Price”) shall be paid by Purchaser to Seller in cash or in the following manner at the Settlement, adjusted for prorations and Settlement costs and subject to the other terms and conditions of this Agreement:
     (a) Building A: At Settlement and subject to the terms and conditions of this Agreement, Purchaser shall pay the Building A Purchase Price as follows:

          (i) One-half (1/2) of the Deposit shall be credited for the benefit of Purchaser against the Building A Purchase Price; and
          (ii) Purchaser shall use its good faith efforts to obtain a commercial first leasehold deed of trust loan from Fauquier Bank, or another financial institution of Purchaser’s choice, in the approximate sum of One Million Thirty Eight Thousand and 00/100 Dollars ($1,038,000.00) (the “Building A Bank Loan”). The net loan proceeds under the Building A Bank Loan received by Purchaser shall be applied to the Building A Purchase Price at Settlement; and
          (iii) The balance of the Building A Purchase Price shall be paid by Purchaser to Seller at Settlement in the form of a promissory note (the “Note”). The Note shall be amortized and payable in full over a period of ten (10) years in equal monthly installments of principal and interest at the rate of 6.5% per annum, commencing on the first day of the second month following the Settlement Date. The Note shall otherwise be negotiable and in a commercially reasonable form mutually acceptable to Purchaser and Seller, but shall, in addition to such other terms and conditions as may be set forth therein, provide: (a) that Purchaser’s liability for further payments thereunder shall cease if the Franchise terminates for any reason other than by reason of an uncured event of default thereunder by Purchaser following Purchaser assumption, including, without limitation, as result of casualty, condemnation, war, national emergency or for any other reason as may be contemplated by the Franchise; and (b) that if any sums shall become due to Purchaser after Settlement under Article 12.0 hereof, Purchaser may offset those sums against the amounts due Seller or its successors or assigns under the Note. The Note shall be secured by a Purchase Money Leasehold Second Deed of Trust With Assignment of Interests, Rents and Leases in a commercially reasonable form mutually acceptable to Purchaser and Seller against Purchaser’s leasehold interest in the Land or so much thereof as may ultimately be subject to a revised or new Franchise Agreement relating to Building A (the “Seller’s Deed of Trust”).
     (b) Building B: At Settlement, Purchaser shall pay the Building B Purchase Price as follows:
          (i) One-half (1/2) of the Deposit shall be credited for the benefit of Purchaser against the Building B Purchase Price; and
          (ii) Purchaser shall use its good faith efforts to obtain a commercial first leasehold deed of trust loan from Fauquier Bank, or another financial institution of Purchaser’s choice, in the approximate sum of Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00) (the “Building B Bank Loan”); and
          (iii) The balance of the Building B Purchase Price shall be paid by Purchaser to Seller at Settlement by bank wire or certified check.
     (c) Fuel Tank: At Settlement, Purchaser shall pay the Fuel Tank Purchase Price as follows:

          (i) Purchaser shall assume, refinance or pay the capital lease secured against the Fuel Tank currently held by Merchants Leasing (the “Fuel Tank Capital Lease”). The approximate Capital Lease balance as of the Effective Date of this Agreement is $ 39,000.00.
          (ii) The balance of the Fuel Tank Purchase Price shall be paid by Purchaser to Seller at Settlement by bank wire or certified check.
     3.2 Building A Bank Loan and Building B Bank Loans. The Building A Bank Loan and Building B Bank Loan shall each be on terms and conditions acceptable to Purchaser in its reasonable yet sole discretion, and shall be secured as a lien against Purchaser’s leasehold rights, title and interests in the Land (or applicable portions thereof) and as related to Purchaser’s interests in the applicable Building A and Building B superior and prior to the Seller’s Deed of Trust. Seller agrees to execute and deliver to Purchaser’s lender(s) all documents and instruments required or reasonably requested by Purchaser’s lender(s) in conjunction with Settlement or the closing of the Building A Bank Loan and Building B Bank Loan given the proposed seller financing components of the Purchase Price, including, without limitation, those as may be necessary and/or appropriate to subordinate in all respects the Seller’s Deed of Trust interests and other security interests to be held by Seller or any affiliate of Seller in Purchaser’s post-Settlement interests in the Land and/or Facilities. If the Franchise Agreement is amended to provide for separate identifiable areas of land for each building, Seller’s Deed of Trust shall be a lien on the land on which the applicable building is located.
     3.3 Additional Consideration. It is agreed by the Parties that the segregated Purchase Price sums identified in Section 3.1 above include those purchase price amounts, if applicable, as may be allocated by the Parties regarding the other Assets to be conveyed in accordance herewith and associated with each such Facility. Further, Seller agrees that in consideration of Purchaser’s payment of the Purchase Price amounts set forth above and its covenants and agreements set forth elsewhere in this Agreement, Seller shall, subject to the approval by the City of Manassas, Airport Board and any and all required approvals and consents necessary or appropriate from any other governmental board, agency, body or otherwise, assign and transfer the Franchise to Purchaser and otherwise sell, transfer, convey and/or assign, as appropriate, the remainder of the Assets as identified herein to be conveyed to Purchaser and which Purchaser agrees to purchase in accordance with the terms and conditions of this Agreement.
4.0 PURCHASER’S DUE DILIGENCE INSPECTION RIGHTS; AND TITLE & SURVEY MATTERS
     4.1 Due Diligence Materials. Within ten (10) days immediately following the Effective Date, Seller shall deliver, without representation or warranty as to any document prepared by a third party, to Purchaser for its review the following items to the extent they are in Seller’s possession:
     (a) True, correct, complete and legible copies of the Business Agreements, Permits, Warranties and Engineering Documents pertaining to the Land and Facilities;
     (b) True, correct, complete and legible copies of tax statements or assessments for all portions of the Land, if any, and Facilities, including, as and to the extent segregated, the

Buildings, the Fuel Tank and all other Fixtures, together with the Equipment, for the current and the two prior calendar years;
     (c) Complete, itemized and detailed inventories of the Supplies and Equipment;
     (d) True, correct, complete and legible copies of all instruments evidencing, governing, securing or otherwise relating to the payment of any loans secured by the Assets, or any portions thereof, or related thereto; and
     (e) True, correct, complete and legible copies of any and all environmental studies or impact reports, if and to the extent existing, relating to the Assets, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether the Property is or has been contaminated by Hazardous Materials and whether the Property is in compliance with the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973).
     4.2 Title Commitment & Title Policy. Within thirty (30) days following the Effective Date, Purchaser shall, at its sole cost and expense, cause to be prepared and delivered to itself (with a copy to Seller), together with full and complete copies of all “exception” documents and instruments referenced therein, a commitment (the “Title Commitment”) for a leasehold owner’s policy of title insurance issued by the Settlement Agent, as Title Company, in the name the Purchaser as “Proposed Insured” with an effective date following the Effective Date of this Agreement, and which shall reflect the state of title to the Land and Facilities and which shall require the issuance, also at Purchaser’s sole cost and expense, of the Title Policy (as defined hereinbelow) to the Purchaser at Settlement, subject to no requirements not acceptable to Purchaser other than as provided for by the terms and conditions of this Agreement or as may be otherwise approved by Purchaser in its discretion. As used in this Agreement, “Title Policy” shall mean shall mean one or more — as Purchaser shall reasonably require at Settlement — leasehold owner’s title insurance policies (ALTA Form 2006), dated as of the Settlement Date, in a face amount equal to the Purchase Price, or allocated Purchase Price sums should Purchaser separate the Facilities under amendments to the Franchise Agreement with the lessor thereunder (or under one or more new franchise agreements), which will insure Purchaser’s (a) leasehold estate to and in the Land, (b) fee title in the Facilities (subject to the terms and conditions of the Franchise), together with all associated Fixtures, and (c) rights of possession pursuant to any easements or other rights and agreements benefiting the Land, to be vested in the Purchaser, but only to the extent provided for in the Franchise Agreement, upon recording of the applicable assignments and deeds subject to no standard or special exceptions other than (i) those matters affecting title thereto as approved in writing by Purchaser during the Review Period with it being agreed that Seller shall, subject to Purchaser’s obligation to provide the Survey should it desire to seek removal of the obligations, cause the removal and deletion prior to Settlement of all “standard exceptions”, (ii) the lien of real property taxes only for the year in which Settlement occurs and subsequent years with the year of Settlement to be prorated at Settlement, and (iii) those specific matters, if any, reflected upon the Survey (as hereinbelow defined) to the extent approved by Purchaser in writing during the Review Period (herein, those items identified in (i), (ii) and (iii) above are, collectively, referred to as the “Permitted Exceptions”). The Title Policy shall also contain such endorsements as Purchaser may reasonably request (including without limitation, access, address, comprehensive, contiguity (if appropriate), legal lot, single tax parcel (if appropriate), survey, utility availability, and zoning endorsements.
     4.3 Survey. Purchaser may, at its cost and expense but without any obligation (except if Purchaser desires removal of the survey “standard” exception form the Title Policy), within forty-five (45) days immediately following the Effective Date of this Agreement, cause a current “as-built” ALTA/ACSM survey, certified to the most current ALTA/ACSM requirements in effect as of the Effective Date, (the “Survey”) prepared by an engineer or surveyor licensed in the Commonwealth of Virginia in which the Land and Facilities are located reasonably acceptable to Purchaser and which shall, in addition to such other matters as Purchaser and/or its lender(s) may reasonably request or require: (a) include a narrative legal description of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acre, gross square feet and net square feet (to the nearest one-thousandth of said respective measurement); (b) accurately show the location on the Land of all improvements, including the Buildings and Facilities (dimensions thereof at the ground surface level and the distance therefrom to the facing exterior property lines of the Land), building and set-back lines, parking spaces (including number of spaces), fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) location of appurtenant easements, and encroachments, if any, upon adjoining property, or from adjoining property, upon the Land; (d) a key explaining abbreviations; (e) state the zoning classification of the Land; (f) be certified in form and substance as of the date of the Survey acceptable to and addressed to the Purchaser, the Title Company, and each third-party lender designated by Purchaser; (g) legibly identify any and all recorded matters shown on said survey by appropriate volume and page recording references with dates of recording noted; (h) show the location and names of all adjoining streets and the distance to the nearest streets intersecting the streets that adjoin the Land; (i) be satisfactory to the Title Company so as to permit it to amend the standard exception for area and boundaries in the Title Policy; and (j) include a written Surveyor’s Certificate in a form reasonably acceptable to Purchaser, the Title Company and Purchaser’s lender(s).
     4.4 Purchaser’s General Inspection Rights. In addition to those rights and privileges provided for elsewhere in this Article IV, Purchaser, personally or through agents, employees or contractors, may go upon the Land and into the Facilities at any reasonable time prior to Settlement, including during the Review Period, to make boundary line or topographical surveys and to conduct such investigations and analyses of all aspects of the Land as Purchaser deems desirable pursuant to this Section 4.3. Purchaser’s inspections may include, but are not limited to, (a) the availability and location of necessary utilities, (b) soil conditions, (c) site utilization and coverage, (d) the availability of access to public roads, (e) the availability of curb cuts and building permits, (f) the present zoning of the Land and Facilities, (g) the suitability of soil conditions on the Land so that unusual or costly construction techniques shall not be required to use the Facilities and/or to further develop the Land or expand the Facilities as and if may be contemplated by Purchaser, (h) the determination that the existing exceptions as identified by the Title Commitment will not materially hinder, delay or interfere with Purchaser’s use of the Facilities and Land and/or the development of the Land or expansion of the Facilities as may be contemplated by Purchaser, and (i) the determination of the acreage and square footage of the Land. Purchaser shall pay all costs incurred in making its surveys, tests, analyses and investigations under this Sections 4.4 and Sections 4.3 and 4.5, Purchaser shall repair any damage to any Assets caused by such surveys or tests, and Purchaser shall indemnify, defend and hold Seller harmless from any liens or claims for the cost of any such surveys, tests, analyses and investigations, and any claims with respect to personal injury, death or damage to personal property arising out of any such surveys, tests, analyses and investigations. Purchaser’s indemnity of Seller hereunder shall survive the rescission, cancellation, termination or consummation of this Agreement for a period of one (1) year. Without limiting the foregoing in any manner, Purchaser may, at its expense, have the basic structures, as well as all electrical, mechanical, heating, air conditioning, and plumbing systems, of the Facilities and all associated Fixtures, and all items of tangible personal property included in the Facilities, including all Equipment, inspected by qualified technicians of its selection (who may be employees of Purchaser) and shall have received inspection reports that are satisfactory to Purchaser with respect to the design, use, fitness, safety and condition and are in conformity to the terms and conditions of the Franchise, the Company Leases and to all laws, ordinances, rules and regulations governing the operations of any of the foregoing.
     4.5 Environmental Inspection. The Parties further acknowledge that, without limiting the scope of due diligence review which Purchaser may elect or intends to undertake with respect to the Assets, Purchaser intends to conduct, and Seller shall allow access to the Land, the Facilities and other applicable Assets for, one or more environmental assessments of the Land and Facilities, including, without limitation, an environmental site assessment thereof prepared by an environmental consultant selected by Purchaser which conforms to the American Society for Testing and Materials Phase I environmental study standards and a survey of asbestos-containing materials with respect to the Facilities and associated Fixtures comprising the Facilities. The final environmental assessments as Purchaser may elect to undertake shall be addressed to Purchaser and be dated, by updated if necessary given the Outside Settlement Date contemplated by this Agreement, not earlier than sixty (60) days prior to the Settlement Date, but to be commenced promptly following the Effective Date of this Agreement. The Purchaser shall immediately notify the Seller if Purchaser learns that the Assets are contaminated with Hazardous Materials (as hereinbelow defined) or otherwise fail to comply with all Hazardous Materials Laws (as hereinbelow defined) relating to environmental matters. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law. The term “Hazardous Materials Law” shall mean any local, state or federal law relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

     4.6 Purchaser’s Review Period.
     (a) Review Period. Subject to extension as contemplated below by Section 4.5(b), during that period of time commencing as of that date upon which Purchaser receives delivery of all of the Seller’s deliverables required under Section 4.1 above and ending at 5:00 p.m. CT sixty (60) days thereafter (the, “Review Period”), Purchaser shall be entitled to review the Franchise, the Facilities and other tangible Assets, the Company Leases, the Title Commitment, the Survey, those environmental reports supplied to Purchaser pursuant to Section 4.4 above, and all Due Diligence Materials delivered by Seller to Purchaser or otherwise undertaken by Purchaser pursuant to the provisions of this Article IV.
     (b) Purchaser Objections; Seller’s Right to Cure. With respect to the Title Commitment and Survey and provided that the Title Commitment and Survey are timely delivered to Purchaser, the Parties agree that on or before fifteen (15) days following the receipt of the last of the Title Commitment (and all exception documents) and the Survey, Purchaser shall notify Seller of any objections to the title to the Land and Facilities that would materially interfere with the conveyance in the form specified herein to Purchaser or which would, in the reasonable opinion of Purchaser, materially interfere with or prevent Post-Settlement continued operations of the Assets as such were operated by Seller immediately prior to the Effective Date hereof. Failure to timely notify Seller of such objections shall be deemed an approval of such matter(s) not objected to as pertaining to title to the Land and Facilities disclosed by the Title Commitment or the Survey, and such matter(s) not objected to by Purchaser shall become a Permitted Exception. Otherwise, as pertains to the Purchaser’s remaining due diligence assessments undertaken during the Review Period, within forty-eight (48) hours after the expiration of the Review Period, the Purchaser shall notify the Seller of any other matters identified by Purchaser in regards to the evaluations undertaken by or on its behalf under this Article 4.0 (and each of its Sections) and that, as ascertained by Purchaser by means of such due diligence, constitute a defect or objection in the Assets, or any portions thereof, in Purchaser’s reasonable opinion, including, but not limited to, any reasonably observable defects or objections identified by Purchaser with respect to structural or physical condition matters (beyond normal wear and tear), the Facilities’ compliance with applicable zoning, codes and regulations, or any contamination with Hazardous Materials. Upon receipt of said notice, Seller shall act diligently to cure to Purchaser’s reasonable satisfaction all of said defects and objections, including all objections arising from the title examination and survey, and shall cure all objections and defects within its reasonable control. If Seller cures said defects on or before the Outside Settlement Date, then the Parties shall proceed to Settlement; provided, however, that nothing in this Article 4.0 shall be deemed to supersede, modify or amend the Purchaser’s or the Seller’s subsequent respective and remedies under this Agreement, including those rights to terminate this Agreement, in the event that either Party’s other conditions precedent or contingencies to Settlement under this Agreement, including those benefiting each such Party under Article 7.0, are not satisfied. If Seller is unable or unwilling to cure all such objections or defects for reasons beyond Seller’s reasonable control by the Outside Settlement Date, or if the City of Manassas (or any other required or appropriate federal, state or local governmental agency, body or authority), fails to approve an assignment of the Franchise (or to issue a new franchise) to Purchaser, then either Party may thereafter terminate this Agreement upon written notice to the other and the Settlement Agent, whereupon the Deposit shall be returned to Purchaser and the Parties relieved of all further liability hereunder except as to matters which expressly survive termination hereof.

Upon such termination, the term of the Company Leases shall be revised so that the expiration thereof shall occur seven (7) years from the date of the Closing under the Stock Purchase Agreement and Company shall have the right to sublet the premises and/or equipment leased under each such Company Lease subject to the approval of the sublessee by Seller, not to be unreasonably withheld, conditioned or delayed. If Seller’s failure to cure any Purchaser identified objections and defects arose from matters which were beyond the reasonable control of Seller, then the Company Leases as so amended shall remain in full force and effect. If Seller fails to cure a defect within his control by the Outside Settlement Date or sixty (60) days after receiving notice thereof, whichever is later, then Purchaser may serve notice upon Seller of Purchaser’s termination of the Company Leases as of a date not less than thirty (30) days from the date of such notice.
     (c) Survival. The provisions of this Section 4.6 shall survive any termination of this Agreement.
5.0 REPRESENTATION AND WARRANTIES
     5.1 Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to purchase the Assets, Seller hereby makes the following representations and warranties, each of which is deemed material and shall be continuing and shall survive Settlement:
     (a) Seller Authority. Seller is a limited liability company, duly formed and in good standing and qualified under the laws of the Commonwealth of Virginia. Subject to approval by the City (and the Airport Board, as the case may be) as required by the Franchise, Seller has the full right, power, and authority to sell, convey, and transfer the Facilities to Purchaser as provided herein, to assign the Franchise to Purchaser and to carry out Seller’s obligations set forth hereunder. The persons executing this Agreement have the full right, power, and authority to execute this Agreement on behalf of Seller and have the right, power and authority to bind Seller.
     (b) Seller’s Title. Seller is the sole legal and beneficial owner of the leasehold interests under the Franchise (a full, complete and correct copy of which, without further modification or amendments, being attached to this Agreement as Exhibit “A”), the Landlord under the Company Leases (full, complete and correct copies of which, without further modification or amendments, being attached to this Agreement as Exhibit “C”) and the fee owner of the Facilities and other Assets; and neither Seller (except as to existing loans from Fauquier Bank) nor, to Seller’s knowledge, the City, has made any prior assignment of any kind whatsoever of their respective interests, as applicable, in the Franchise, the Lease, the Facilities or any of the other Assets. The title to be conveyed to Purchaser hereunder as of the Settlement Date will be good, insurable, marketable and indefeasible franchise, leasehold or, as applicable, fee simple title and, as applicable, record title, subject only to the Permitted Exceptions.
     (c) Third Party Consents. Except for approval by the City (and the Airport Board, as the case may be) as required by the Franchise, Seller does not need any third party or court approval to assign the Franchise to Purchaser, to sell the Facilities and other Assets to Purchaser or, if third party or court approvals are required to assign the Franchise to Purchaser or to sell the

Facilities to Purchaser, Purchaser, with Seller’s cooperation, shall be responsible for procuring all such approvals in a form and content acceptable to Purchaser in Purchaser’s discretion prior to the Settlement Date or, as applicable, Outside Settlement Date at Seller’s sole cost and expense and shall commence the process of obtaining said approval as promptly as reasonably possible following the Effective Date hereof.
     (d) Environmental Matters. To Seller’s actual knowledge, there are no Hazardous Materials or above ground or underground storage tanks within the surface or subsurface of the Land (with the exception of the Fuel Tank located at the Fuel Farm) within the meaning of any Hazardous Material Law; nor has Seller or, to the knowledge of Seller, the City as Lessor under the Franchise, caused any Hazardous Material(s) to be disposed of, stored, treated or used on or within the surface or subsurface of the Land; nor has Seller or, to Seller’s knowledge, the City as Lessor under the Franchise, caused any prohibited discharge of sewage, industrial or other waste on the Land or in the drainage, storm or sewer system serving the Land;
     (e) Litigation Matters. There is no litigation, administrative or other proceeding, order or judgment pending or outstanding or threatened against or relating to the Franchise or any of the Assets, or any portions thereof, including any portion of the Land or the Facilities; and no claims are pending against Seller for which, if Seller were to be found liable or responsible, such liability or obligation would have a detrimental impact upon Seller’s ability to perform and close under this Agreement.
     (f) Compliance with Laws. To Seller’s actual knowledge, neither the Seller nor any of the Assets are in violation of, and each has complied in all material respects with, and has not received any notice of any possible violation of or non-compliance with or change in or amendment to, any and all applicable licenses, permits, zoning or other ordinances (including development, land use and otherwise), and statutes, codes or regulations of any governmental agency or similar body, in respect to the ownership, use, maintenance, condition and operation of all or any part of the Assets, including the Facilities. Further, without intending to limit or limiting the foregoing, all zoning and other applicable certificates, permits and licenses necessary to permit the use, occupancy and operation of the Facilities have been obtained; and Seller has not received any notice nor does it have any knowledge of any violation with respect to any one or more of the Facilities of any law, rule, regulation, order or decree of any governmental authority having jurisdiction which would have a material adverse effect on the Facilities or the use or occupancy thereof, except for violations which have been cured and notices or citations which have been withdrawn or set aside by the issuing agency or by a final order of a court of competent jurisdiction; and none of the Facilities rely upon, and are not relied upon, any building or improvement not part of the Assets to be conveyed unto Seller under the terms and conditions of this Agreement to fulfill any zoning, building code or other governmental or municipal requirement for structural support or the furnishing of any essential building systems.
     (g) No Tenancies. There shall be no leases, tenancies, subleases, subtenancies or licenses for all or any part of the Facilities, the Buildings or Land in effect on the Settlement Date, nor shall any person have any rights to the purchase, use or possession of any part of the Facilities on the Settlement Date except for the Company Leases identified by Exhibit “C”, and which Company Leases shall be assigned to the Purchaser at Settlement.

     (h) No Other Agreements. With the exception of the Franchise, the Company Leases and the Business Agreements, there are no management, maintenance, equipment, supply, concession, construction, brokerage, security or service obligations or contracts or any other instruments, agreement or obligations affecting all or any part of the Land, the Facilities or any other of the Assets which will be binding upon Purchaser or any of the Assets after Settlement, and there are no leasing or other commissions which would be due and owing from Purchaser after Settlement in connection with the Facilities under the Company Leases or any other Business Agreements.
     (i) Condemnation Proceedings. To Seller’s actual knowledge, there are no condemnation or eminent domain proceedings pending against all or any part of the Assets, and neither Seller nor anyone on its behalf, has discussed or made any commitment in respect of, or has received any notice, oral or written, of the desire of any governmental or public authority, agency, entity or otherwise with the exception of Purchaser in respect of, the taking or use of all or any part of the Assets, including the Facilities, whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes.
     (j) Compliance with Agreements; No Defaults. To Seller’s actual knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Seller is a party or by which all or any part of the Facilities or any of the other Assets are bound, (ii) violate any restriction, requirement, covenant or condition to which Seller is subject or by which all or any part of the Facilities or other Assets are bound, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order, or (iv) except for the approval of the City of Manassas and its Airport Commission, require the consent or approval of any third party. Further, and without limiting the foregoing:
          (i) neither Seller nor any other party to the Franchise, the Company Leases, or any other agreements or instrument as may be assigned by Seller and accepted and assumed by Purchaser as of the Settlement Date is in default under any provision of such agreement, and no event has occurred which, with the passage of time or the giving of notice, or both, in accordance with the terms and conditions of such agreement(s), would constitute a default by Seller or any other party or parties to such agreement or instruments; and
          (ii) Seller has performed as of the Effective Date, and at Settlement shall have still then fully performed, all covenants and obligations (including, without limitation, franchise fee, rental and repair and maintenance obligations) under the Franchise, the Company Leases, the Business Agreements and all other agreements as may be assigned to and assumed by Purchaser as have accrued as of and are required to be performed as of such date.
     (k) Other Contracts to Convey Facilities. Seller has not committed nor obligated itself in any manner whatsoever to sell the Assets, including the Facilities, or any portions thereof, to any party other than Purchaser, and any contract or agreement (verbal or written) to sell any of the Assets, including the Facilities, to any party other than Purchaser has been lawfully terminated or has expired in accordance with its terms and has not been otherwise extended by the actions or omissions of Seller.

     (l) Third Party Claims. To Seller’s actual knowledge, there are no threatened claims by third parties against the Assets, including the Facilities, or any portion thereof.
     (m) Bankruptcy of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets (including, without limitation, any portion of the Assets), suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets (including, without limitation, any portion of the Assets), admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.
     (n) Encumbrances; Liens & Payment of Fees. Neither the Land nor any of the Facilities are subject to any (a) use or occupancy restrictions, except those imposed by the Franchise, Manassas Airport regulations, and applicable zoning laws and regulations (but the said zoning laws and regulations allow the use of the Land and Facilities for the conduct of the business as such exists as of the Effective Date hereof); (b) special taxes or assessments, except those generally applicable to other properties in the taxing district in which the Facilities are located; or (c) any liens (including liens for real estate taxes, water and sewer rentals, and other state, county, city or similar municipal charges), easements, leases, encumbrances or other restrictions, which are not Permitted Exceptions. Seller has paid all fees and charges owing in connection with its ownership, use and development of the Land, Facilities and other Assets to be conveyed in accordance with the terms of this Agreement.
     (o) Cooperation. Seller shall cooperate with Purchaser in obtaining the transfer or issuance (effective not earlier than the Settlement Date), as the case may be, to Purchaser, of the Franchise, all permits, approvals and licenses necessary for the assignment of the (or issuance of a new) Franchise to Purchaser and, as applicable, the ownership, occupancy and use of the Assets, including the Facilities, by Purchaser.
     (p) Insurability Notices. No notice has been received from any insurance company that has issued a policy with respect to any portion of the Facilities or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work and as of the Settlement no such notice will have been received which shall not have been cured; and no notice has been received by Seller from any issuing insurance company that any of such policies will not be renewed, or will be renewed only at a higher premium rate than is presently payable therefor.
     (q) Utility Availability. The existing water, sewer, gas and electricity lines, storm sewer and other utility systems serving each of the Facilities have been installed, have been paid for (including applicable connection, impact and/or similar such charges and assessments) on the Land and are adequate to serve the utility needs of each of the Facilities, and all utilities required for the operation of the Facilities enter the Land through adjoining public streets or through adjoining public land or private land in accordance with valid public or private easements that will inure to the benefit of Purchaser; and all approvals, licenses and permits required for said utilities have been obtained and are, and will be as of the Settlement, in force and effect.

     5.2 Purchaser’s Representation and Warranties. To induce Seller to enter into this Agreement and to sell the Assets, Purchaser hereby makes the following representations and warranties, each of which is deemed material and shall be continuing and shall survive Settlement:
     (a) Purchaser’s Authority. Seller is a corporation, duly formed and in good standing and qualified under the laws of state of Delaware. Purchaser has the full right, power and authority to purchase the Facilities from Seller as provided in this Agreement and to carry out Purchaser’s obligations under this Agreement, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out Purchaser’s obligations hereunder has been taken. The individuals executing this Agreement on behalf of Purchaser have the legal power, right, and actual authority to bind Purchaser to the terms and conditions of this Agreement.
     (b) No Defaults. To Purchaser’s actual knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Purchaser is a party, (ii) violate any restriction, requirement, covenant or condition to which Purchaser is subject, (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order, or (iv) require the consent or approval of any third party.
     (c) Bankruptcy of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of Settlement, extension or composition to its creditors generally.
     5.3 Survival of Representations and Warranties. The representations and warranties set forth in this Section 5 are made as of the date of this Agreement and are remade as of the date of Settlement and shall not be deemed to merge into or waived by any conveyance instruments or other Settlement documents, but shall survive Settlement for a period of one (1) year following Settlement.
6.0 SELLER’S COVENANTS
     6.1 Rights and Interest. Seller shall not encumber, transfer, grant, or agree to grant, any rights or interests with respect to the Facilities, which are inconsistent with the rights of Purchaser pursuant to this Agreement.
     6.2 Ongoing Operations and Affirmative Covenants. During pendency of this Agreement and through Settlement, Seller agrees that it will:
     (a) in accordance with Seller’s normal practices and procedures and at all times in compliance with the terms and conditions of the Franchise, the Company Leases, continue to operate, maintain, repair and use the Assets in the ordinary course of business as Seller has done so immediately prior to the establishment of the Effective Date of this Agreement;
     (b) maintain in full force fire and extended coverage insurance upon the Land and Facilities and public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Land and each of the Facilities in at least such amounts as are maintained by Seller on the Effective Date.
     (c) at its sole cost and expense continue to maintain the Land, Facilities and other Assets, including, as applicable, in accordance with the terms and conditions of the Franchise and the Company Leases; and
     (d) cooperate with Purchaser in providing Purchaser will all data and information reasonably requested by Purchaser and available to Seller concerning the Assets, including, without limitation, the items required under Article 4.0 of this Agreement and other information regarding, as applicable, the use, occupancy and operations of the Assets.
     (e) comply with all significant legal requirements applicable to the Assets, and each of them.
     (f) cooperate in furnishing to any proposed lender of Purchaser is connection with Purchaser’s proposed financing of any or all portions of the Purchase Price payable under this Agreement, all information and in executing any documents that do not materially adversely affect the Seller or create any additional liability or obligations on the part of Seller and agrees to consent to the assignment by Purchaser of any of its rights under this Agreement to any party which enters into any financing transaction with the Purchaser.
     6.3 Negative Covenants. From and after the Effective Date of this Agreement through the Settlement Date, Seller covenants and agrees that it, its agents, employees, directors, members, and directors or managers of such members, shall:
     (a) not undertake or allow to be taken any action with respect to the Assets, or any portion thereof, which would provide for allow any of the Assets, including the Facilities, to deviate from their present order and condition;
     (b) not enter into, amend, terminate, waive any default under, grant concessions regarding or take any action which could result in the revocation or invalidation, in part or in whole, of the Franchise, the Company Leases (or any one or more of the same), or any contract or agreement that will pertain to or be an obligation affecting the Assets or binding on Purchaser after Settlement (including without limitation, any Business Agreement, any Permit or any Warranty) without Purchaser’s prior written consent, which consent shall not be unreasonably withheld;
     (c) not to make or commit to make any capital expenditure, capital addition or capital improvement related to the Land or any of the Facilities that exceeds Ten Thousand and NO/100 Dollars ($10,000.00) without prior written approval of Purchaser, which approval shall not be unreasonably withheld;

     (d) not consent to the placement by others of any easements, covenants, restrictions or encumbrances in respect of all or any part of the Facilities or otherwise affect the state of title to such Facilities without obtaining Purchaser’s prior written consent;
     (e) not cause or permit any action to be taken which would cause any of the representations or warranties set forth in Section 5.1 hereof to be untrue in any material respect at any time; and
     (f) not enter into any other contracts or negotiations for the sale, lease, other transfer, modification or encumbrance of any of the Assets identified by this Agreement, including, without limitation, the Land or any of the Facilities, with any person or party other than Seller while this Agreement is pending, and Seller agrees to notify Purchaser in writing within one (1) Business Day of any offer received by, delivered to or communicated to Seller or any of its members, agents or employees or other representatives for the purchase, sale, financing, acquisition or other disposition of the Assets covered by this Agreement or any interest in Seller.
7.0 SETTLEMENT AGENT; PRORATIONS; COSTS; DELIVERIES IN ESCROW; CONDITIONS TO SETTLEMENT
     7.1 Settlement Agent. The transaction contemplated by this Agreement shall be consummated and proceed to Settlement through the offices of Escrow Agent, as the Settlement Agent and Title Company, on or before the Settlement Date, which shall act as the “Settlement Agent” for the parties. Funds shall be deposited by Purchaser with and held by Settlement Agent. Upon Settlement, title and, subject to the Company Leases, immediate possession to the Facilities and other Assets shall pass from Seller to Purchaser and the Settlement Agent shall deliver the Purchase Price to Seller in accordance with the written instructions provided to the Settlement Agent by Purchaser and/or Seller. This Agreement shall serve as the exclusive instructions to the Settlement Agent, and supplemental escrow instructions prepared by Purchaser and Seller, as the case may be, shall supplement this Agreement. In the event of a conflict between the terms of the Agreement and the terms of any supplemental escrow instructions, the terms of this Agreement shall control.
     7.2 Prorations. Rents, franchise fees, water and sewer charges, utilities, insurance and interest on existing encumbrances taken subject to, if any, and operating charges are to be adjusted to the date of Settlement. Taxes, general and special, are to be adjusted according to the certificate of tax issued by the collector of taxes, except that assessments or notations thereof, for improvements completed prior to the date hereof, whether assessment therefore has been levied or not at the time of Settlement shall be paid by Seller. (collectively, the foregoing are identified as the “Prorations”). Notwithstanding anything set forth in this provision to the contrary, all such costs, expenses, charges, taxes, assessments or otherwise, including penalties and interests arising from Seller’s late payment of any sums or amounts due from it for periods prior to the Settlement Date, as pertaining to the Assets shall be the sole and absolute responsibility of Seller and paid by Seller at Closing. The provisions of this Section shall survive Settlement.
     7.3 Settlement Cost. Settlement costs shall be charged as follows: (i) all escrow and Settlement fees charged by the Settlement Agent shall be split evenly between Seller and Purchaser; (ii) the costs and fees of procuring the Title Commitment shall be paid by Purchaser;

(iii) the costs and premiums for the Title Policy and any special endorsements thereto shall be paid by Purchaser; (iv) the cost of preparing the Deed and the Grantor’s tax shall be paid by Seller; (v) all other recording costs and recording taxes shall be paid by Purchaser; and (vi) the Parties shall be responsible for their respective attorneys fees.
     7.4 Deliveries in Escrow to the Settlement Agent.
     (a) Seller’s Deliveries in Escrow. On or before the Settlement Date or an earlier date set for Settlement by the parties, Seller shall deliver in escrow to the Settlement Agent the following, each of which shall be in a form reasonably acceptable to Purchaser:
          (i) Deed(s). One or more Special Warranty Deeds duly executed and acknowledged by Seller conveying Building A and Building B, together with all other appurtenant and related Fixtures, to and in favor of the Purchaser or its nominee (the “Deeds”), which Deeds shall be subject to the Permitted Exceptions as applicable to each of the Facilities and applicable portions of the Land and shall be generally in a form conforming with the requirements of Virginia law and otherwise mutually and reasonably agreeable to the Parties; and
          (ii) Lease Assignment(s). One or more duly executed and acknowledged assignments of the Company Leases in recordable and otherwise mutually and reasonably acceptable form in favor of Purchaser or its nominee (the “Lease Assignment”); and
          (iii) Business Agreements Assignment(s). One or more duly executed and acknowledged assignments of the Business Agreement(s) in, if requested or required by Purchaser, recordable and otherwise mutually and reasonably acceptable form in favor of Purchaser or its nominee (individually or collectively, as applicable, the “Business Agreements Assignment”), and which Business Agreements Assignments shall also have been approved and executed by any third-party required to consent to the assignment of the applicable Business Agreement; and
          (iv) Bill of Sale. A duly executed and acknowledged bill of sale (the “Bill of Sale”) in commercially reasonable form conveying to Purchaser all Equipment, Supplies, Permits, Warranties and other personal property items being sold and transferred to Purchaser as part of the Assets under this Agreement as accepted by Purchaser and to include the Fuel Tank; and
          (v) Company Leases Estoppel Certificates. As to each of the Company Leases, an Estoppel Certificate executed and acknowledged by Seller, as landlord, dated not more than ten (10) days prior to Settlement and in a form reasonably acceptable to Purchaser but generally describing or attaching copies of all of the documents constituting each such lease, including all modifications, amendments or restatements thereto (if any), and, among such other matters as Purchaser may reasonably request, stating (subject to clarification and specificity in each document delivered for execution):
     (A) that the subject lease is, as of such date, valid and subsisting and in full force and effect, and has not been assigned, in part or in whole, by any party thereto;

     (B) the amount and purpose of any escrow or other deposits held by the landlord or its agent(s) under the lease;
     (C) the then-current rental and/or other regularly payable amounts, broken down in installments on an annual and monthly basis, payable thereunder;
     (D) an affirmative statement that all rents, fees and other amounts then currently due and payable thereunder have been paid in full; and
     (E) There are no outstanding notices of default of any kind or nature, no defaults of by either party exist under the agreement; and, to the best knowledge of the party executing the estoppel certificate, no event has occurred which, with the passage of time or the giving of notice, or both, in accordance with the terms and conditions of such agreement, would constitute a default by any party thereto; and.
          (vi) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller, which, if Seller fails to provide the necessary affidavit and/or documentation of exemption on the Settlement Date, Purchaser may proceed in accordance with the withholding provision in such act and applicable Virginia laws; and
          (vii) Delivery of Assets. Originals and (as to the Land and Facilities), subject to the existing leases, possession of all Assets as transferred unto Purchaser in accordance with this Agreement.
          (viii) Other Deliveries. Such other instruments as are reasonably required by Seller, Purchaser, the Settlement Agent, the Title Company insuring title to the leasehold estate or otherwise reasonably required to consummate the sale of the Assets in accordance with the terms of this Agreement.
     (b) Purchaser’s Deliveries in Escrow. On or before the Settlement Date or an earlier date set for Settlement by the parties, Purchaser shall deliver in escrow to the Settlement Agent the following:
          (i) Purchase Price. The Purchase Price in cash or other immediately available funds, plus or minus applicable prorations, together with the Note and the Seller’s Deed of Trust, shall be deposited by Purchaser with the Settlement Agent; and
          (ii) Other Deliveries. Such other instruments as are reasonably required by Seller, Purchaser, the Settlement Agent, the title company insuring title to the leasehold estate or otherwise required to consummate the purchase of the Facilities in accordance with the terms of this Agreement.
     (c) Additional Deliveries Into Escrow.

          (i) Each Party shall deliver to the Settlement Agent an executed Settlement Statement in the form mutually agreed upon by the Parties providing for the payment of Purchase Price and the allocations and prorations of Settlement expenses and costs as contemplated by this Agreement; and
          (ii) The Parties shall deliver to the Settlement Agent those documents reasonably necessary to evidence the transfer and assumption of the Franchise to the Purchaser (the Franchise Assignment), or for the issuance of one or more new franchises should such be required, including by way of example an assignment from the Seller and an approved ordinance from the City of Manassas and such other federal, state and local governmental agencies, bodies or authorities as may have to approve he foregoing; and
          (iii) Seller acknowledges agrees that an additional condition precedent to Purchaser’s obligations to proceed to Settlement under this Agreement shall be the delivery into escrow with Settlement Agent in a form reasonably acceptable to Purchaser of an estoppel certificate dated not more than ten (10) days prior to Settlement from the City of Manassas, as lessor under the Franchise, stating:
     (A) that the Franchise is, as of such date, valid and subsisting and in full force and effect, and has not been assigned, in part or in whole, by any party thereto;
     (B) the amount and purpose of any escrow or other deposits made by Seller and held by the City or its agent(s) under the Franchise;
     (C) the then-current rental, franchise fees and/or other regularly payable amounts, broken down in installments on an annual and monthly basis, payable by Seller under the Franchise;
     (D) an affirmative statement that all rents, franchise fees and other amounts then currently due and payable under the Franchise have been paid in full; and
     (E) there are no outstanding notices of default of any kind or nature, no defaults of the City exist under the Franchise; and, to the best knowledge of the City, no event has occurred which, with the passage of time or the giving of notice, or both, in accordance with the terms and conditions of such agreement, would constitute a default by the City, Seller or any other party or parties to the Franchise.
     7.5 Conditions Precedent to Purchaser’s Obligation to Proceed to Settlement. In addition to all other conditions set forth herein unless otherwise waived in writing, the obligation of Purchaser to consummate the transaction contemplated hereunder and to proceed to Settlement as of the Settlement Date shall be contingent and conditioned upon the full and final satisfaction of the following contingencies to Settlement (hereinafter collectively the “Purchaser’s Settlement Contingencies”):

     (a) Seller’s representations and warranties contained in Article 5.0 of this Agreement shall be true and correct as of the Settlement Date; and
     (b) Purchaser shall have received from the Title Company a marked Title Commitment or proforma Title Policy to insure the Leasehold Estate and the Facilities in a form reasonably acceptable to Purchaser with those endorsements reasonably required by Purchaser and subject only to the Permitted Exceptions as approved by Purchaser in accordance with the terms and conditions of Article 4.0 of this Agreement; and
     (c) on the Settlement Date, Seller shall have delivered to the Settlement Agent or shall have made arrangements for delivery of such releases or other instruments necessary to release of record and beneficially any and all existing mortgages, deeds of trust, financing statements, security documents or other encumbrances affecting all or any part of the Facilities; and
     (d) Seller shall have complied with and not be in material breach of any of its covenants, obligations, warranties, agreements or other undertakings to be delivered, performed, observed and complied with under this Agreement by Seller prior to or as of the Settlement, including, without limitation, delivery to Settlement Agent of all documents and instruments required of Seller under Section 7.4(a) and delivery of those additional documents to benefit Purchaser as contemplated by Section 7.4(c); and
     (e) Seller and Purchaser shall have received written consent from the City (and/or the Airport Board, and any other federal, state and local governmental agency, board or office, as the case may be) and all other third-party consents and approvals reasonably required by Purchaser in a form acceptable to Purchaser approving the assignment of the Franchise by Seller to Purchaser or providing for the issuance of one or more new franchise agreements covering the Land and Facilities and, to the extent required under the Franchise, approving the sale, transfer and/or assignment, as applicable, of the Facilities and other Assets by Seller to Purchaser; and
     (f) Purchaser shall have received all other certifications, consents, waivers, approvals, authorizations and determinations deemed reasonably necessary and appropriate by it from and by any other third-parties necessary to consummate and effect the purposes of the transactions contemplated herein; and
     (g) Purchaser shall have received binding commitments from one or more lenders upon terms and conditions acceptable to Purchaser in its sole discretion providing for the proposed secured financing of Purchaser’s acquisition of the Assets, including the Franchise and each of the Facilities, and such lenders are prepared to close and do close upon such financing with Purchaser as of or prior to the Settlement Date so that Purchaser has the funds necessary to pay to Seller the cash portions of the Purchase Price as contemplated by this Agreement; and
     (h) no material or substantial adverse change or condition shall have, in the reasonable opinion of Purchaser, occurred with respect to or been imposed or be proposed for imposition upon any of the Assets, and the Assets shall all be in compliance with all agreements and laws, ordinances, regulations, and rules pertaining thereto; and

     (i) neither Seller nor the Company shall be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it; and
     (j) Seller shall have cured all objections and defects within its control.
     7.6 Conditions Precedent to Seller’s Obligation to Proceed to Settlement. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transaction contemplated hereunder and to proceed to Settlement shall be contingent upon the full and final satisfaction of the following contingencies to Settlement (hereinafter collectively the “Seller’s Settlement Contingencies”):
     (a) Purchaser’s representations and warranties contained herein shall be true and correct as of the Settlement Date;
     (b) As of the Settlement Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made by Purchaser to the Settlement Agent shall have been tendered; and
     (c) All other conditions set forth in this Agreement as to Seller’s obligation to close shall have been satisfied or waived by the applicable date.
     7.7 Waiver of a Condition Precedent. If any material condition to a Party’s obligation to proceed to Settlement hereunder has not been satisfied as of the Outside Settlement Date, or such other applicable date as set forth in this Agreement, such Party may in its sole discretion, (i) notify the other Party and the Settlement Agent in writing of its intention to terminate this Agreement if such condition is not satisfied within ten (10) business days, and thereafter may terminate the Agreement, but only if such condition is not satisfied within such time period, and in such event, the Deposit shall be returned to Purchaser and the Parties shall be released from any further obligation hereunder, except for Purchaser’s restoration and indemnification obligations as set forth in Section 4.3 hereof, or (ii) elect to proceed to Settlement, notwithstanding the non-satisfaction of such condition, in which event such Party shall be deemed to have waived such condition precedent. Notwithstanding the foregoing provisions, if the non-satisfaction of such condition precedent was the result of a Party’s intentional action or intentional inaction, or the result of a Party’s failure to utilize commercially reasonable efforts to satisfy such condition precedent, then if such condition is not satisfied within ten (10) business day period specified above, such non-satisfaction shall constitute an event of default by such Party.
     7.8 Failure of Condition Precedent and Remedies. Notwithstanding any other term or provision contained in this Agreement, in the event the Parties, after reasonable and good faith attempt and of no fault of the Parties, are unable by the Outside Settlement Date to satisfy all conditions to Settlement or if any defect exists which Seller cannot cure and further provided that the Parties are not otherwise individually in default of their respective obligations under this

Agreement, this Agreement shall terminate, the Deposit, if any posted, shall be returned to the Purchaser, and the Parties hereto shall cause the Company to ratify and fully perform the Company Leases in existence between Company and Seller and as attached hereto as Exhibit “C”; provided, however, that the Company Leases so ratified shall have been amended to provide for a remaining term of seven (7) years from and after the Closing Date, as the term is defined by the Stock Purchase Agreement, and for Company’s right to sublet the leased premises subject to the approval of the sublessee by the Seller, not to be unreasonably withheld, conditioned or delayed.
8.0 DAMAGES ON DEFAULT
     8.1 Damages on Purchaser’s Default. Subject to the provisions of Section 7.8 above, Purchaser acknowledges that in the event the purchase and sale of the Facilities does not close as provided herein because of an uncured default of Purchaser, Seller should be entitled to compensation for the resulting detriment, and that the calculation of such damage would be extremely difficult and impracticable. Therefore, the Parties agree to liquidated damages as follows: if the purchase and sale of the Facilities does not close as provided herein because of an uncured default of Purchaser, and such default remains uncured for ten (10) business days after written notice from Seller to Purchaser, Seller shall be entitled to the liquidated damages in the amount of the Deposit, together with, provided the Purchaser is in uncured default under this Agreement, a requirement that the Company Leases shall continue with the modifications contemplated by the last sentence of Section 7.8 above. Both Parties acknowledge that such Deposit amount is presently a reasonable sum considering all of the circumstances existing on the effective date, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated, and the anticipation that proof of actual damages would be costly or inconvenient. By initialing this provision as indicated below, each Party specifically confirms the accuracy of the statement made above and the fact that each Party was represented by counsel who explained the consequence of the liquidated damages provision at the time this agreement was made.

Purchaser’s Initials: ______	Seller’s Initial: ______
     8.2 Defaults by Seller. Subject to the provisions of Section 7.8 above, in the event Settlement does not occur on or before the Outside Settlement Date due to an uncured breach of this Agreement by Seller, this Agreement shall not be terminated automatically, but only upon delivery to Settlement Agent and Seller of written notice of termination from Purchaser in the event Seller’s default is not cured within ten (10) days of the notice. If Purchaser chooses to terminate this Agreement after notice based on Seller’s default, the entirety of the Deposit shall be returned to Purchaser and, except as otherwise provided in this Agreement, neither party shall have any further liability or obligation to the other. In the alternative, to the extent that the default by Seller is for reasons other then City’s refusal to consent to the assignment of the Franchise or the sale of the Facilities, as the case may be, Purchaser shall be entitled to seek specific performance of this Agreement and all other damages to which it may be entitled; provided, however, Purchaser hereby expressly waives its right to seek consequential damages.
9.0 COMMISSION

     The Parties have not engaged, contracted with, dealt with or otherwise discussed this transaction with any broker, agent or finder. Purchaser and Seller each agree to indemnify and hold the other harmless (to include reasonable attorney fees and all costs) in the event a claim for commissions is made by a third party.
10.0 RISK OF LOSS; CASUALTY; CONDEMNATION
     The risk of loss or damage to all or any part of the Facilities by fire or other casualty until recordation of the assignments or deed(s) of conveyance shall be borne by Seller. In the event of (a) damage to the Facilities by insured casualty of five percent (5%) or more (on a square footage basis) of the Land prior to the Settlement Date or (b) any damage or loss to all or any part of the Facilities by an uninsured risk or condemnation, Purchaser, at its sole option, shall have the right to terminate this Agreement upon written notice to Seller given on or prior to the Settlement Date, in which event the full Deposit shall be returned to Purchaser, and neither Party shall have any further obligations or liabilities to the other. If, however, Purchaser shall elect to proceed to Settlement, the insurance proceeds and/or condemnation awards, as well as any unpaid claims or rights in Settlement, the insurance proceeds and/or condemnation awards, as well as any unpaid claims or rights in connection with such casualty or any condemnation shall, subject and subordinate to the terms and conditions of the Franchise and, as applicable, the Company Leases, be assigned to Purchaser at Settlement or, if paid to Seller prior to Settlement, shall be credited to Purchaser at Settlement against the Purchase Price. Purchaser shall have the right to participate in the negotiation and Settlement of any casualty or condemnation-related claim. Seller shall give Purchaser immediate written notice of the occurrence of such damage or receipt of notice of any proposed taking or condemnation together with either (i) Seller’s commitment to repair such damage prior to the Settlement Date or (ii) Seller’s statement that either the damage cannot be repaired by the Settlement Date or Seller has elected not to undertake such repair. If Seller elects to repair said damage, which election shall be made within fifteen (15) days following such casualty event, Seller shall promptly notice Purchaser in writing of such election, and Purchaser shall not have the right to terminate this Agreement as a result thereof. Seller shall repair said damage and settlement shall be postponed to permit said repair, not to exceed twelve (12) months from the date of such casualty event.
11.0 INDEMNIFICATION OF PURCHASER.
     11.1 Seller’s Indemnification. Seller agrees to defend, indemnify and hold Purchaser harmless from and against any damages, liabilities, losses and expenses (including reasonable legal and accounting fees) of any kind or nature whatsoever which may be sustained or suffered by Purchaser based upon a breach of any representation, warranty or covenant made by Seller in this Agreement or in any exhibit, certificate or schedule delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants, including, without limitation, unpaid bills, claims, costs and other liabilities of Seller not disclosed to Purchaser or existing in breach of Seller’s warranties or covenants hereunder; provided, however, that said indemnification obligation shall be treated as an indemnification obligation under the Stock Purchase Agreement and subject to the monetary and time limits set forth therein.
     11.2 Notification Requirements. Purchaser shall give prompt written notice to Seller of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of Purchaser is likely to give rise to an indemnification claim. Seller shall have the right to participate at its own expense in the defense of any such matter or its settlement, or if in the opinion of Purchaser its financial condition or business or the financial condition of the Facility would not be impaired thereby, Purchaser may authorize Seller if it so desires to take over the defense of such matter so long as such defense is expeditious. Failure to give notice of a matter which may give rise to an indemnification claim shall not affect the rights of Purchaser to collect such claim from Seller.
12.0 GENERAL PROVISIONS
     12.1 Assignment by Purchaser. Purchaser shall have the right to assign its rights, but not its obligations, under this Agreement to any entity controlling, controlled by or under common control with Purchaser. Any other assignment shall be subject to Seller’s consent, not to be unreasonably withheld, delayed, or conditioned.
     12.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which constitute one instrument.
     12.3 Captions and Headings. The captions and headings in this Agreement are for convenience only and shall not be considered in interpreting any provision of this Agreement.
     12.4 Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.
     12.5 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.
     12.6 Severability. Any provision of this Agreement which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate the other provisions hereof and such other provisions shall remain in full force and effect.
     12.7 Notices.
     (a) All notices, demands and requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered, when actually delivered by any type of delivery, including facsimile, to the address or addresses for the receiving Party designated below, provided such notice is addressed so that the address includes the name or identifying title, as designated below, of the individual who is to receive such notice. The addresses of the parties for notices are as follows:

IF TO PURCHASER:	Pinnacle Airlines corp.
1689 Nonconnah Boulevard
Memphis, Tennessee 38132
Attention Peter D. Hunt
Tel: (901) 348-4262
Fax: (901) 348-4103
E-mail: phunt@nwairlink.com

with a mandatory copies to:
Sam Chafetz
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, Tennessee 38103
Telephone: (901) 577-2148
Fax: (901) 577-0854
E-mail: schafetz@bakerdonelson.com

And	John F. Rogers, Jr.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
211 Commerce Street, Suite 1000
Nashville, Tennessee 37201
Telephone: (615) 726-7365
Fax: (615) 744-7365
E-mail: jrogers@bakerdonelson.com

IF TO SELLER:
MJ Colgan Associates, LLC
c/o Michael J. Colgan, Manager
5418 Ancestry Ct.
Gainesville, VA. 20155
Telephone: (703) 754-8715
Fax: (484) 331-3116
E-mail: mikecolgan@colganair.com

with a mandatory copy to:
Vanderpool, Frostick & Nishanian, P.C.
9200 Church Street, Suite 400
Manassas, Virginia 20110
Attention: Michael R. Vanderpool, Esq.
Telephone: (703) 369-4738
Fax: (703) 369-3653
E-mail: mvanderpool@vfnlaw.com
     12.8 Attorney’s Fees. If a Party commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing Party in such action shall have the right to recover reasonable attorney’s fees and costs from the other Party to be fixed by the court or other presiding body in same action.
     12.9 Binding Effect. This Agreement shall not be binding upon either Party until both Parties have executed it as provided herein. This Agreement, once fully executed, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

     12.10 Time. Time is of the essence of this Agreement.
     12.11 Exhibits. All exhibits and schedules attached hereto and referred to in this Agreement are hereby incorporated by this reference as though they were fully set forth herein.
     12.12 Entire Agreement; Assignment. This Agreement between Seller and Purchaser represents the entire Agreement between the Parties hereto with respect to the Facilities and supersedes all other Agreements respecting the same. This Agreement shall not be assigned or modified by either Party except in writing signed by both Purchaser and Seller; provided, however, Purchaser may at any time prior to or on the Settlement Date assign this Agreement and its rights and obligations hereunder, in part or in whole, to any affiliate or other nominee of Purchaser without the prior written consent of Seller.
     12.13 Waiver of Jury Trial. To the extent permitted by applicable law, the Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, or the transaction contemplated hereby.
     12.14 Business Days; Holiday. The term “business day” as used in this Agreement shall mean calendar days other than Saturdays, Sundays and legal holidays as generally recognized by the financial institutions community. In the event that any date by which a notice must be given or action taken pursuant to this Agreement falls on a Saturday, Sunday or legal holiday, then the date by which notice must be given or action taken is extended to 5:00 p.m. on the next business day following such Saturday, Sunday or holiday.
     12.15 1031 Exchange: Seller may desire to exchange through an intermediary the Facilities referenced in this Agreement for other property of like kind qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Seller expressly reserves the right to assign its rights but not its obligations hereunder to a qualifying intermediary before the Settlement Date. Purchaser consents to cooperate in such assignment and exchange provided Seller pays any and all additional costs both Seller and Purchaser may incur as a result of such exchange.
     12.16 Provisions Pertaining to Escrow Agent. The undersigned Lawyers Title Insurance Corporation, solely in its capacity hereunder as Escrow Agent under Section 1.3 above, has executed this Agreement in order to confirm that Escrow Agent has received the Deposit from or on behalf of Purchaser in the amount as contemplated by said Section 1.3 and will promptly deposit the Deposit in accordance with the provisions hereof. It is agreed by Purchaser, Seller and Escrow Agent that Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Deposit, or, in the absence of such written authorization, a final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Deposit in a court of competent jurisdiction pending such determination. Unless Escrow Agent is determined by such court to have acted in other than good faith for withholding the Deposit sums, Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder. It is agreed that the duties of Escrow Agent as herein specifically provided are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, and so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. Notwithstanding the foregoing, nothing in this Section 12.16 shall be deemed to constitute a release of Escrow Agent/Settlement Agent as pertains to the covenants and obligations under any Title Commitment or Title Policy which Escrow Agent/Settlement Agent may issue as title company for the transaction(s) contemplated by this Agreement.
     12.17 No Assumption of Liabilities. Notwithstanding any provision contained in this Agreement or in any Exhibit, Schedule or other document referred to in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale and purchase of assets and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise. Except as expressly provided in this Agreement, Purchaser shall not assume and shall not discharge or be liable for any debts, liabilities, or obligations of the Seller including, but not limited to, any liabilities or obligation of the Seller to its creditors, shareholders or owners with respect to any acts, events or transactions occurring prior to, on or after the Settlement, (c) liabilities or obligations of the Seller for any federal, state, county or local taxes applicable to or assessed against the Franchise, the Leases, the Facilities or any other assets of Seller prior to the Settlement, and (d) any contingent liabilities or obligations of the Seller, whether known or unknown by the Seller or Purchaser, at or before the Settlement. Except as otherwise provided in this Agreement, Purchaser shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of the Assets prior to the Settlement, including, but not limited to, any matters relating to cost reports, collections, audits, hearings, or legal action arising therefrom; and any amounts received by Purchaser relating thereto shall be promptly delivered to the Seller.
     12.18 Further Assurances. Each of the parties hereto shall, at any time and from time to time after the Settlement, execute and deliver, or cause to be executed and delivered to the Parties, such further consents, approvals, conveyances, assignments, and other documents and instruments as any Party shall reasonably request in order to carry out any and all of the terms and provisions of this Agreement.
     12.19 Offer and Acceptance. This Agreement constitutes an offer by the first party to execute this Agreement to sell or purchase the Assets on the terms and conditions and for the

Purchase Price stated herein. Unless sooner terminated or withdrawn by notice in writing to Purchaser following its execution of this Agreement by Seller, this offer shall automatically lapse and terminate at Noon on January 19, 2007, unless, prior to such time, Seller has returned to Purchaser two (2) fully executed and dated copies of this Agreement.
     12.20 Effective Date. As used herein, the term “Effective Date” shall mean that date upon which the last of Purchaser and Seller has executed and dated this Agreement as provided for below.
(Signature of the Parties is contained on separate pages immediately following. The remainder of this page is intentionally left blank)

     IN WITNESS WHEREOF, this Agreement has been executed as of the first written above.

PURCHASER: PINNACLE AIRLINES CORP.
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

Date: January 18, 2007

SELLER: M J COLGAN ASSOCIATES, LLC
By:	/s/ Mike J. Colgan
Mike J. Colgan,
Manager

Date: January 18, 2007
     The undersigned joins in this Agreement solely as Escrow Agent and to acknowledge and agree that it is in receipt of, as of the day and year set forth below, the full Deposit contemplated by Section 1.3 of the above Agreement in the amount of $150,000.00 and has deposited such amount in an interest bearing account as contemplated by the terms of the Agreement. The undersigned agrees to hold and disburse such funds in accordance with the terms and conditions of the Agreement as pertains thereto, but also otherwise subject to the provisions of Section 12.16 thereof.
LAWYERS TITLE INSURANCE CORPORATION

By:	Address:

Title:	Phone:

Facsimile:

Its:	Email:
Date: January ___, 2007